Exhibit 10.23

Execution version

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. [***] indicates that information has been redacted.

CREDIT AGREEMENT

dated as of August 27, 2026

among

NSCALE WARD COUNTY BORROWER SPV, LLC,
as the Borrower,

NSCALE WARD COUNTY, LLC,
as the Affiliate Guarantor,

THE LENDERS PARTY HERETO,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Administrative Agent,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent,

and

JPMORGAN CHASE BANK, N.A. and

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers, Joint Bookrunners and Co-Structuring Agents,

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK AG, NEW YORK BRANCH, MIZUHO BANK, LTD., MUFG BANK, LTD, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, and OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY

as Mandated Lead Arrangers

i

v

Exhibits and Schedules
Exhibit A-1	Form of Assignment and Acceptance
Exhibit A-2	Form of Affiliated Lender Assignment and Acceptance
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Delayed Draw Loan Note
Exhibit G-1	Form of Tax Certificate - (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	Form of Tax Certificate - (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of Tax Certificate - (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of Tax Certificate - (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Form of Collateral Agreement
Exhibit J	Form of Subordination Agreement
Exhibit K	Form of Solvency Certificate
Exhibit L	Form of Financial Model
Exhibit M	Commissioning Plan
Exhibit N	Form of Secured Party Designation Notice
Exhibit O	Form of Quarterly Operating Report
Schedule 1.01(a)	Replacement Customer Contract Criteria
Schedule 1.01(b)	Lender Fee Letters

Schedule 1.01(c)	Level 4 Functional Performance Test Criteria
Schedule 2.01	Commitments
Schedule 2.08	Tranche Scheduled Amortization
Schedule 3.04	Governmental Approvals
Schedule 3.05	Material Project Contracts
Schedule 3.07(a)	Loan Party Information
Schedule 5.02	Insurance Requirements
Schedule 9.04(e)	Procedures

CREDIT AGREEMENT dated as of August 27, 2026 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), by and among Nscale Ward County Borrower SPV, LLC, a Delaware limited liability company, as borrower (the “Borrower”), Nscale Ward County, LLC, a Delaware limited liability company, as affiliate guarantor (the “Affiliate Guarantor”), the LENDERS party hereto from time to time, U.S. Bank Trust Company, National Association, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”) and U.S. Bank Trust Company, National Association, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower is a wholly owned indirect Subsidiary of Parent;

WHEREAS, the Affiliate Guarantor is a wholly owned indirect Subsidiary of Parent and an Affiliate of the Borrower;

WHEREAS, the Borrower has requested that the Lenders provide Delayed Draw Loan Commitments in an aggregate amount not in excess of $1,850,000,000;

WHEREAS, the proceeds of the Delayed Draw Loans will be used for the purposes set forth in Section 3.11; and

WHEREAS, the Lenders are willing to extend such Loans to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I
Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acceptable Issuer” shall mean a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor’s or Fitch Ratings or A3 or higher by Moody’s or a comparable rating reasonably acceptable to the Administrative Agent.

“Acceptable Rating Agency” shall mean (a) Moody’s, Fitch, S&P or DBRS or (b) any other credit rating agency that is a nationally recognized statistical rating organization by the SEC and approved by the Required Lenders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Additional Warranty Coverage” shall mean an agreement for extended warranty support services in respect of the GPU Servers (including, for the avoidance of doubt, coverage of the costs of all parts and labor reasonably required to diagnose, repair or replace any covered GPU Server or component thereof, including the removal of defective parts and the installation of replacement parts) during the period from the Warranty Expiration Date (or the date the Borrower elects to obtain Additional Warranty Coverage pursuant to Section 2.20(i)(i)(y)) through the Term Maturity Date, on commercially reasonable terms and in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), with such approval not to be unreasonably withheld, conditioned or delayed.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative/Collateral Agent Fee Letter” shall mean that certain Administrative/Collateral Agent Fee Letter, dated as of the Closing Date, between the Borrower, the Administrative Agent and the Collateral Agent.

“Administrative Expenses” shall have the meaning assigned to such term in Section 2.20(b)(i).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Guarantor” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliated Lender” shall mean, at any time, any Lender that is the Parent or any other Affiliate of the Borrower other than any natural person.

“Affiliated Lender Assignment and Acceptance” shall have the meaning assigned to such term in Section 9.04(e)(v).

“Affiliated Lender Cap” shall have the meaning assigned to such term in Section 9.04(e)(iii).

“Agent Default Period” shall mean any time when the Administrative Agent has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Agent Parties” shall mean the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives.

“Agent-Related Persons” shall mean each Agent, together with its respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Amendment No. 5” shall mean that certain Amendment No. 5 to Partner Statement of Work #1 amending the Customer Contract, to be entered into by the Borrower and the Customer.

“Amortization Start Date” shall have the meaning assigned to such term in Section 2.08(a).

“Annual Expense” shall mean annually recurring expenses of the Borrower or its Subsidiaries relating to insurance premiums and property Taxes relating to, or arising in connection with, the Infrastructure.

“Annual Expense Reserve Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “Annual Expense Reserve Account” in writing by the Borrower to the Administrative Agent.

“Annual Expense Reserve Requirement” shall mean on any Payment Date to occur after the Closing Date, the Funded Annual Expense Reserve Amount shall be equal to or greater than the Minimum Annual Expense Reserve Amount applicable to such date.

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 7.03(a).

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction concerning or relating to the prevention or prohibition of bribery or corruption, including, without limitation, the FCPA, and any Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” shall mean all laws, rules and regulations of any jurisdiction relating to the prevention or prohibition of money laundering or terrorism financing, including, without limitation: the Bank Secrecy Act, 31 U.S.C. sections 5311 et seq.; the PATRIOT Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; and the Financial Crimes Enforcement Network, Department of the Treasury Regulations, 31 C.F.R. Chapter X.

“Applicable Margin” shall mean:

(a) With respect to any Floating Rate Delayed Draw Loans:

(i) for Term SOFR Loans, a percentage per annum equal to 2.375%; and

(ii) for Base Rate Loans, a percentage per annum equal to 1.375%.

(b) With respect to any Fixed Rate Delayed Draw Loans: the Fixed Rate Margin.

“Approved Fund” shall mean any Person (other than a natural person) that is a financial institution engaged in making, purchasing, holding, or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender. Without limitation of the foregoing, “Approved Fund” shall include the managed accounts of Goldman Sachs Asset Management, L.P. separately disclosed to the Borrower prior to the Closing Date.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A-1 or such other form as shall be approved by the Administrative Agent.

“Assumed Utilization” shall have the meaning assigned to such term in Section 5.25.

“Attorney Costs” shall mean and include all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Available Cash Accounts” shall mean the GPUCo Available Cash Account and the DCCo Available Cash Account.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payment of interest calculated with reference to such Benchmark, in each case, as of such date, and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.21.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as

amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” shall have the meaning set forth in the definition of “Cash Equivalents”.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject to a bankruptcy or insolvency proceeding or the occurrence of any other event in respect of such Person of the type described in any of Sections 7.01(h) or 7.01(i), or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required Lenders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, in respect of any Lender, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgements or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Event of Default” shall mean an Event of Default as defined in Sections 7.01(h) or 7.01(i).

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the sum of one-half of one percent (0.50%) per annum and the Federal Funds Effective Rate, (b) the Prime Rate on such day and (c) Term SOFR on such day for an Interest Period of three (3) months provided that, if such rate shall, at any time, be less than the Floor, such rate shall be deemed to be the Floor for all purposes herein). Any change in the Base Rate due to a change in the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Base Rate Loan” shall mean a Floating Rate Delayed Draw Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning assigned to such term in clause (b) of the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, further that any such Benchmark Replacement shall, unless otherwise determined by the Borrower in consultation with the Administrative Agent (acting at the direction of the Required Lenders), be made in a manner that is intended to comply with the terms of United States Treasury Regulations Section 1.1001-6 so as not to be treated as a “modification” (and therefore an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3; provided, further that any such Benchmark Replacement shall be administratively feasible to the Administrative Agent.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time; provided that the determination of any such Benchmark Replacement Adjustment shall, unless otherwise determined by the Borrower in consultation with the Administrative Agent, be made in a manner that is intended to comply with the terms of United States Treasury Regulations Section 1.1001-6 so as not to be treated as a “modification” (and therefore an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3; provided, further that any such Benchmark Replacement shall be administratively feasible for the Administrative Agent.

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the IOSCO Principles; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or in compliance with or aligned with the IOSCO Principles.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in the making, purchasing, holding, or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrower Party” shall mean the Borrower, the Affiliate Guarantor and each Pledgor.

“Borrower Person” shall have the meaning assigned to such term in Section 9.05(b).

“Borrowing” shall mean a group of Loans under any Facility and made on a single date to the Borrower.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“BTM Solution” shall mean a behind-the-meter power generation solution (including the [***] and the power generation facilities owned and operated by [***] in accordance therewith) that is sufficient, together with the existing contracted grid power for the Initial Tranche and Tranche 2, to satisfy the Borrower’s obligations in respect of each Tranche under the Customer Contract at 100% utilization and average PUE (as certified by the Technical Advisor) during the period commencing no later than the Delivery Deadline for Tranche 3 and not terminating prior to the Term Maturity Date.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York, United States or London, United Kingdom; provided that, when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” shall mean any day that is only a U.S. Government Securities Business Day.

“Business Interruption Insurances” means insurances and reinsurances against loss of income or revenue resulting from business interruption of the Customer Contract.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by any Loan Party during such period that, in conformity with GAAP, are required to be included as capital expenditures on the consolidated statement of cash flows of any Loan Party.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of any Person either existing on the Closing Date or created prior to any re-characterization described below (a) that were not included on the consolidated balance sheet of such Person as financing or capital lease obligations and (b) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement not be treated as financing or capital lease obligations, Capital Lease Obligations or Indebtedness.

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as financings or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement or compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP as of December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Equivalents” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within one hundred and eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A- (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) (each, a “Bank”);

(c) repurchase obligations with a term of not more than one hundred and eighty (180) days for underlying securities of the types described in clause (a) above entered into with a Bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) below;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s or (iii) have portfolio assets of at least $500,000,000; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount of not more than 1/2 of 1% of the total assets of the Borrower as of the end of the Borrower’s most recently completed fiscal year.

“Cash Shortfall Event” shall mean, with respect to a Payment Date, the failure of the Borrower to pay all amounts required to be prepaid as of such Payment Date pursuant to Section 2.08(a).

“Cash Trap Determination Date” shall have the meaning assigned thereto in the definition of “Cash Trap Event”.

“Cash Trap Event” shall mean the Historical DSCR is less than 1.10:1.00 as of any Payment Date (a “Cash Trap Determination Date”) which Cash Trap Event shall commence on such Cash Trap Determination Date and shall be continuing until the first subsequent Payment Date as of which the Historical DSCR is equal to or greater than 1.10:1.00.

“Cash Trap Prepayment Event” shall mean a Cash Trap Event which is continuing for a period of six (6) consecutive months from the relevant Cash Trap Determination Date.

“Casualty Event” shall mean any event that causes all or a material portion of any Infrastructure to be materially damaged, destroyed or rendered unfit for its intended use for any reason whatsoever.

“Change in Control” shall be deemed to occur if:

(a) at any time, (i) prior to an IPO, the Permitted Holders shall cease to directly or indirectly own, beneficially and of record, at least fifty point one percent (50.1%) of the voting power of the outstanding Equity Interests of the Parent or (ii) following an IPO, (x) the Permitted Holders shall cease to directly or indirectly own, beneficially and of record, at least thirty-five percent (35%) of the voting power of the outstanding Equity Interests of the Parent or (y) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Equity Interests of the Parent that exceeds that of the Permitted Holders; or

(b) at any time, the Parent shall cease to Control the Borrower.

For purposes of this definition, “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the first date on which each of the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with the terms thereof.

“Closing Payment and Fee Letters” shall mean (a) the Commitment Party Fee Letter, (b) the Administrative/Collateral Agent Fee Letter and (c) each closing payment and fee letter specified on Schedule 1.01(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Accounts” shall mean (a) the GPUCo Available Cash Account, (b) the DCCo Available Cash Account, (c) the GPUCo Distribution Reserve Account, (d) the DCCo Distribution Reserve Account, (e) the OpEx Reserve Account, (f) the Debt Service Reserve Account, (g) the GPUCo Cash Trap Reserve Account, (h) the DCCo Cash Trap Reserve Account, (i) the GPU Spares Reserve Account, (j) the Other Proceeds Account, (k) the Customer Contract Prepayment Account, (l) the Annual Expense Reserve Account and (m) each General Account (other than Excluded Accounts).

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean a Collateral and Guarantee Agreement among the Borrower, the Affiliate Guarantor and the Collateral Agent, in substantially the form attached as Exhibit I.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) the Administrative Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.01(d)(iii) or from time to time pursuant to Section 5.10, subject to the limitations and exceptions of this Agreement or any Security Document, duly executed by the Borrower, the Affiliate Guarantor, or the Pledgors, as applicable;

(b) the Obligations shall have been secured pursuant to the Security Documents by a first-priority security interest, subject to Liens permitted by Section 6.02, in all the Equity Interests of the Borrower and the Affiliate Guarantor (and the Collateral Agent, to the extent such interests are certificated, shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(c) all Pledged Debt owing to the Loan Parties that is evidenced by a promissory note with a principal amount in excess of $37,500,000 shall have been delivered to the Collateral Agent pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank.

(d) the Obligations shall have been secured by a first-priority perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of the Borrower and the Affiliate Guarantor, including (A) all Infrastructure of the Borrower and the Affiliate Guarantor purchased with the proceeds of Loans, (B) the rights (including, for the avoidance of doubt, any rights to the receipt of payments thereunder) held by, and obligations owed by, the Borrower under the Customer Contract (it being acknowledged and agreed that in the event of any exercise of remedies with respect to the Customer Contract, the right of the Collateral Agent shall be subject to the terms and conditions set forth in the Customer Contract) and (C) all Collateral Accounts, deposit accounts and securities accounts held in the name of the Borrower or the Affiliate Guarantor, and Material Project Contracts, in each case, in accordance with the terms and conditions and subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents (to the extent appropriate in the applicable jurisdiction); and

(e) except as otherwise contemplated by this Agreement or any Security Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, applicable Law or reasonably requested by the Administrative Agent or the Collateral Agent (at the request of the Required Lenders) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(i) (A) no actions other than the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or the Affiliate Guarantor shall be required to perfect security interests in any Collateral consisting of notes or other evidence of Indebtedness, except to the extent set forth in clause (c) to the first paragraph of this definition, (B) no actions other than the filing of Uniform Commercial Code financing statements and the entry into Control Agreements with respect to the Collateral Accounts and each other deposit account and securities account of the Borrower or the Affiliate Guarantor shall be required to perfect security interest in any Collateral consisting of proceeds of other Collateral and (C) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower and the Affiliate Guarantor, none of the Borrower or the Affiliate Guarantor shall be required to perfect or provide priority with respect to any security interest on any assets or property except as required pursuant to the Collateral and Guarantee Requirement (it being understood that the Collateral and Guarantee Requirement requires the delivery of Control Agreements with respect to the Collateral Accounts and each other deposit account and securities account of the Borrower and the Affiliate Guarantor);

(ii) the Collateral Agent (at the direction of the Required Lenders) may grant extensions of time for the creation or perfection of security interests in, or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where the Required Lenders reasonably determine, in consultation with the Borrower, that the creation or perfection of security interests or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents, and the Administrative Agent shall notify the other Lenders of any such extension so granted;

(iii) the Obligations shall not be required to be secured by any lease, license or other agreement (excluding the Material Project Contracts) or any property subject to a Capitalized Lease, purchase money security interest or other agreement (excluding the Material Project Contracts) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or Capitalized Lease or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower, the Affiliate Guarantor, the Pledgors or the Parent) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable law or principle of equity) other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; and

(iv) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.

“Collection Period” shall mean with respect to each Payment Date, the Financial Quarter ending on the applicable Payment Date or, if the Payment Date occurs before the calendar quarter end solely because the final calendar day of such Financial Quarter is not a Business Day, the Financial Quarter ending on such final calendar day.

“Colocation Agreement” shall mean that certain Colocation Services Agreement to be entered into on or prior to the initial Delayed Draw Funding Date between Borrower and the Affiliate Guarantor.

“Commissioning Consultant” shall mean (i) in respect of the Level 3 Commissioning Certificate for any Tranche or the Level 4 Commissioning Certificate for the Initial Tranche, [***], (ii) in respect of the Level 4 Commissioning Certificates for Tranche 2 or Tranche 3, [***] (including as subcontractor of [***]), or (iii) in each case, any replacement independent commissioning consultant selected by the Borrower and reasonably acceptable to the Required Lenders.

“Commissioning Plan” shall mean the Commissioning (Cx) Plan, prepared by [***] in respect of the DC, together with any test scripts, procedures or other materials developed in connection with the commissioning activities contemplated thereby, attached hereto as Exhibit M.

“Commitment Party Fee Letter” shall mean that certain Fee Letter, dated as of May 8, 2026, among the Borrower, the Joint Lead Arrangers and Goldman Sachs Asset Management, L.P.

“Commitment Termination Date” shall mean the last day of the Delayed Draw Availability Period.

“Commitments” or “Delayed Draw Loan Commitments” shall mean, collectively, with respect to any Lender, such Lender’s Fixed Rate Delayed Draw Loan Commitments or Floating Rate Delayed Draw Loan Commitments, as applicable. The aggregate principal amount of the Commitments on the Closing Date is $1,850,000,000.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Compliance Certificate” shall mean a compliance certificate executed by a financial Responsible Officer of the Borrower in substantially the form of Exhibit D.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Required Lenders) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting at the direction of the Required Lenders) decides is necessary in connection with the administration of this Agreement and the other Loan Documents); provided, that such Conforming Changes shall be administratively feasible for the Administrative Agent.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to each Collateral Account and any other deposit account or securities account of the Loan Parties, one or more springing control agreements entered into by such Loan Party, the Collateral Agent and the relevant Depositary Bank, which is sufficient to establish the Collateral Agent’s control pursuant to Section 9-104 of the UCC over such account and is, in each case, in form and substance reasonably satisfactory to the Required Lenders.

“Covered Entity” shall mean any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to it in Section 9.25.

“Credit Event” shall mean each Credit Extension by a Lender.

“Credit Extension” shall mean a Borrowing requiring a Borrowing Request to be provided by the Borrower.

“Cure Equity” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Customer” shall mean Microsoft Corporation.

“Customer Contract” shall mean that certain Partner Statement of Work #1, effective as of [***], between Customer and Nscale US Holdings Inc., pursuant to the [***] Order Terms and Conditions, as amended by that certain Amendment No. 1 to Partner Statement of Work #1, dated as of [***], as amended by that certain Amendment No. 2 to Partner Statement of Work #1, dated as of [***], as assigned to the Borrower pursuant to that certain Novation Agreement dated as of [***], as amended by that certain Amendment No. 3 to Partner Statement of Work #1 dated as of [***] (“SOW Amendment No. 3”), as amended by that certain Amendment No. 4 to Partner Statement of Work #1 dated as of [***] (“SOW Amendment No. 4”) and as may be further amended from time to time in accordance herewith.

“Customer Contract Prepayment Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “Customer Contract Prepayment Account” in writing by the Borrower to the Administrative Agent.

“Customer Contract Prepayment Amount” shall mean each upfront prepayment amount paid by the Customer to the Borrower for any Tranche under the Customer Contract with respect to such Tranche; provided that no Customer Contract Prepayment Amount paid in respect of the Initial Tranche shall be restricted pursuant to the terms of this Agreement unless the Customer has already accepted the Initial Tranche.

“Customer Contract Amount Utilization Conditions” shall mean each of the following:

(a) the Customer Contract Prepayment Amount is used to purchase or provide a dividend recapitalization with respect to GPU Servers and related equipment (ratably, in accordance with the Financial Model) and Financing Costs relating to the Tranche for which such Customer Contract Prepayment Amount was funded by the Customer;

(b) GPU Servers being financed by such Customer Contract Prepayment Amount have been delivered to the DC and title to such GPU Servers (and all related warranties) has passed to the Borrower or will pass to the Borrower upon payment using proceeds of the proposed Funding Event (or cash equity contributions referenced in Section 4.02(g)(ii)); and

(c) in respect of a Tranche, no later than the Delivery Deadline for such Tranche, (i) at least 100% of the GPU Servers for such Tranche shall have been delivered to the Borrower no later than the Delivery Deadline and (ii) the Borrower shall have satisfied each of the conditions precedent set forth in Sections 4.02(h) and (i);

provided, that, if the Customer has not yet accepted the Initial Tranche, the Customer Contract Amount Utilization Conditions shall not apply to the Customer Contract Prepayment Amount paid in respect of the Initial Tranche and the Borrower shall be entitled to utilize the Customer Contract Prepayment Amount paid in respect of the Initial Tranche for the purpose of funding the acquisition of GPU Servers and related equipment with respect to the Initial Tranche without being required to satisfy the Customer Contract Amount Utilization Conditions.

“Customer Direct Agreement” shall mean that certain Consent and Agreement to be entered into on or prior to the initial Delayed Draw Funding Date by and among the Borrower, the Collateral Agent and the Customer.

“Data Protection Laws” shall mean, collectively, all applicable federal, state, provincial, local or foreign Laws, ordinances, regulations, rules, codes, orders, judgments or other legally binding requirements or rules of Law that relate to the collection, handling, possession, processing, sale, transmission or use of personal data or personal information to which a Borrower Party is subject.

“DBRS” shall mean DBRS, Inc. (Morningstar DBRS).

“DC” shall mean the data center facility with address [***], which is owned by the Master Landlord and leased to the Affiliate Guarantor.

“DCCo Available Cash Account” shall mean a securities or deposit account of the Affiliate Guarantor established with the Depositary Bank and designated as the “DCCo Available Cash Account” in writing by the Affiliate Guarantor to the Administrative Agent.

“DCCo Cash Trap Reserve Account” shall mean a securities or deposit account of the Affiliate Guarantor established with the Depositary Bank and designated as the “DCCo Cash Trap Reserve Account” in writing by the Affiliate Guarantor to the Administrative Agent.

“DCCo Distribution Account” shall mean a securities or deposit account of the Affiliate Guarantor designated as the “DCCo Distribution Account” in writing by the Affiliate Guarantor to the Administrative Agent.

“DCCo Distribution Reserve Account” shall mean a securities or deposit account of the Affiliate Guarantor established with the Depositary Bank and designated as the “DCCo Distribution Reserve Account” in writing by the Affiliate Guarantor to the Administrative Agent.

“Debt Fund Affiliate” shall mean an Affiliated Lender that is, on a bona fide basis, engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (a) any such Debt Fund Affiliate has in place customary information barriers between it and the Borrower and any Affiliate of the Borrower that is not primarily engaged in the investing activities described above and (b) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the Borrower and any Affiliate of the Borrower and with respect to which none of the Parent, the Borrower, any investor in the Parent or any Affiliate of the Parent makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such Affiliated Lenders’ investments decisions and that is not (x) a natural person or (y) the Parent or a Subsidiary of the Parent.

“Debt Service” means, as of any date of determination, the sum of all (a) scheduled cash interest and scheduled principal payments, in each case, due and payable by the Borrower with respect to all outstanding Loans until the maturity or acceleration of the Facilities and (b) Hedge Ordinary Course Settlement Amounts due and payable by the Borrower during such period pursuant to Secured Interest Rate Hedge Agreements net of ordinary course settlement amounts expected to be received by the Borrower thereunder during the relevant period. For the avoidance of doubt, Debt Service shall not include any principal (other than, for the avoidance of doubt, principal payments expressly required to be paid pursuant to Section 2.08) or interest due and payable with respect to any voluntary or mandatory prepayments pursuant to the Loan Documents, or any termination or unwind amounts due and payable with respect to any Secured Interest Rate Hedge Agreement.

“Debt Service Reserve Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “Debt Service Reserve Account” in writing by the Borrower to the Administrative Agent.

“Debt Service Reserve L/C” shall mean each irrevocable standby letter of credit in favor of the Collateral Agent for the benefit of the Secured Parties issued by an Acceptable Issuer in form, scope and substance reasonably satisfactory to the Administrative Agent. Any such letter of credit (a) must be drawable prior to its stated maturity in the event (i) the Borrower fails to meet the Debt Service Reserve Requirement in accordance with this Agreement, (ii) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date, (iii) the issuer thereof ceases to be an Acceptable Issuer and a replacement letter of credit has not been obtained from an Acceptable Issuer within the earlier of (A) thirty (30) days after such downgrade and (B) five (5) Business Days prior to its stated maturity date or (iv) an Event of Default has occurred and is continuing, (b) must be non-recourse to the Borrower and (c) shall not otherwise constitute Indebtedness of the Borrower or be secured by a Lien on any of the property of the Borrower. The Borrower shall have the right to replace, reduce, or terminate any Debt Service Reserve L/C at any time, provided the Borrower shall be in compliance with the Debt Service Reserve Requirement after giving effect thereto.

“Debt Service Reserve Requirement” shall mean, on the applicable Delayed Draw Funding Date and on any Payment Date to occur after such Delayed Draw Funding Date, the Funded Debt Service Reserve Amount shall be equal to or greater than the Minimum Debt Service Reserve Amount applicable to such date.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both hereunder would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.11(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (b) has notified in writing the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) with respect to its funding obligations, under any Facility or under other agreements generally in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under any Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has become the subject of a proceeding under a Bail-In Action or any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender. The Administrative Agent shall not be deemed to have knowledge or notice of designation of any Lender as a “Defaulting Lender” under clause (d) above unless the Administrative Agent has received written notice from such Lender or from the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such Lender as a “Defaulting Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice from such Lender or the Borrower, the Administrative Agent may conclusively assume that no Lender under this Agreement has been designated as a “Defaulting Lender” under clause (d) above.

“Delayed Draw Availability Period” shall mean the period beginning on the Closing Date and ending on the earlier to occur of (a) the date of the Delayed Draw Loan Commitments being drawn in full; (b) the date on which the Delayed Draw Loan Commitments are reduced to zero; and (c) the date that is six months after the Closing Date (as may be extended with the consent of all Lenders).

“Delayed Draw Loan Facility” or “Facility” shall mean, collectively, the Fixed Rate Delayed Draw Loan Facility and the Floating Rate Delayed Draw Loan Facility, as applicable.

“Delayed Draw Loans” or “Loans” shall mean, collectively, the Fixed Rate Delayed Draw Loans and Floating Rate Delayed Draw Loans, as applicable.

“Delayed Draw Funding Date” shall mean any date on which the Delayed Draw Loans are made and the conditions precedent set forth in Section 4.02 are satisfied or waived on such date in accordance with the terms thereof.

“Delivery Date” shall have the meaning set forth in the Customer Contract.

“Delivery Deadline” shall have the meaning assigned to the term in Section 4.02(g)(i).

“[***] Financing” shall mean any extension of credit provided in connection with that certain Global Framework Agreement [***], dated as of April 20, 2026, between the Borrower and [***], to the extent such [***] is used to fund Project Costs.

“[***] Purchase Agreement” shall mean that certain Customer Sales Agreement, dated as of [***], between Nscale Services UK Limited and [***], together with that certain Purchase Order PO # [***], Purchase Order PO # [***], Purchase Order PO # [***], Purchase Order PO # [***], Purchase Order PO # [***], Purchase Order PO # [***], Purchase Order PO # [***], Purchase Order PO # [***] and all other purchase orders entered into under the Customer Sales Agreement.

“Depositary Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as account bank as of the Closing Date, or any other bank at which any Collateral Account is established in accordance with the terms of the Loan Documents.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not include any issuance by the Borrower or the Affiliate Guarantor of any of its Equity Interests to the applicable Pledgor; provided, further, that no withdrawals or transfers from General or Excluded Accounts or dispositions of General Accounts or Excluded Accounts shall constitute a Disposition hereunder.

“Disqualified Lender” shall mean:

(a) any “vulture” fund, loan-to-own fund, distressed debt fund or hedge fund or other entity with a primary focus on loan-to-own transactions, distressed debt transactions or nonperforming loans, in each case excluding any person, team, division, department or branch of any such fund or entity that primarily makes, purchases, holds or otherwise invests in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle; provided that such fund or other entity is identified by any Borrower Party to the Administrative Agent in writing (which list of funds may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent, but which supplementation shall not apply retroactively to disqualify any previously acquired or pending assignment or participation in any Loan; provided further, that such supplement shall become effective three (3) Business Days after the date that such written supplement is delivered to the Administrative Agent);

(b) those Persons identified by any Borrower Party to the Administrative Agent in writing on or prior to the date hereof;

(c) any competitor of the Parent or Borrower that is identified in writing to the Administrative Agent (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent, but which supplementation shall not apply retroactively to disqualify any previously acquired or pending assignment or participation in any Loan; provided that such supplement shall become effective three (3) Business Days after the date that such written supplement is delivered to the Administrative Agent); and

(d) any Affiliate of any Person described in clause (a) and (b) above (other than any Bona Fide Debt Fund of any competitor of the Parent or Borrower) that is either identified in writing to the Administrative Agent or readily identifiable on the basis of such Affiliate’s name;

it being understood and agreed that (x) the Administrative Agent shall not have any responsibility for monitoring the compliance with any provision of this Agreement with respect to Disqualified Lenders or monitoring or maintaining the list of Disqualified Lenders or any other list provided to the Administrative Agent pursuant to this definition and (y) the identification of any Person as a Disqualified Lender after the Closing Date shall not apply to retroactively disqualify any previously acquired or pending assignment or participation interest in any Loan.

“Disqualified Person” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Distribution Conditions” shall mean, on any date on which an applicable Restricted Payment pursuant to Section 6.06(c) is made if it is a Payment Date or as of the most recent Payment Date if such date is not a Payment Date, compliance with the following conditions:

(a) at the time of and immediately after such transfer, no Event of Default, Default or Cash Trap Event shall have occurred and be continuing;

(b) the Annual Expense Reserve Requirement shall have been satisfied on such date;

(c) the Debt Service Reserve Requirement shall have been satisfied on such date;

(d) the OpEx Reserve Requirement shall have been satisfied on such date;

(e) no (i) material default under any Material Project Contract has occurred and is continuing or (ii) material breach under the Customer Contract has occurred and is continuing, in each case, which has been declared or accelerated; and

(f) at least the Minimum GPU Quantity of GPU Servers of each Tranche has received final acceptance under, and in accordance with, the Customer Contract; provided, this clause (f) shall not apply if (1) the mandatory prepayment of the Delayed Draw Loans relating to any non-accepted Tranche have been made pursuant to Section 2.09(b)(iii) such that the Delayed Draw Loans are in compliance with the DSCR Resizing Requirement and the applicable RVG Period has ended or (2) the Customer and the Borrower have otherwise agreed to not pursue such non-accepted Tranche and the Customer Contract has been updated to eliminate the risk of any prepayment clawback or other penalties, to the reasonable satisfaction of the Required Lenders.

“DSCR Resizing Requirement” shall mean the Sizing DSCR for each Tranche (assuming the related Delayed Draw Loans are fully drawn) is not less than 1.30:1.00 for each Payment Date from the first Amortization Start Date until the Term Maturity Date.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and natural resources such as flora and fauna.

“Environmental Claim” shall mean any and all actions, suits, orders, demand letters, requests for information, claims, complaints, notices of non-compliance or violation, notices of liability or potential liability, liens, proceedings, consent orders or consent agreements, in each instance in writing, relating to any actual or alleged violation of or liability pursuant to any Environmental Law or any Release or threatened Release of, or exposure of any Person to, Hazardous Material.

“Environmental Law” shall mean, collectively, all applicable federal, state, provincial, local or foreign laws, ordinances, regulations, rules, codes, orders, judgments or other legally binding requirements or rules of law that relate to the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources (including flora and fauna) or, to the extent relating to exposure to Hazardous Materials, human health that are applicable to a Loan Party, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation, or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest, any limited liability company membership interest, and any unlimited liability company membership interests.

“Equity Proceeds” shall mean net cash proceeds received by any Loan Party since the Closing Date from (a) the issuance or sale of Equity Interests of such Loan Party or any direct or indirect parent of such Loan Party, (b) contributions to its common equity with the net cash and Cash Equivalent proceeds from the issuance and sale by the Parent or any of its Subsidiaries (or any direct or indirect parent of the Parent) of Equity Interests or a contribution to its common equity and/or (c) contributions to such Loan Party from the proceeds of Indebtedness (other than the Obligations) incurred by any direct or indirect parent of the applicable Pledgor.

“ERCOT” shall mean Electric Reliability Council of Texas, Inc., or its successor.

“ERCOT Protocols” shall mean the document adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time, that contains the scheduling, operating, planning, reliability, and settlement (including registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT. The version of the ERCOT Protocols in effect at the time of the performance or non-performance of an action shall govern with respect to that action.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the incurrence by the Borrower of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower of any notice, or the receipt by any Multiemployer Plan from the Borrower of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan.

“Erroneous Payment” shall have the meaning assigned to it in Section 9.26(a).

“Erroneous Payment Demand” shall have the meaning assigned to it in Section 9.26(a).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 9.26(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excepted Debt” shall mean:

(a) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing property, casualty or liability insurance to any Loan Party, pursuant to reimbursement or indemnification obligations to such Person;

(b) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five (5) Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence;

(c) to the extent constituting Indebtedness (but not for borrowed money), indemnification obligations of any Loan Party under any Material Project Contract;

(d) contingent liabilities (other than obligations with respect to Swap Agreements) of any Loan Party or any of its Subsidiaries incurred in the ordinary course of business, to the extent otherwise constituting Indebtedness, including those relating to (i) the endorsement of negotiable instruments received in the normal course of its business and (ii) contingent liabilities incurred with respect to any Loan Document and any Material Project Contract;

(e) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $18,750,000;

(f) Indebtedness of any Loan Party pursuant to Swap Agreements permitted by Section 6.03 (including Secured Hedge Agreements);

(g) any Pledged Debt;

(h) Indebtedness owed by any Loan Party to another Loan Party;

(i) unsecured Indebtedness owed by any Loan Party or any Subsidiary to any of its Affiliates (other than to another Loan Party); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations hereunder on terms and conditions substantially in the form of Exhibit J hereto and (ii) for so long as any Loans or Commitments are outstanding under this Agreement, the agreements and/or instruments representing or governing such Indebtedness shall expressly provide that no payments (including with respect to principal, interest, fees or any other amounts) shall be required to be made with respect to such Indebtedness other than with the proceeds of any Restricted Payment otherwise permitted to be made under the terms of this Agreement. Fees payable under the Management Services Agreement that have been settled, capitalized, converted or otherwise satisfied through an unsecured loan, intercompany payable, note or other debt obligation shall be considered Excepted Debt pursuant to this clause (i) and no other clause;

(j) solely prior to the initial Delayed Draw Funding Date, the [***] Financing;

(k) solely prior to the initial Delayed Draw Funding Date, Indebtedness owed to the Parent or any other Affiliate of the Borrower in connection with the payment by the Parent or any other Affiliate of the Borrower, on the Borrower’s behalf, of certain Borrower’s transaction costs and expenses prior to the initial Delayed Draw Funding Date, which shall be repaid with proceeds of the Loans disbursed on the initial Delayed Draw Funding Date; and

(l) to the extent constituting Indebtedness, cash collateral provided in accordance with clause (v) of the definition of Excepted Liens, or, to the extent such cash collateral is expressly approved in accordance with Section 4.02(u), clause (u) of the definition of Excepted Liens.

“Excepted Investments” shall mean:

(a) Investments resulting from pledges and deposits referred to in clause (b) of the definition of Excepted Liens;

(b) Investments (including debt obligations and Equity Interests) received upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(c) any Investment acquired by any Loan Party (i) in exchange for any other Investment or accounts receivable held by any Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by any Loan Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default with respect to any contractual counterparty of any Loan Party;

(d) to the extent constituting an Investment, any guarantee of Indebtedness permitted to be incurred pursuant to Section 6.01;

(e) any Investments in graphic processing unit servers and ancillary components and all related infrastructure (including networking infrastructure);

(f) advances, loans or extensions of trade credit in the ordinary course of business by any Loan Party;

(g) to the extent constituting an Investment, any Excepted Debt; and

(h) deposits constituting cash collateral for the benefit of any counterparty to an Interest Rate Hedge Agreement or Power Hedge Agreement permitted by Section 6.03, or, to the extent such deposit constituting cash collateral is expressly approved in accordance with Section 4.02(u), the Kodiak PPA or other agreements related to the BTM Solution.

“Excepted Liens” shall mean:

(a) Liens for Taxes (i) not yet delinquent, (ii) that remain payable without penalty or (iii) that are being contested in compliance with Section 5.03;

(b) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party;

(c) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) or securing appeal or other surety bonds related to such judgments;

(d) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Loan Party or (iii) relating to any Swap Agreement permitted by Section 6.03 (including Secured Hedge Agreements) in accordance with the terms of such Swap Agreement;

(e) Liens arising solely by virtue of any statutory or common law provision relating to rights of set-off or similar rights (including Liens in favor of customs and bonding counterparties in connection with import);

(f) Liens for landlord’s, materialmen’s, mechanics’, workers’, repairmen’s, or other like Liens, arising in the ordinary course of any Loan Party’s business or in connection with the operation and maintenance of the Project, which (i) do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the construction or use thereof, and (ii) are either for amounts not yet due or for amounts being contested in good faith by appropriate proceedings;

(g) Liens of any Loan Party arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights arising in the ordinary course of business;

(h) Liens incurred in connection with contracts (other than for the payment of Indebtedness) or leases to which such Person is a party or to secure public or statutory obligations of such Person incurred, in each case, in the ordinary course of business;

(i) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(j) grants of software, technology and other intellectual property licenses and sublicenses (including non-exclusive licenses granted to any Affiliate) in the ordinary course of business;

(k) (i) Liens of a collection bank on items in the course of collection, (ii) Liens attaching to brokerage accounts in the ordinary course of business, (iii) bankers’ Liens and other Liens in favor of banking institutions by law or contract encumbering deposits which are customary in the banking industry and (iv) Liens securing cash management obligations arising in the ordinary course of business;

(l) Liens arising by law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(m) Liens (not securing Indebtedness for borrowed money) on assets owned by any Loan Party and not otherwise permitted under Section 6.02 securing obligations incurred by such Loan Party in an aggregate amount not to exceed $18,750,000 at any time;

(n) any zoning, building, environmental and land use laws, regulations and ordinances or similar requirements of Law (including Environmental Law) that do not individually or in the aggregate materially detract from the ability of any Loan Party to use the property affected by such restrictions for its intended use;

(o) extensions, renewals and replacements of any of the foregoing Liens to the extent and for so long as (i) the Indebtedness or other obligations secured thereby remain outstanding and (ii) such Liens do not attach to more or additional assets than prior to such extension, renewal or replacement, as applicable;

(p) solely prior to the initial Delayed Draw Funding Date, Liens arising pursuant to the [***] Financing and Liens arising in favor of [***] under the [***] Purchase Agreement (provided, that Liens on [***] Financing and liens arising in favor of [***] under the [***] Purchase Agreement shall be subject to Section 4.02(s));

(q) Liens arising in favor of the OEM under the Net Lease Documents;

(r) Liens relating to any deposits described in clause (h) of the definition of Excepted Investments;

(s) easements, covenants, conditions, rights-of-way, restrictions and encumbrances and other encroachments and title and survey defects, that do not individually or in the aggregate materially detract from the ability of any Loan Party or its Subsidiaries to use the property affected by such restrictions for its intended use, and do not secure any monetary obligations;

(t) statutory and contractual Liens in favor of any colocation services provider, lessor, sublessor or grantor of an easement, Liens created by any colocation services provider, lessor, sublessor or grantor of an easement under any colocation services agreement, lease, sublease or grant of real estate permitted hereunder, and Liens encumbering the fee estate of any such party, in each case (i) which are permitted or provided for under the Net Lease Agreement and that do not individually or in the aggregate materially detract from the ability of any Loan Party or its Subsidiaries to use the property affected by such Liens for its intended use, and (ii) do not attach to any asset of a Loan Party;

(u) Liens arising under the Kodiak PPA or other agreements related to the BTM Solution in favor of any utility provider to the extent such Lien is expressly approved in accordance with Section 4.02(u); and

(v) Liens granted pursuant to the terms of any Interest Rate Hedge Agreement or Power Hedge Agreement permitted by Section 6.03, including Liens on cash collateral provided by any Loan Party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall mean any deposit or securities account of any Loan Party that is solely and exclusively (a) a cash collateral account for the benefit of any counterparty to an Interest Rate Hedge Agreement or Power Hedge Agreement permitted by Section 6.03 or, to the extent such deposit or securities account is expressly approved in accordance with Section 4.02(u), the Kodiak PPA or other agreements related to the BTM Solution; (b) a petty funds account; (c) local operating accounts; (d) the GPUCo Distribution Account and (e) the DCCo Distribution Account; provided, that the aggregate daily balance in all Excluded Accounts under clauses (b) and (c) shall at all times be less than $7,500,000. At no time shall any Collateral Account be an Excluded Account.

“Excluded Action” shall have the meaning assigned to such term in Section 9.05(b).

“Excluded Swap Obligations” shall mean, with respect to any Relevant Entity, any Swap Obligation (a) as it relates to all or a portion of the Guarantee of such Relevant Entity of such Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any of the foregoing) by virtue of such Relevant Entity’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Relevant Entity becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by such Relevant Entity of a security interest to secure such Swap Obligation, if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any of the foregoing) by virtue of such Relevant Entity’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the grant of such security interest by such Relevant Entity becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the relevant Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.15(e) and Section 2.15(g) and (d) any Taxes imposed under FATCA.

“Expansion Power Capacity” shall have the meaning assigned to such term in the Net Lease Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations and official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement, treaty or convention with respect to the foregoing.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Required Lenders (and notified to the Administrative Agent) from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Covenant” shall have the meaning assigned to such term in Section 6.12.

“Financial Model” shall have the meaning assigned to such term in Section 4.01(h).

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller of such Person.

“Financial Quarter” shall mean any 3-month period ending on a Financial Quarter Date.

“Financial Quarter Date” shall mean March 31, June 30, September 30 or December 31.

“Financing Costs” shall mean any interest payments, fees, premiums, costs and expenses associated with the financing of GPU Capital Expenditures, the funding of the Collateral Accounts and, in each case, all related transaction interest payments, fees, premiums, costs and expenses (including, without limitation, all interest payments, fees, premiums, costs and expenses incurred in connection with each Facility).

“Fitch” shall mean Fitch Ratings, Inc.

“Fixed Rate Delayed Draw Loan Commitment” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading “Fixed Rate Delayed Draw Loan Commitment”. The aggregate principal amount of the Fixed Rate Delayed Draw Loan Commitments on the Closing Date is $630,000,000.

“Fixed Rate Delayed Draw Loan Facility” shall mean the Fixed Rate Delayed Draw Loan Commitments and the Fixed Rate Delayed Draw Loans.

“Fixed Rate Delayed Draw Loans” shall mean the term loans made by the Fixed Rate Lenders to the Borrower on each Delayed Draw Funding Date pursuant to Section 2.01(a).

“Fixed Rate Determination Date” shall have the meaning given to that term in the definition of “Fixed Rate Margin”.

“Fixed Rate Lenders” shall mean each Lender party to this Agreement as of the Closing Date with a Fixed Rate Delayed Draw Loan Commitment

“Fixed Rate Margin” shall mean , with respect to any Fixed Rate Delayed Draw Loan, a percentage per annum equal to the sum of (a) the Applicable Margin for Term SOFR Loans as set forth in clause (a)(i) of the definition of “Applicable Margin” plus (b) the mid-market swap rate (expressed as a percentage per annum) for the USD SOFR (vs. Fixed Rate) swap curve as displayed on Bloomberg page YCSW0490 (or any successor page thereto) (the “SOFR Swap Rate”), interpolated if necessary on a linear basis, for a tenor corresponding to the period from the anticipated Delayed Draw Funding Date for such Fixed Rate Delayed Draw Loan to the Term Maturity Date (the “Remaining Tenor”), as determined at 12:00 noon (New York City time) on the date that is three (3) Business Days prior to the anticipated Delayed Draw Funding Date for such Fixed Rate Delayed Draw Loan (the “Fixed Rate Determination Date”); provided that (i) if the Remaining Tenor does not correspond to a tenor for which the SOFR Swap Rate is displayed on such Bloomberg page, the SOFR Swap Rate shall be determined by linear interpolation between the two closest displayed tenors bracketing the Remaining Tenor, (ii) if the SOFR Swap Rate is not available on the Fixed Rate Determination Date, the SOFR Swap Rate shall be determined by reference to such Bloomberg page on the immediately preceding Business Day on which such rate was available and (iii) if Bloomberg page YCSW0490 (or any successor page thereto) is unavailable or the Administrative Agent (acting at the direction of the Required Lenders) determines that the rate displayed thereon does not accurately reflect the applicable mid-market USD SOFR swap rate, the SOFR Swap Rate shall be determined by reference to such other page or commercially available source for mid-market USD SOFR swap rates as shall be selected by the Administrative Agent (acting at the direction of the Required Lenders) in consultation with the Borrower..“Fixed Rate Prepayment Premium” shall have the meaning assigned to such term in Section 2.09(d)(i).

“Floating Rate Delayed Draw Loan Commitment” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading “Floating Rate Delayed Draw Loan Commitment”. The aggregate principal amount of the Floating Rate Delayed Draw Loan Commitments on the Closing Date is $1,220,000,000.

“Floating Rate Delayed Draw Loan Facility” shall mean the Floating Rate Delayed Draw Loan Commitments and the Floating Rate Delayed Draw Loans.

“Floating Rate Delayed Draw Loans” shall mean the term loans made by the Floating Rate Lenders to the Borrower on each Delayed Draw Funding Date pursuant to Section 2.01(b).

“Floating Rate Lenders” shall mean each Lender party to this Agreement as of the Closing Date with a Floating Rate Delayed Draw Loan Commitment.

“Floating Rate Prepayment Premium” shall have the meaning assigned to such term in Section 2.09(d)(i).

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA) or arrangement that is not subject to US law and is maintained or contributed to by the Borrower but excluding any employee benefit arrangement mandated by non-US law and maintained by a Governmental Authority.

“Foreign Plan Event” shall mean with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (d) the existence of unfunded liabilities of the Borrower in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority.

“Funded Annual Expense Reserve Amount” shall mean the amount of Unrestricted Cash of the Borrower held in the Annual Expense Reserve Account.

“Funded Debt Service Reserve Amount” shall mean, collectively, the sum of (a) the amount of Unrestricted Cash of the Borrower held in the Debt Service Reserve Account plus (b) the undrawn amount of any Debt Service Reserve L/C.

“Funded GPU Spares Reserve Amount” shall mean the amount of Unrestricted Cash of the Borrower held in the GPU Spares Reserve Account.

“Funded OpEx Reserve Amount” shall mean, collectively, the sum of (a) the amount of Unrestricted Cash of the Borrower held in the OpEx Reserve Account plus (b) the undrawn amount of any OpEx Reserve L/C.

“GAAP” shall have the meaning assigned to such term in Section 1.02(b).

“General Accounts” shall mean any deposit accounts or securities accounts of any Loan Party, other than the Annual Expense Reserve Account, the GPUCo Available Cash Account, the DCCo Available Cash Account, the GPUCo Cash Trap Reserve Account, the DCCo Cash Trap Reserve Account , the Debt Service Reserve Account, the GPUCo Distribution Reserve Account, the DCCo Distribution Reserve Account, the GPU Spares Reserve Account, the Other Proceeds Account, the OpEx Reserve Account and the Customer Contract Prepayment Account.

“Governmental Approvals” shall have the meaning assigned to such term in Section 3.08(c).

“Governmental Authority” shall mean any federal, state, provincial, local, or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, including the PUCT and ERCOT.

“GPU” shall mean a graphics processing unit.

“GPU Capital Expenditure” shall mean, as of any date of determination, the sum of (a) the aggregate purchase price of all Infrastructure to be used to provide services by any Loan Party pursuant to the Customer Contract and (b) without duplication of clause (a), any Capital Expenditures expected by any Loan Party (in the Borrower’s reasonable discretion) to be funded in cash with respect to such Infrastructure.

“GPUCo Available Cash Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “GPUCo Available Cash Account” in writing by the Borrower to the Administrative Agent.

“GPUCo Cash Trap Reserve Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “GPUCo Cash Trap Reserve Account” in writing by the Borrower to the Administrative Agent.

“GPUCo Distribution Account” shall mean a securities or deposit account of the Borrower designated as the “GPUCo Distribution Account” in writing by the Borrower to the Administrative Agent.

“GPUCo Distribution Reserve Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “GPUCo Distribution Reserve Account” in writing by the Borrower to the Administrative Agent.

“GPU Failure Rate” shall have the meaning assigned to such term in Section 5.19.

“GPU Failure Rate Account Criteria” shall mean, on each Payment Date, cash deposits to the GPU Spares Reserve Account in an aggregate amount equal to the then-current GPU Replacement Cost in respect of GPU Servers in an amount equal to the GPU Failure Rate Account Criteria Excess Percentage of all then-contracted GPU Servers in connection with the Customer Contract.

“GPU Failure Rate Account Criteria Excess Percentage” shall mean the excess of the GPU Failure Rate over [***] with respect to [***] GPU Servers and [***] with respect to [***] GPU Servers, as applicable.

“GPU Replacement Cost” shall mean, in respect of any GPU Server of the Borrower as of any date of determination, the replacement cost to the Borrower in respect of such GPU Server, determined based on the purchase price set forth in one or more bona fide written quotations obtained from unaffiliated, reputable manufacturers, distributors or other suppliers for the sale of GPU Servers of the same model and substantially the same specifications as the applicable GPU Servers being replaced, including all applicable taxes, shipping, handling, installation and other costs necessary to place such replacement GPU Servers into service in the DC.

“GPU Shortfall” shall have the meaning assigned to such term in Section 5.19(b)(iv).

“GPU Servers” shall mean any graphics processing units servers and ancillary components, including networking infrastructure, purchased by, or transferred to, any Loan Party or its Subsidiaries in connection with (and of the type required by) the Customer Contract and which are new or unused (subject to permitted reallocations in connection with an RVG Triggering Event) prior to their purchase or transfer to any Loan Party only in connection with the Customer Contract.

“GPU Spares” shall have the meaning assigned to such term in Section 5.19.

“GPU Spares Floor” shall have the meaning assigned to such term in Section 5.19.

“GPU Spares Reserve Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “GPU Spares Reserve Account” in writing by the Borrower to the Administrative Agent.

“GPU Spares Reserve Requirement” shall mean, on any Payment Date, the Funded GPU Spares Reserve Amount shall be equal to or greater than the Minimum GPU Spares Reserve Amount applicable to such date.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes and hazardous or toxic materials or substances, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances or polychlorinated biphenyls, in each case subject to regulation pursuant to, or which could give rise to liability under, any Environmental Law.

“Hedge Ordinary Course Settlement Amount” shall mean any ordinary course settlement amount scheduled to be payable by the Borrower under any Secured Hedge Agreement. For the avoidance of doubt, “Hedge Ordinary Course Settlement Amounts” shall not include any Hedge Termination Amounts.

“Hedge Termination Amount” shall mean any amount payable by the Borrower in connection with a termination, liquidation, close-out, or unwind (in whole or in part) of any Secured Hedge Agreement.

“Hedge Voting Matters” shall mean, following the initiation thereof, the prosecution of (i) the taking of any steps to enforce or require the enforcement against any Collateral in accordance with any Security Document; (ii) the suing for, commencing or joining of any legal or arbitral proceedings against any Borrower Party to recover or otherwise in respect of any Obligation; (iii) without prejudice to a Secured Hedge Counterparty’s rights under Section 8.14, the petitioning, applying or voting for, or the taking of any steps (including the appointment of any trustee, liquidator, receiver, administrator or similar officer) in relation to any Bankruptcy Event of any Borrower Party or any suspension of payments by any Borrower Party or moratorium of any indebtedness of any Borrower Party or any analogous procedure or step in any jurisdiction; or (iv) except to the extent otherwise provided herein, the pursuit of any other remedy under contract, governmental rules, or in equity in respect of the Collateral as a result of the occurrence and continuance of any Event of Default.

“Historical Cash Flows” shall mean, as of any Payment Date, with respect to the Customer Contract, the actual amount of cash received by the Borrower pursuant to the Customer Contract in the Collection Period ending on such Payment Date if such Payment Date is the last calendar day of any Financial Quarter (or, if the Payment Date occurs before the calendar quarter end solely because the final calendar day of the Financial Quarter in which such Payment Date occurs is not a Business Day, the Collection Period ending on such final calendar day).

“Historical Debt Service” shall mean, as of any Payment Date, the sum of all (a) principal payments and interest paid in cash by the Borrower with respect to all outstanding Loans in the Collection Period ending on such Payment Date if such Payment Date is the last calendar day of any Financial Quarter (or, if the Payment Date occurs before the calendar quarter end solely because the final calendar day of the Financial Quarter in which such Payment Date occurs is not a Business Day, the Collection Period ending on such final calendar day), including principal, interest, commitment fees and all other amounts payable under the Loan Documents (other than Secured Interest Rate Hedge Agreements) and (b) Hedge Ordinary Course Settlement Amounts paid in cash by the Borrower during such Collection Period pursuant to Secured Interest Rate Hedge Agreements net of ordinary course settlement amounts received by the Borrower thereunder during such Collection Period pursuant to Secured Interest Rate Hedge Agreements.

“Historical DSCR” shall mean, as of any Payment Date commencing with the first Payment Date occurring after the Amortization Start Date, the ratio of (a) the total Historical Cash Flows, minus Administrative Expenses, minus Senior Operating Expenses, minus Manager Fees and Expenses paid pursuant Section 2.20(b)(ii)(C), in each case with respect to the Collection Period ending on such Payment Date if such Payment Date is the last calendar day of any Financial Quarter (or, if the Payment Date occurs before the calendar quarter end solely because the final calendar day of the Financial Quarter in which such Payment Date occurs is not a Business Day, the Collection Period ending on such final calendar day), to (b) Historical Debt Service with respect to such Collection Period.

“Holding Company” means any Person so long as such Person directly or indirectly holds one hundred percent (100%) of the total voting power of the Equity Interests of the Borrower, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than a Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than fifty percent (50%) of the total voting power of the Equity Interests of such Person.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than (i) trade liabilities and other liabilities incurred in the ordinary course of business maturing within ninety (90) days of the incurrence thereof and (ii) earnouts), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances and (h) all payment obligations in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 8.11.

“Indemnified Taxes” shall mean (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than, in the case of clauses (a) and (b), Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(a).

“Infrastructure” shall mean all infrastructure and other related components (including, without limitation, any GPU Servers, networking infrastructure, storage, ancillary equipment, software or other hardware) to be used to provide services by any Loan Party pursuant to the Customer Contract.

“Initial Tranche” shall mean that certain tranche under the Customer Contract consisting of 24,192 GB300 GPU Servers.

“Insurance Consultant” shall mean Aon plc or any other insurance consultant selected by the Borrower and reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Interest Period” shall mean, for any SOFR Loan or Borrowing, the period commencing on the date of such SOFR Loan or Borrowing and, thereafter, commencing on the last day of the immediately preceding Interest Period applicable to such SOFR Loan or Borrowing and ending on the date three months thereafter, as set forth in the relevant Borrowing Request; provided that (a) (i) if any Interest Period for a SOFR Loan or Borrowing would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (b) if any Interest Period for a SOFR

Loan or Borrowing would end on a day following the Term Maturity Date applicable to such Loan, such Interest Period shall be deemed to end on the Term Maturity Date applicable to such Loan.

“Interest Rate Hedge Agreements” shall mean any Swap Agreement involving or settled by reference to one or more interest rates, each of which is for the purpose of hedging the interest rate risk with respect to Floating Rate Delayed Draw Loans.

“Investment” shall mean, for any Person, to (a) purchase or acquire any Equity Interests or the Indebtedness of another Person, (b) make any loans, advances or capital contribution to another Person (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of any Loan Party) and (c) purchase or acquire (in one or a series of related transactions) all or substantially all of the property or business of another Person or assets constituting a business unit, line of business or division of such other Person. For purposes of covenant compliance, the amount of any Investment at any time shall be (i) the amount actually invested (measured at the time when made) minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment. For purposes of clarity, (x) Investments shall exclude any investments made with amounts on deposit in any General Account and (y) a Swap Agreement shall not be an Investment.

“IOSCO Principles” shall have the meaning assigned to such term in Section 2.21(d).

“IPO” shall mean the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S‑8) or other transaction which results in the common Equity Interests in the Parent or any direct or indirect parent company of the Parent being publicly traded.

“ISDA CDS Definitions” shall have the meaning assigned to such term in Section 9.08.

“Joint Lead Arranger” shall mean each of (a) JPMorgan Chase Bank, N.A. and (b) Goldman Sachs Bank USA, each in their capacity as a joint lead arranger, joint bookrunner and co-structuring agent hereunder.

[***]

“[***] PPA” shall mean a Master Power Generation Services Agreement (or similar agreement) by and between a Loan Party and [***].

“Laws” shall mean, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arrangers” shall mean each Joint Lead Arranger, and each Mandated Lead Arranger.

“Lender” shall mean each Person listed on Schedule 2.01 that has a Commitment or holds outstanding Loans and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance (or an Affiliated Lender Assignment and Acceptance), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender-Related Party” shall mean the Agents, the Lead Arrangers and each Lender, together with their respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Level 3 Commissioning Certificate” shall have the meaning assigned to such term in Section 4.02(i)(i).

“Level 3 Commissioning Deadline” shall have the meaning assigned to such term in Section 4.02(i)(i).

“Level 4 Commissioning Requirement” means, in respect of the applicable Credit Extension for any Tranche, a certificate from the Commissioning Consultant certifying the successful completion, in all material respects, of the Level 4 Functional Performance Test with respect to the DC, (i) in respect of Tranche 2, no later than thirty-five (35) days (or such shorter number of days deemed acceptable by the Commissioning Consultant and agreed to by the Borrower and the Required Lenders) prior to the Delivery Date of Tranche 2, and (ii) in respect of any other Tranche, no later than forty-five (45) days (or such shorter number of days deemed acceptable by the Commissioning Consultant and agreed to by the Borrower and the Required Lenders) prior to the Delivery Date of such Tranche (or, with respect to the Initial Tranche, no later than the date of such Credit Extension) (the deadlines described in clauses (i) and (ii) each being a “Level 4 Commissioning Deadline”), in each case, to be delivered no later than five (5) Business Days after the relevant Level 4 Commissioning Deadline (such certificate in respect of each Tranche, a “Level 4 Commissioning Certificate”).

“Level 4 Commissioning Certificate” shall have the meaning assigned to such term in the definition of “Level 4 Commissioning Requirement.”

“Level 4 Commissioning Deadline” shall have the meaning assigned to such term in the definition of “Level 4 Commissioning Requirement.”

“Level 4 Functional Performance Test” shall have the meaning assigned to such term in Schedule 1.01(c).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Parent Guarantee (Bad Acts)” shall mean that certain Limited Parent Guarantee (Bad Acts) with respect to a “bad acts” guarantee and indemnity, dated as of the Closing Date, by and among Parent and the Collateral Agent.

“Limited Parent Guarantee (MSA)” shall mean that certain Limited Parent Guarantee (Management Services Agreement) with respect to the Management Services Agreement, dated as of the Closing Date, by and among Parent and the Collateral Agent; provided that the Limited Parent Guarantee (MSA) shall not be required if the Administrative Agent replaces the Manager under the Management Services Agreement.

“Limited Parent Guarantee (RVG)” shall mean that certain Limited Parent Guarantee (RVG) with respect to a “residual value” guarantee and indemnity, dated as of the Closing Date, by and among Parent and the Collateral Agent.

“Limited Parent Guarantees” shall mean (a) the Limited Parent Guarantee (Bad Acts), (b) the Limited Parent Guarantee (MSA) and (c) the Limited Parent Guarantee (RVG).

“Loan Documents” shall mean (a) this Agreement, (b) the Security Documents, (c) any Secured Hedge Agreement, (d) the Master Landlord Direct Agreement, (e) the Customer Direct Agreement, (f) the OEM RANDA, (g) the [***] Step-In Rights Agreements (to the extent required by the Customer), (h) any promissory note issued under Section 2.07(d), (i) the Closing Payment and Fee Letters, (j) each Secured Party Designation Notice, (k) the Payment Direction Letter and (l) each other document entered into in connection with the Facilities or otherwise designated as a Loan Document by the Borrower and the Administrative Agent.

“Loan Participation Note” shall mean any loan participation note or security issued and/or arranged by a Lender, an Affiliate thereof, or a Participant referencing (or whose payments are determined by reference to the performance of) the Loans.

“Loan Party” shall mean the Borrower and the Affiliate Guarantor.

“Major Majority Lenders” shall mean, at any time, the consent of Lenders having Loans and Commitments that, taken together, represent more than 75% of the sum of all Loans and Commitments of the Lenders at such time, provided that, in the case of any proposed amendment or waiver that only affects only one Facility, “Major Majority” shall mean, at any time the consent of Lenders having Loans and Commitments that, taken together, represent more than 75% of the sum of all Loans and Commitments of such affected Facility; provided, further that (1) at any time the consent of Lenders is required and any Lender holds more than 30% of the sum of all Loans and Commitments, to the extent there are three or more Lenders that are not Affiliates at such time, Major Majority Lenders must include three Lenders that are not Affiliates of each other and (2) at any time the consent of Lenders is required and no Lender holds more than 30% of the sum of all Loans and Commitments, to the extent there are two or more Lenders that are not Affiliates at such time, Major Majority Lenders must include two Lenders that are not Affiliates of each other, provided further that, the consent of each of J.P. Morgan Securities PLC, Goldman Sachs Bank USA, and Goldman Sachs Asset Management, L.P must be obtained to constitute consent from the ‘Major Majority Lenders’.

“Management Services Agreement” shall mean that certain Management Services Agreement to be entered into on or prior to the Closing Date by and between the Borrower, the Affiliate Guarantor and the Manager.

“Management Stockholders” means current or former management members, officers, directors, employees and other members of the management of the Parent or any its Subsidiaries, or family members or relatives of any of the foregoing (provided that such relatives shall include only those Persons who are or become Management Stockholders in connection with estate planning for or inheritance from other Management Stockholders, as determined in good faith by the Parent), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Parent or any of its Subsidiaries (including any options, warrants or other rights in respect thereof).

“Manager” shall mean Nscale Operations US LLC, a Delaware limited liability company, in its capacity as manager for the Borrower pursuant to the Management Services Agreement.

“Manager Fees and Expenses” shall mean the fees and expenses payable by the Borrower or the Affiliate Guarantor to the Manager under the terms of the Management Services Agreement.

“Mandated Lead Arranger” shall mean each of: (a) Credit Agricole Corporate and Investment Bank, (b) Deutsche Bank Ag, New York Branch, (c) Mizuho Bank, Ltd., (d) MUFG Bank, Ltd, (e) Royal Bank of Canada, (f) Sumitomo Mitsui Banking Corporation, (g) Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, and (h) Oversea-Chinese Banking Corporation Limited, New York Agency, each in their capacity as a mandated lead arranger hereunder.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Landlord” shall mean [***], in its capacity as lessor under the Net Lease Agreement.

“Master Landlord Direct Agreement” shall mean that certain Consent and Agreement to be entered into on or prior to the initial Delayed Draw Funding Date by and among the Master Landlord, the Borrower, the Affiliate Guarantor and the Collateral Agent in respect of the Net Lease Agreement.

“Master Services Agreement” shall mean that certain Master Services Agreement dated as of [***], between the DCCo and [***], together with that certain Statement of Work issued pursuant thereto dated as of [***].

“Material Adverse Effect” shall mean any event or circumstance affecting the Loan Parties, taken as a whole, that has had (a) a material adverse effect on the business, operations, properties, assets or financial condition of the Loan Parties, (b) a material adverse effect on the ability of the Loan Parties to fully and timely perform their payment obligations under the Loan Documents, or (c) a material impairment of the validity or enforceability of, the material rights, remedies or benefits available to the Lenders, the Administrative Agent or the Collateral Agent under, any Loan Document, provided that solely for purposes of the foregoing clause (a), any delivery delays of the GPU Servers to the Borrower will not, and do not, constitute a “Material Adverse Effect” on the Loan Parties.

“Material Indebtedness” shall mean, with respect to the Loan Parties, any Indebtedness (excluding the Loans, any Indebtedness under a Material Project Contract, and, for the avoidance of doubt, undrawn letters of credit and performance bonds) of the Loan Parties in an aggregate principal amount exceeding $[***].

“Material Intellectual Property” shall mean any intellectual property of any Loan Party that is material to the operation of the Loan Parties after giving effect to any designation, transfer or exclusive license.

“Material Project Contracts” shall mean (a) the Customer Contract, (b) the Management Services Agreement, (c) the [***] Purchase Agreement (including each equipment warranty provided thereunder), (d) the Net Lease Agreement, (e) the Colocation Agreement, (f) the Master Services Agreement, (g) the Kodiak PPA (unless such agreement is terminated pursuant to Section 7.01(m)(ii)(B) or Section 6.10(a), replaced pursuant to Section 7.01(m)(ii)(A) or assigned pursuant to Section 6.10(c)), (h) each other document entered into by a Loan Party after the date hereof to implement the BTM Solution (including, any equipment purchase agreement, gas interconnection agreement, gas supply agreement, gas transportation agreement and shared facilities agreement) (unless such agreements are terminated pursuant to Section 7.01(m)(ii)(B) or Section 6.10(a), replaced pursuant to Section 7.01(m)(ii)(A) or assigned pursuant to Section 6.10(c)), (i) each such document replacing the agreements specified in the foregoing clauses (g) and (i), and (j) any other agreement designated as a “Material Project Contract” by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders).

“Material Project Contract Damages” shall mean any damages paid to a Loan Party by the relevant counterparty to a Material Project Contract for any breach by such counterparty thereof.

“Maximum Hedge Threshold” shall have the meaning assigned to such term in Section 5.23.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“[***] Step-In Rights Agreements” shall mean those certain agreements to be entered into by the Customer, the Borrower, the Affiliate Guarantor and the Collateral Agent and by the Customer, the Affiliate Guarantor, the Master Landlord and the Collateral Agent on or prior to the initial Delayed Draw Funding Date in accordance with Section 4.02(j).

“Minimum Annual Expense Reserve Amount” shall mean, as of any Payment Date, an aggregate amount equal to the sum of all of the following calculations made with respect to each Annual Expense that shall be due and payable on or before the date that is twelve (12) months following such Payment Date: (a) the amount of such Annual Expense, divided by (b) four (4), multiplied by (c) the number of Payment Dates that have elapsed since the date that was twelve (12) months prior to the due date of such Annual Expense.

“Minimum Debt Service Reserve Amount” shall mean as of any Delayed Draw Funding Date or any Payment Date occurring thereafter, an amount equal to the sum of 67% of Debt Service projected to be payable by the Borrower with respect to all outstanding Delayed Draw Loans during any consecutive three (3) month period, calculated based on the highest Debt Service for any consecutive three (3) month period, in the remaining period until the Term Maturity Date.

“Minimum GPU Quantity” shall have the meaning assigned to such term in Section 4.02(g)(i).

“Minimum GPU Spares Reserve Amount” shall mean, as of any Payment Date, an aggregate amount equal to the sum of (a) the GPU Failure Rate Account Criteria and (b) the amount required to comply with Section 5.19(b)(iv).

“Minimum Hedge Threshold” shall have the meaning assigned to such term in Section 5.23.

“Minimum OpEx Reserve Amount” shall mean, as of any Delayed Draw Funding Date or any Payment Date, an aggregate amount equal to the sum of all Operating Expenses (other than Annual Expenses) projected to be payable by the Loan Parties in any consecutive three (3) month period, calculated based on the highest Operating Expenses for any consecutive three (3) month period, in the remaining period until the Term Maturity Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, its Subsidiaries or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Lease Agreement” shall mean that certain Net Lease Agreement, dated as of [***] (as amended by that certain Amendment No 1 to Net Lease Agreement, dated as of [***], as amended by that certain Second Amendment to Net Lease Agreement, dated as of [***], and as may be further amended from time to time in accordance herewith) between the Affiliate Guarantor and the Master Landlord.

“Net Lease Documents” shall mean (1) the Net Lease Agreement, (2) that certain Customer Parent Guaranty, dated as of [***], by Nscale Global Holdings Limited (as novated to the Parent pursuant to that certain Novation Agreement dated as of [***] and as further amended, amended and restated, supplemented or otherwise modified from time to time), (3) that certain Guarantee of Lease and Recognition Agreement, dated as of [***], by and among the Affiliate Guarantor, the Master Landlord and the OEM (as amended by that certain First Amendment to Guarantee of Lease and Recognition Agreement, dated as of [***], as amended by that certain OEM Consent to Transfer and Second Amendment to Guarantee of Lease and Recognition Agreement, dated as of [***] and as amended, amended and restated, supplemented or otherwise modified from time to time), (4) that certain Indemnity and Undertaking Agreement, dated as of [***], by and among Nscale Global Holdings Limited, the Affiliate Guarantor and the OEM (as amended by that certain Amendment to Indemnity and Undertaking Agreement, dated as of [***], pursuant to which the Parent became a party thereto, and as further amended, amended and restated, supplemented or otherwise modified from time to time) and (5) that certain Escrow Agreement, dated as of [***], by and among Nscale Global Holdings Limited, the OEM and U.S. Bank National Association, as escrow agent, and (6) that certain Notice and Net Lease Agreement to be entered into between the Master Landlord and the Affiliate Guarantor.

“Net Proceeds” shall mean:

(a) with respect to any Disposition by any Loan Party, 100% of the cash proceeds actually received by any Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable) in connection with such Disposition minus (i) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than pursuant to this Agreement or any Secured Hedge Agreement) or (B) any other required payments of other obligations relating to the Disposition with the proceeds thereof, (ii) the reasonable or customary out-of-pocket fees and expenses incurred by such Loan Party (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by any Parent Company, such Loan Party’s direct or indirect equity owners or such Loan Party as a result thereof, in each case to the extent attributable to such Loan Party, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities related to any of the applicable assets or retained by any Loan Party, including liabilities related to environmental matters or against any indemnification obligations;

(b) with respect to any Casualty Event, 100% of the cash proceeds actually received by any Loan Party in connection therewith (including casualty insurance settlements and condemnation awards, but only as and when received) minus (i) the reasonable or customary out-of-pocket fees and expenses incurred by any Loan Party (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees) in connection therewith and (ii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by any Parent Company, such Loan Party’s direct or indirect equity owners, such Loan Party or any of its Affiliates as a result thereof, in each case, to the extent attributable to such Loan Party;

(c) with respect to the incurrence of any Indebtedness that is not permitted pursuant to Section 6.01, 100% of the cash proceeds from such incurrence by any Loan Party of any such Indebtedness minus (i) the reasonable or customary out-of-pocket fees and expenses incurred by any Loan Party (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees) in connection therewith and (ii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by any Parent Company, such Loan Party’s direct or indirect equity owners, such Loan Party or any of its Affiliates as a result thereof, in each case, to the extent attributable to such Loan Party;

but excluding:

(i) any proceeds of insurance maintained in excess of the requirements set out in Section 5.02 and Schedule 5.02;

(ii) any property insurance settlements required to be applied in the replacement, rectification, reinstatement and/or repair (which may occur at the original site or an alternative site and may include functionally equivalent or upgraded assets) in connection with such Casualty Event under the terms of the relevant insurances;

(iii) proceeds from Business Interruption Insurance to the extent used (or intended to be used) by any Loan Party to fund Operating Expenses, fund Debt Service or otherwise as deposited in an Available Cash Account; and

(iv) amounts applied toward deductibles or self-insured retentions borne by any Loan Party; and

(d) with respect to any Material Project Contract Damages, 100% of the cash proceeds actually received by any Loan Party in connection with such Material Project Contract Damages minus (i) the reasonable or customary out-of-pocket fees and expenses incurred by such Loan Party (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees) in connection therewith and (ii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by a Parent, such Loan Party’s direct or indirect equity owners, such Loan Party or any of its Affiliates as a result thereof, in each case, to the extent attributable to any Loan Party and its Subsidiaries).

“Net Short Lender” shall have the meaning assigned to such term in Section 9.08.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notice of Conversion/Continuation” shall have the meaning assigned to it in Section 2.05.

[***]

“Obligations” shall mean, with respect to any Loan Party, all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document or Erroneous Payment Subrogation Rights, or to any Secured Hedge Counterparty pursuant to the terms of any Secured Hedge Agreement, or pursuant to the terms of any Guarantee in respect of the foregoing, together with the due and punctual performance of all other obligations of such Loan Party under or pursuant to the terms of this Agreement or the other Loan Documents or any Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including fees, indemnities, costs and expenses (including all fees, charges and disbursement of counsel to each of the Agents or any Lender that are required to be paid by any Loan Party pursuant hereto), and interest and fees that accrue after the commencement by or against the Loan Parties or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case other than any Excluded Swap Obligations.

“OEM” shall mean [***] in its capacity as the Affiliate Guarantor’s OEM GPU supplier.

“OEM RANDA” shall mean that certain Recognition, Attornment and Non-Disturbance Agreement (OEM) to be entered into on or prior to the initial Delayed Draw Funding Date by and among the Borrower, the Affiliate Guarantor, the OEM and the Collateral Agent.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Expenses” shall mean, without duplication, all operating costs and expenses of the Loan Parties paid or payable to any Person other than a Loan Party, and any maintenance capital expenditures with respect to the Infrastructure (which, for the avoidance of doubt, excludes Capital Expenditure); provided that any reimbursement or payment by one Loan Party to another Loan Party in respect of a cost or expense that constitutes an Operating Expense of such other Loan Party shall not separately constitute an Operating Expense of the Loan Party making such reimbursement or payment; provided further that Manager Fees and Expenses are not Operating Expenses.

“OpEx Reserve Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “OpEx Reserve Account” in writing by the Borrower to the Administrative Agent.

“OpEx Reserve L/C” shall mean each irrevocable standby letter of credit in favor of the Collateral Agent for the benefit of the Secured Parties issued by an Acceptable Issuer in form, scope and substance reasonably satisfactory to the Administrative Agent. Any such letter of credit (a) must be drawable prior to its stated maturity in the event (i) the Borrower fails to meet the OpEx Reserve Requirement in accordance with this Agreement, (ii) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date, (iii) the issuer thereof ceases to be an Acceptable Issuer and a replacement letter of credit has not been obtained from an Acceptable Issuer within the earlier of (A) thirty (30) days after such downgrade and (B) five (5) Business Days prior to its stated maturity date or (iv) an Event of Default has occurred and is continuing, (b) must be non-recourse to the Borrower and (c) shall not otherwise constitute Indebtedness of the Borrower or be secured by a Lien on any of the property of the Borrower. The Borrower shall have the right to replace, reduce, or terminate any OpEx Reserve L/C at any time, provided the Borrower shall be in compliance with the OpEx Reserve Requirement after giving effect thereto.

“OpEx Reserve Requirement” shall mean, on the applicable Delayed Draw Funding Date and on any Payment Date to occur after such Delayed Draw Funding Date, the Funded OpEx Reserve Amount shall be equal to or greater than the Minimum OpEx Reserve Amount applicable to such date.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Proceeds” shall mean (a) all Net Proceeds from any Disposition by any Loan Party or any of its Subsidiaries of any Uncontracted Infrastructure or Unfunded Infrastructure (in each case, to the extent constituting Collateral) and (b) all Net Proceeds from any Casualty Event; provided that “Other Proceeds” shall not include any Equity Proceeds and proceeds received by any Loan Party under Business Interruption Insurances or any proceeds received under any warranties for the GPU Servers in connection with failed, defective, damaged or non-functioning GPU Servers pursuant to Section 6.05(e).

“Other Proceeds Account” shall mean a securities or deposit account of the Borrower established with the Depositary Bank and designated as the “Other Proceeds Account” in writing by the Borrower to the Administrative Agent.

“Other Taxes” shall mean any and all present or future stamp, court, recording, filing, documentary or similar Taxes or any other similar excise or property Taxes, intangible Taxes, charges or levies arising from any payment made under, or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Parent” shall mean Nscale Limited, a company incorporated under the laws of England and Wales with the registered number 16925886.

“Parent Company” shall mean, as the context may require, the Parent, any Pledgor and any other Person that is a direct or indirect parent company (which may be organized, among other things, as a partnership), including any managing member, of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(b)(vi).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(b)(vi).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Public Law 107-56 (signed into law on October 26, 2001).

“Payment Date” shall mean (a) the last Business Day of each March, June, September and December, commencing with the first full Financial Quarter of the Borrower ending after the initial Delayed Draw Funding Date and (b) the Term Maturity Date (or if the Term Maturity Date is not a Business Day, the preceding Business Day).

“Payment Direction Letter” means that certain Payment Direction Letter, between the Borrower and the Administrative Agent, dated on or around the date of this Agreement.

“Payment in Full” shall mean (a) the Commitments have been terminated and (b) the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in cash in full other than contingent or indemnification obligations not then due or for which no claim has been made and (c) all Secured Hedge Agreements (other than Secured Hedge Agreements as to which arrangements satisfactory to the applicable Secured Hedge Counterparty party to such Secured Hedge Agreement shall have been made) have been novated concurrently with any payment described in clause (b) above or have been terminated or expired and all amounts payable by the Borrower Parties to the Secured Hedge Counterparties in respect thereof have been paid in full.

“Payment or Bankruptcy Event of Default” shall mean an Event of Default as set out in Sections 7.01(b), 7.01(c), 7.01(h) or 7.01(i).

“Payment Recipient” shall have the meaning assigned to it in Section 9.26.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Holders” shall mean, collectively, (a) the Management Stockholders (including any Management Stockholders holding Equity Interests through an equityholding vehicle), (b) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of any Parent Company, acting in such capacity, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company or Permitted Plan are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (a) through (b), collectively, have beneficial ownership of more than fifty percent (50%) of the total voting power of the Equity Interests of the Borrower or any Parent Company held by such group, (d) any Holding Company and (e) any Permitted Plan.

“Permitted Plan” means any employee benefits plan of the Parent or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership (general or limited), limited liability company (or series or division thereof), individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(3) of ERISA, but excluding any Multiemployer Plan, in respect of which the Borrower or, with respect to any such plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate, is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Agreement applicable to such Collateral and the meaning assigned to “Collateral” in each Share Pledge Agreement.

“Pledged Debt” shall have the meaning assigned to such term in the Collateral Agreement.

“Pledgor” shall mean (i) with respect to the Borrower, Nscale Ward County Borrower HoldCo SPV, LLC, a Delaware limited liability company and (ii) with respect to the Affiliate Guarantor, Nscale DC Holdings Limited, a limited liability company incorporated in England and Wales with registration number 16720383.

“Power Hedge Agreement” shall have the meaning assigned to such term in Section 5.25.

“Power Hedge Requirement” shall have the meaning assigned to such term in Section 5.25.

“Prepayment Offer” shall have the meaning assigned to such term in Section 2.09(e).

“Prepayment Offer Deadline” shall have the meaning assigned to such term in Section 2.09(e).

“Prepayment Premium” shall have the meaning assigned to such term in Section 2.09(d)(i).

“primary obligor” shall have the meaning set forth in the definition of the term “Guarantee.”

“Prime Rate” shall mean the “U.S. Prime Rate” as quoted in the Wall Street Journal.

“Prior Liens” shall mean Liens permitted pursuant to Section 6.02 other than Liens permitted pursuant to clause (c) of the definition of “Excepted Liens”.

“Pro Rata Share” shall mean, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Delayed Draw Loan Commitments, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Project” shall mean the Services to be provided by the Borrower or its Subsidiaries pursuant to the Customer Contract.

“Project Costs” shall have the meaning assigned to such term in Section 3.11.

“Projected Contracted Cash Flow” shall mean, with respect to the Customer Contract, the projected amounts of contracted cash flows to any Loan Party or its Subsidiaries from the Customer Contract pursuant to the Financial Model, but excluding the Customer Contract Prepayment Amounts allocated to GPU Capital Expenditures.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUCT” shall mean the Public Utility Commission of Texas and any successor.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“PUE” shall mean power usage effectiveness.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to it in Section 9.25.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Relevant Entity (other than the Borrower) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“[***] Technical Due Diligence Report” shall mean that certain technical due diligence report entitled “Ward County Date Center Technical and Environmental Due Diligence Review” dated [***], prepared by [***] in respect of the DC, as delivered to the Administrative Agent and Lenders prior to the Closing Date.

“Rate Hedging Adjustment Event” shall have the meaning assigned to such term in Section 5.23(b).

“Remaining Tenor” shall have the meaning given to that term in the definition of “Fixed Rate Margin”.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” shall mean (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or any prudential regulator or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii) or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, controlling persons, members, representatives, and the successors of each of the foregoing, of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or through the Environment.

“Relevant Entity” shall mean each of the Borrower Parties and the Parent.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30) day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, the consent of Lenders having Loans and Commitments that, taken together, represent more than 50% of the sum of all Loans and Commitments of the Lenders at such time, provided that, in the case of any proposed amendment or waiver that only affects one Facility, “Required Lenders” shall mean, at any time the consent of Lenders having Loans and Commitments that, taken together, represent more than 50% of the sum of all Loans and Commitments of such affected Facility; provided, further that (1) at any time the consent of Lenders is required and any Lender holds more than 30% of the sum of all Loans and Commitments, to the extent there are three or more Lenders that are not Affiliates at such time, Required Lenders must include three Lenders that are not Affiliates of each other and (2) at any time the consent of Lenders is required and no Lender holds more than 30% of the sum of all Loans and Commitments, to the extent there are two or more Lenders that are not Affiliates at such time, Required Lenders must include two Lenders that are not Affiliates of each other.

“Required Model Updates” shall mean adjustments to the Financial Model to reflect, or otherwise account for:

(i)
respect of SOFR Loans, (i) the actual strike rate for the interest amounts with respect to such SOFR Loans that will be hedged as per the Interest Rate Hedge Agreement(s) and (ii) if applicable, the prevailing Term SOFR for the relevant tenor as of such date of determination for all other unhedged interest amounts based on the then-current Term SOFR for such tenor;
(ii)
in respect of power, the hedged power rates per the applicable Power Hedge Agreement (and in accordance with the Power Hedge Requirement);
(iii)
any increase or reduction in Projected Contracted Cash Flows with respect to a Tranche (without double counting) (A) as a result of any Delay Credits (as defined in the Customer Contract) with respect to such Tranche that have actually accrued to the Customer as of such date of determination, (B) on the date of the initial Credit Extension in respect of any Tranche, resulting from an assumption that no Projected Contracted Cash Flow will result from any Tranche GPU Funding Date Shortfall for such Tranche, (C) on the Tranche 3 Acceptance Date, resulting from an assumption that (I) no Projected Contracted Cash Flow will result from any Tranche GPU Funding Date Shortfall for all Tranches that remain outstanding (but as adjusted to reflect any deliveries of additional GPU Servers by the Borrower to the Customer prior to such determination date) and (II) the Borrower will accrue Delay Credits (as defined in the Customer Contract) in accordance with the Customer Contract for the full amount of such remaining Tranche GPU Funding Date Shortfall for all Tranches (other than where such Delay Credits (as defined in the Customer Contract) have already been previously accounted for pursuant to clause (A) above), and (D) on the date of the initial Credit Extension in respect of any Tranche, as a result of the Customer accepting additional GPU Servers with respect to the prior Tranche such that any Tranche GPU Funding Date Shortfall with respect to that prior Tranche is reduced, in which case the assumed reduction in Projected Contracted Cash Flow that initially applied to such Tranche will be adjusted upwards; and
(iv)
any updates to the estimated or actual timing of any grid power increase to the DC, including, but not limited to, the provision and availability of the Expansion Power Capacity, and the associated increase to the fixed monthly rent under the Net Lease Agreement (and consequential impact to the Operating Expenses).

“Required Updated Financial Model” shall have the meaning assigned to such term in Section 5.04(k).

“Resizing Trigger Date” means each of (i) the Tranche 2 Acceptance Date, (ii) the Tranche 3 Acceptance Date, and (iii) the date on which the Expansion Power Capacity is made available to the Affiliate Guarantor under the Net Lease Agreement.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any chief executive officer, Financial Officer, chief legal officer, president, secretary, manager, treasurer, authorized signatory, director, general partner, managing member or sole member of such Person, or any other officer responsible for managing the transaction on behalf of such Person.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“ROFO Period” shall have the meaning assigned to the term in the definition of “RVG Triggering Event”.

“ROFO Price” shall have the meaning assigned to the term in the definition of “RVG Triggering Event”.

“RVG Triggering Event” shall mean, following the valid termination by the Customer of any Tranche or any portion of a Tranche (a “Tranche Termination”) as a result of non-acceptance of such Tranche and where, as a result thereof, the Borrower is required to either: (a) refund any Customer Contract Prepayment Amount previously paid by the Customer in respect of such Tranche or (b) prepay the Delayed Draw Loans drawn by the Borrower to fund the related Infrastructure and mechanical, electrical and plumbing or similar assets associated with such Tranche (the “Tranche-Specific Assets”) pursuant to Section 2.09(b)(iii), the Borrower shall, at its option during the RVG Period:

(x) sell such Infrastructure and Tranche-Specific Assets as follows: (1) first, Parent (or an Affiliate thereof) shall have a right of first offer, exercisable for a period of ten (10) Business Days from the commencement of the RVG Period (the “ROFO Period”), to purchase such Infrastructure and Tranche-Specific Assets at a price equal to the greater of (A) the sum of (i) the amount required to be prepaid pursuant to Section 2.09(b)(iii) and Hedge Termination Amounts payable in connection with such prepayment or event causing such prepayment and (ii) the Customer Contract Prepayment Amount allocable to such terminated Tranche and (B) any higher amount agreed between the Parent and the Borrower (the “ROFO Price”); and (2) if the Parent’s offer is not accepted within the ROFO Period (or, if accepted, does not close within a period of five (5) Business Days after acceptance due to the Parent’s failure to fund), the Borrower may sell such Infrastructure and Tranche-Specific Assets to a third party on arm’s-length terms pursuant to a sale process to be completed within thirty (30) Business Days after the expiration of the ROFO Period (the “Third-Party Sale Period”), whereby in each case, and within the RVG Period, all cash proceeds (along with any trapped cash in the GPUCo Distribution Reserve Account or the DCCo Distribution Reserve Account, if elected by the Borrower) of such disposition shall be applied in the following order: (A) first, to repay the indebtedness allocated to such Tranche (including principal, accrued interest, fees and amounts owing under any related Secured Hedge Agreements), (B) second, to pay the Customer Contract Prepayment Amount relating to such Tranche, and (C) third, thereafter to be applied in accordance with Section 6.06(f);

(y) re-allocate the relevant Infrastructure to one or more future Tranches under the Customer Contract, subject to receipt by the Administrative Agent of a certificate by the Technical Advisor certifying as to the permissibility of the Infrastructure reallocation under the Customer Contract and that completion and acceptance of such Tranche and each subsequent Tranche can be completed in accordance with the required specifications and time requirements under the Customer Contract for the relevant Tranche; or

(z) remarket and redeploy the relevant Infrastructure pursuant to a customer contract that satisfies the criteria, and otherwise subject to satisfaction or waiver of the conditions, set forth on Schedule 1.01(a), or as otherwise approved by the Administrative Agent (acting on the written instructions of the Supermajority Lenders).

The RVG Triggering Event shall commence automatically on the Tranche Termination Date and shall continue through the end of the RVG Period.

“RVG Period” means, in respect of any Tranche, the period (a) commencing on a Tranche Termination Date in respect of such Tranche and (b) ending on the sixty (60) day anniversary of the Tranche Termination Date.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean a country or territory that is the subject or target of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean, at any time, any Person that is the target of any Sanctions, including (a) any Person listed in any list of designated Persons maintained by the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom, or Canada; (b) any Person located, organized or resident in a Sanctioned Country; or (c) any Person 50% or more owned or (where relevant under applicable Sanctions) controlled by, directly or indirectly, any of the foregoing Person or Persons referred to in paragraphs (a) or (b) of this definition.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time (a) by the U.S. government, including, without limitation, those administered by OFAC, and the U.S. Department of State, or (b) by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, Global Affairs Canada or the Department of Public Safety of Canada.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Hedge Agreements” shall mean the Secured Interest Rate Hedge Agreements and the Secured Power Hedge Agreements.

“Secured Hedge Counterparty” shall mean, with respect to any Secured Interest Rate Hedge Agreement or Secured Power Hedge Agreement, any Person that, (x) as of the Closing Date (with respect to a Secured Interest Rate Hedge Agreement or Secured Power Hedge Agreement that is in effect on the Closing Date), is a Joint Lead Arranger, Joint Bookrunner or an Affiliate of such Persons, or (y) at any time following the Closing Date, when it enters into (including by way of amendment, assignment, transfer, novation or conversion of an existing Swap Agreement) a Secured Interest Rate Hedge Agreement or Secured Power Hedge Agreement, is a Lender or an Agent or an Affiliate of a Lender or Agent; provided that (A) in the case of clause (y), such Person (or any Person guaranteeing such Person’s obligations under such Secured Interest Rate Hedge Agreement or Secured Power Hedge Agreement) has at least an A- or A3 (or their functional equivalent) long-term unsecured debt rating by at least two of DBRS, Inc. (Morningstar DBRS), Moody’s, S&P or Fitch Ratings, Inc. (with a stable or positive outlook if such rating is A- or A3) as of the date of such Secured Interest Rate Hedge Agreement or Secured Power Hedge Agreement and (B) in the case of both clause (x) and (y), such Person has delivered a Secured Party Designation Notice to the Agents.

“Secured Hedge Transaction” shall mean any transaction (howsoever defined under the relevant Secured Hedge Agreement) under any Secured Hedge Agreement.

“Secured Interest Rate Hedge Agreement” shall mean any Interest Rate Hedge Agreement which (a) is entered into (including by way of amendment, assignment, transfer, novation or conversion of an existing Swap Agreement) by and between the Borrower and a Secured Hedge Counterparty and (b) requires the obligations of the Borrower under such Interest Rate Hedge Agreement to be secured by a Lien on the Collateral under the Security Documents (or for which the failure to be secured by a Lien on the Collateral would be a breach of, or an event of default or termination event under such Interest Rate Hedge Agreement).

“Secured Parties” shall have the meaning ascribed to such term in the Collateral Agreement.

“Secured Party Designation Notice” shall mean a notice substantially in the form attached as Exhibit N hereto.

“Secured Power Hedge Agreement” shall mean any Power Hedge Agreement which (a) is entered into (including by way of amendment, assignment, transfer, novation or conversion of an existing Swap Agreement) by and between the Borrower and a Secured Hedge Counterparty and (b) requires the obligations of the Borrower under such Power Hedge Agreement to be secured by a Lien on the Collateral under the Security Documents (or for which the failure to be secured by a Lien on the Collateral would be a breach of, or an event of default or termination event under such Power Hedge Agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement, the Limited Parent Guarantees, the Share Pledge Agreements (solely with respect to the Pledgors), the Control Agreements, and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or Section 5.10.

“Senior Operating Expenses” shall have the meaning assigned to such term in Section 2.20(b)(ii).

“Services” shall have the meaning ascribed to such term in the Customer Contract.

“Share Pledge Agreements” shall mean the pledge agreements in respect of the issued share capital of the Borrower and the Affiliate Guarantor, dated as of the Closing Date, between the applicable Pledgor and the Collateral Agent.

“Sizing DSCR” shall mean, as of any Payment Date, with respect to the applicable Tranche, the ratio of (a) the total Projected Contracted Cash Flows, minus Senior Operating Expenses, minus Manager Fees and Expenses (subject to the cap set forth in Section 2.20(b)(ii)(C)) to (b) Debt Service, in each case with respect to the Collection Period ending on such Payment Date if such Payment Date is the last calendar day of any Financial Quarter (or, if the Payment Date occurs before the calendar quarter end solely because the final calendar day of the Financial Quarter in which such Payment Date occurs is not a Business Day, the Collection Period ending on such final calendar day).

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Floating Rate Delayed Draw Loan that bears interest at a rate based on Term SOFR.

“SOFR Swap Rate” shall have the meaning given to that term in the definition of “Fixed Rate Margin”.

“SOFR Unavailability Period” shall mean, the period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.

“SOW Amendment No. 3” shall have the meaning set forth in the definition of the term “Customer Contract.”

“SOW Amendment No. 4” shall have the meaning set forth in the definition of the term “Customer Contract.”

“Spares Failure Covenant” shall mean the requirements set forth in Section 5.19(b).

“Specified Period” shall mean, with respect to each Payment Date, the period beginning on (a) in the case of a Cash Shortfall Event, such Payment Date that the Cash Shortfall Event occurs and (b) in the case of a failure to comply with the requirement of the Financial Covenant, the last day of the Collection Period ending on such Payment Date if such Payment Date is the last calendar day of any Fiscal Quarter (or, if the Payment Date occurs before the calendar quarter end solely because the final calendar day of the Financial Quarter in which such Payment Date occurs is not a Business Day, the Collection Period ending on such final calendar day) and, in each case, lasting until (and including) the date on which the Compliance Certificate is delivered (or, if earlier, the date on which such Compliance Certificate is required to be delivered pursuant to Section 5.04(d)) for such Collection Period.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership (general or limited), association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Supermajority Lenders” shall mean, at any time, the consent of Lenders having Loans and Commitments that, taken together, represent more than 66 2/3% of the sum of all Loans and Commitments of the Lenders at such time, provided that, in the case of any proposed amendment or waiver that only affects one Facility, “Supermajority Lenders” shall mean, at any time the consent of Lenders having Loans and Commitments that, taken together, represent more than 66 2/3% of the sum of all Loans and Commitments of such affected Facility; provided, further that (1) at any time the consent of Lenders is required and any Lender holds more than 30% of the sum of all Loans and Commitments, to the extent there are three or more Lenders that are not Affiliates at such time, Supermajority Lenders must include three Lenders that are not Affiliates of each other and (2) at any time the consent of Lenders is required and no Lender holds more than 30% of the sum of all Loans and Commitments, to the extent there are two or more Lenders that are not Affiliates at such time, Supermajority Lenders must include two Lenders that are not Affiliates of each other.

“Supplemental Agent” shall have the meaning assigned to such term in Section 8.12(a).

“Supported QFC” shall have the meaning assigned to it in Section 9.25.

“Swap Agreement” shall mean any agreement (including any transaction, confirmation or similar document entered into pursuant to or governed by any such agreement) with respect to any swap, cap, collar, floor, put, call, forward, future or other derivative transaction or option or similar agreement involving, or settled by reference, to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower Party or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Relevant Entity, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, assessments, fees or other similar charges (including ad valorem charges) in the nature of a tax or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Technical Advisor” shall mean [***] or any other technical advisor selected by the Borrower and reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Technical Advisor Report” shall have the meaning assigned to it in Section 4.01(o)(ii).

“Term Maturity Date” shall mean the earlier of (a) the date on which the Customer pays the final scheduled payment under the Customer Contract to the Borrower, and (b) February 27, 2033.

“Term SOFR” shall mean:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor of three (3) months (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of three (3) months (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided further that, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (at the direction of the Required Lenders)).

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Third-Party Sale Period” shall have the meaning assigned to the term in the definition of “RVG Triggering Event”.

“Total Fixed Rate Delayed Draw Loan Commitment” shall mean the sum of the Fixed Rate Delayed Draw Loan Commitments of all of the Fixed Rate Lenders.

“Total Floating Rate Delayed Draw Loan Commitment” shall mean the sum of the Floating Rate Delayed Draw Loan Commitments of all the Floating Rate Lenders.

“Tranche” shall mean each of the Initial Tranche, Tranche 2 and Tranche 3, as the context may require.

“Tranche Advance Rate” shall mean, as of any date of determination, the lesser of:

(a) the product of (x) 90% and (y) GPU Capital Expenditures incurred prior to, concurrently with, or to be financed by the borrowing relating to, the applicable Delayed Draw Funding Date; and

(b) the maximum amount of Delayed Draw Loans that could be borrowed on such Delayed Draw Funding Date that results in the Sizing DSCR for each of the Tranches (assuming the related Delayed Draw Loans are fully drawn) being equal to or greater than 1.30:1.00 for each remaining Payment Date from the first Amortization Start Date until the Term Maturity Date.

“Tranche GPU Funding Date Shortfall” shall have the meaning assigned to such term in Section 4.02(g)(i).

“Tranche Scheduled Amortization” shall mean with respect to each Delayed Draw Loan with respect to an applicable Tranche, the schedule of Loan principal payments set forth on Schedule 2.08, as such schedule is updated from time to time in accordance with this Agreement.

“Tranche Termination” shall have the meaning assigned to the term in the definition of “RVG Triggering Event”.

“Tranche Termination Date” means the date of any Tranche Termination.

“Tranche-Specific Assets” shall have the meaning assigned to the term in the definition of “RVG Triggering Event”.

“Tranche 2” shall mean that certain tranche under the Customer Contract consisting of 16,128 VR200 GPU Servers.

“Tranche 2 Acceptance Date” means the date that Tranche 2 is accepted by the Customer pursuant to the Customer Contract.

“Tranche 3” shall mean that certain tranche under the Customer Contract consisting of 32,256 VR200 GPU Servers.

“Tranche 3 Acceptance Date” means the date that Tranche 3 is accepted by the Customer pursuant to the Customer Contract.

“Transactions” shall mean, collectively, the transactions to occur on, prior to or immediately after the Closing Date, including (a) the execution and delivery of the Loan Documents and the borrowings hereunder and (b) the payment of all fees and expenses owing in connection with the foregoing.

“Type” shall mean, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Uncontracted Infrastructure” shall mean, collectively, all infrastructure and other related components (including any GPU Servers, networking infrastructure and other hardware) that are (a) purchased by, or transferred to, and owned by any Loan Party and (b) not subject to, or not necessary for any Loan Party to comply with, any Contractual Obligations with respect to the Project (or with respect to any provision of services similar to those provided with respect to the Project); provided that any such infrastructure and related components that are subject to, or necessary for any Loan Party to comply with, its Contractual Obligations under any Material Project Contract that has been terminated or cancelled (other than as a result of the expiration of the stated term of such Material Project Contract and not as a result of a breach or default thereunder or otherwise as not prohibited under the Loan Documents) shall be deemed not to be an Uncontracted Infrastructure.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Undrawn Fee” shall have the meaning assigned to it in Section 2.10(c).

“Unfunded Infrastructure” shall mean, as of any date of determination, Infrastructure for an applicable Tranche in respect of which the Delayed Draw Funding Date with respect to such Tranche has not occurred as of such date.

“Unrestricted Cash” shall mean cash or Cash Equivalents of the Borrower that would not appear as “restricted” on a consolidated balance sheet of the Borrower; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower solely because such cash or Cash Equivalents are subject to a deposit account control agreement or a securities account control agreement in favor of the Collateral Agent shall constitute Unrestricted Cash hereunder.

“Upfront Fee” shall have the meaning assigned to it in the Commitment Party Fee Letter and each Closing Payment and Fee Letter (other than the Administrative/Collateral Agent Fee Letter).

“U.S. Dollars” or “$” shall mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” shall have the meaning assigned to it in Section 9.25.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to it in Section 2.15(e)(ii)(B)(3).

“Warranty Expiration Date” shall have the meaning assigned to such term in Section 5.19(a).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Interpretative Provision.

(a) General. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All references to “knowledge” or “awareness” of any Borrower Party or the Parent or a Responsible Officer means the actual knowledge of a Responsible Officer of such Borrower Party or the Parent, as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(b) Accounting. Except as otherwise provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature not specifically or completely defined herein shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

(c) References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (i) references to organizational documents, agreements (including the Loan Documents), and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are not prohibited by any Loan Document; and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

Section 1.03. Effectuation of Transfers. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions unless the context otherwise requires.

Section 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (it is understood that the foregoing shall cause any grace period associated with any such payment obligation or performance of any covenant, duty or obligation to extend to the immediately succeeding Business Day as well).

Section 1.06. Negative Covenant Compliance. For purposes of determining whether any Loan Party has complied with any exception to Article VI where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken and (b) correspondingly, any such ratio and metric shall only prohibit the relevant Loan Party from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For the avoidance of doubt, with respect to determining whether any Loan Party complies with any negative covenant in Article VI, to the extent that any obligation, transaction, or action could be attributable to more than one exception to any such negative covenant, the relevant Loan Party may categorize or re-categorize all or any portion of such obligation, transaction or action to any one or more exceptions to such negative covenant that permit such obligation, transaction or action.

Section 1.07. Certifications. All certifications to be made hereunder by a Responsible Officer or representative of any Loan Party shall be made by such a Person in his or her capacity solely as a Responsible Officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.08. Rounding. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement (or required to be satisfied for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

Section 1.09. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its

Agent-Related Persons may engage in transactions that affect the calculation of Term SOFR Reference Rate, Term SOFR or any other Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II
The Credits

Section 2.01. Commitments.

(a) Subject to the terms set forth herein, each Lender having a Fixed Rate Delayed Draw Loan Commitment agrees to make Fixed Rate Delayed Draw Loans in U.S. Dollars to the Borrower on any Business Day during the Delayed Draw Availability Period, in an aggregate principal amount that will not result in (i) any Fixed Rate Lender’s outstanding Fixed Rate Delayed Draw Loans exceeding such Fixed Rate Lender’s Fixed Rate Delayed Draw Loan Commitment then in effect or (ii) the aggregate outstanding Fixed Rate Delayed Draw Loans of all Fixed Rate Lenders exceeding the Total Fixed Rate Delayed Draw Loan Commitments then in effect, in each case, after giving effect thereto and to the application of the proceeds thereof.

(b) Subject to the terms set forth herein, each Lender having a Floating Rate Delayed Draw Loan Commitment agrees to make Floating Rate Delayed Draw Loans in U.S. Dollars to the Borrower on any Business Day during the Delayed Draw Availability Period, in an aggregate principal amount that will not result in (i) any Floating Rate Lender’s outstanding Floating Rate Delayed Draw Loans exceeding such Floating Rate Lender’s Floating Rate Delayed Draw Loan Commitment then in effect or (ii) the aggregate outstanding Floating Rate Delayed Draw Loans of all Floating Rate Lenders exceeding the Total Floating Rate Delayed Draw Loan Commitments then in effect, in each case, after giving effect thereto and to the application of the proceeds thereof. Such Floating Rate Delayed Draw Loans may be Base Rate Loans or Term SOFR Loans as further provided herein.

Section 2.02. Loans and Borrowings. Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably among each Facility in accordance with their respective Commitments under such Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent a Borrowing Request (or such other form as may be approved by the Administrative Agent) signed by the

Borrower not later than 12:00 noon, New York time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the Borrowing is to be comprised of Floating Rate Delayed Draw Loan or a Fixed Rate Delayed Draw Loan, and if it is to be comprised of a Floating Rate Delayed Draw Loan, whether the Floating Rate Delayed Draw Loan is to be comprised of Term SOFR Loans or Base Rate Loans (if no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a Term SOFR Loan);

(b) the aggregate amount of the requested Borrowing, which shall be in a minimum amount of at least $500,000 (or, if less, the entire remaining Delayed Draw Loan Commitments at the time of such Borrowing) (or such lesser amount as the Administrative Agent may agree);

(c) the date of such Borrowing, which shall be a Business Day; and

(d) the location and number of the Borrower’s accounts to which funds are to be disbursed or such other account (which shall be a Collateral Account) that is otherwise provided in a customary funds flow memorandum provided to the Administrative Agent and reasonably approved thereby.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings. Each Lender shall make each Loan to be made by it to the Borrower hereunder by 1:00 p.m. New York time on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request.

Section 2.05. Conversion and Continuation Election.

(a) The Borrower shall have the option to (i) request that any Floating Rate Delayed Draw Loan be made as a Term SOFR Loan, (ii) convert at any time all or any part of outstanding Floating Rate Delayed Draw Loans from Base Rate Loans to Term SOFR Loans, (iii) convert any Term SOFR Loan to a Base Rate Loan, or (iv) continue all or any portion of any Floating Rate Delayed Draw Loan as a Term SOFR Loan upon the expiration of the applicable Interest Period. Any Floating Rate Delayed Draw Loan having the same proposed Interest Period to be made or continued as, or converted into, a Term SOFR Loan must be in a minimum amount of $500,000 (or such lesser amount as the Administrative Agent may agree). Any such election must be made by the Borrower by 2:00 p.m. (New York time) on the third Business Day prior to (A) the date of any proposed Floating Rate Delayed Draw Loan which is to bear interest at Term SOFR, (B) the end of each Interest Period with respect to any Term SOFR Loans to be continued as such, or (C) the date on which the Borrower wishes to convert any Base Rate Loan to a Term SOFR Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a Term SOFR Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that Term SOFR Loan shall be continued as a Term SOFR Loan with a three-month Interest Period. The Borrower must make such election by notice to the Administrative Agent with respect to the Floating Rate Delayed Draw Loans in writing, including by electronic transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or in a writing in any other form reasonably acceptable to the Administrative Agent. No Floating Rate Delayed Draw Loan shall be made, converted into or continued as a Term SOFR Loan if an Event of Default has occurred and is continuing at the time of the proposed conversion or continuation and the Required Lenders have determined in writing not to make or continue any Floating Rate Delayed Draw Loan as a Term SOFR Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Floating Rate Lender thereof. In addition, the Administrative Agent will, with reasonable promptness, notify the Borrower and the Floating Rate Lenders of each determination of Term SOFR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Administrative Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Floating Rate Delayed Draw Loan held by each Floating Rate Lender with respect to which the notice was given.

Section 2.06. Termination of Commitments. The parties hereto acknowledge that:

(a) Delayed Draw Loan Commitments.

(i) Upon the Borrowing of Fixed Rate Delayed Draw Loans on any Delayed Draw Funding Date, the Fixed Rate Delayed Draw Loan Commitments of each Fixed Rate Lender will be reduced on a dollar-for-dollar basis with the principal amount of such Fixed Rate Delayed Draw Loans. Upon the Borrowing of Floating Rate Delayed Draw Loans, the Floating Rate Delayed Draw Loan Commitments of each Floating Rate Lender will be reduced on a dollar-for-dollar basis with the principal amount of such Floating Rate Delayed Draw Loans. The Delayed Draw Loan Commitments of each Lender will terminate at 11:59 p.m. New York time on the final day of the Delayed Draw Availability Period.

(ii) Notwithstanding anything to the contrary in this Agreement, the Borrower, at or about the time of such occurrence, may terminate, in whole or in part, without premium or penalty, the Delayed Draw Loan Commitments (including, at the Borrower’s election, terminating, in whole or in part, solely the Fixed Rate Delayed Draw Loan Commitments or the Floating Rate Delayed Draw Loan Commitments); provided that each reduction of the Delayed Draw Loan Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $500,000. The Borrower shall provide written notice to the Administrative Agent of any election to terminate or reduce the Delayed Draw Loan Commitments pursuant to this Section 2.06(a)(ii) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Any termination or reduction pursuant to this Section 2.06(a)(ii) shall apply proportionately and permanently to reduce the Delayed Draw Loan Commitments of each of the applicable Lenders.

Section 2.07. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain the Register in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Sections 2.07(a) or 2.07(b) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the Register maintained by the Administrative Agent in such matters, the Register shall control in the absence of manifest error.

(d) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit F. In such event, the Borrower shall prepare, execute, and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the registered payee named therein (or to such payee and its registered assigns).

Section 2.08. Scheduled Payment of Loans.

(a) On each Payment Date, the Borrower shall repay the Loans, commencing on the first Payment Date that occurs on or after the first date on which the Customer is required to make monthly payments to the Borrower with respect to any applicable Tranche under the Customer Contract (such date, the “Amortization Start Date”), in an amount set forth for such Payment Date under the Tranche Scheduled Amortization.

(b) The Borrower shall repay all unpaid principal and other amounts due in respect of each Loan on the Term Maturity Date.

Section 2.09. Prepayment of Loans.

(a) Optional Prepayments.

(i) Mechanics. Except as otherwise set forth herein (including Section 2.09(d)), the Borrower shall have the right, at any time and from time to time to prepay Loans in whole or in part without premium or penalty (but subject to Section 2.09(d)) after the end of the Delayed Draw Availability Period, in an aggregate principal amount that is an integral multiple of (A)

$250,000 and not less than $500,000 or (B) if less, the amount of Loans outstanding under the applicable Facility. The Borrower shall notify the Administrative Agent by written notice substantially in the form of Exhibit B hereto of any prepayment hereunder not later than 12:00 noon, New York time, three (3) Business Days prior to the date of prepayment (or such later times to which the Administrative Agent and the Required Lenders may agree). Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. The Administrative Agent will promptly notify the Lenders of any such notice of the foregoing, and any such notice may be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked. Prepayments shall be accompanied by accrued interest and fees to the extent required by Sections 2.10 or 2.11(d).

(ii) Application of Optional Prepayments. Prepayment of the Loans pursuant to Section 2.09(a) shall be applied to installments of principal as directed by the Borrower (however, in the absence of such direction, such prepayments shall be applied in direct order of maturity), but shall, in any event, be applied ratably across the Fixed Rate Delayed Draw Loan Facility and the Floating Rate Delayed Draw Loan Facility; provided, that, for any specific Facility or Facilities (or tranche within such Facility), such prepayments shall be applied ratably among the Lenders to that specific Facility or Facilities (or tranche within such Facility). For the avoidance of doubt, (x) the payment of interest on any Loans, shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each and (y) the prepayment of outstanding principal amount of any Loans which are then due and payable shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each. Any prepayment of the Loans pursuant to this Section 2.09(a) shall be made ratably with any Hedge Termination Amounts under any Secured Hedge Agreement payable by the Borrower in connection with such prepayment or event causing such prepayment.

(b) Mandatory Prepayments.

(i) Non-Permitted Indebtedness. Promptly upon receipt by any Loan Party (but, in any event, within five (5) Business Days of such receipt), such Loan Party shall apply 100% of the Net Proceeds of any incurrence of Indebtedness that is not permitted pursuant to Section 6.01 to prepay the Loans in accordance with Section 2.09(b)(viii).

(ii) Other Proceeds. Promptly upon receipt by any Loan Party (but, in any event, within five (5) Business Days of such receipt), such Loan Party shall apply Other Proceeds (excluding (A) in the case of any Casualty Event, any Net Proceeds thereof less than $11,250,000 from any single event or $22,500,000 in the aggregate from all such events during any fiscal year and (B) in the case of any Disposition of Uncontracted Infrastructure or Unfunded Infrastructure by the Borrower or any Subsidiary permitted pursuant to Section 6.05, any Net Proceeds thereof less than $11,250,000 from any single event or $22,500,000 in the aggregate from all such events during any fiscal year) received by such Loan Party, to prepay the Loans in accordance with Section 2.09(b)(viii).

(iii) Tranche Termination Date Prepayment Event. Promptly, but no later than sixty (60) days following any Tranche Termination Date, the Borrower shall apply an amount equal to the greater of (i) 100% of the outstanding principal plus all accrued and unpaid interest of the Delayed Draw Loans drawn with respect to any applicable Tranche, together with amounts then owing under any related Secured Hedge Agreements, and (ii) the amount required to be prepaid to cause the Delayed Draw Loans then outstanding not to exceed the DSCR Resizing Requirement based on the Required Updated Financial Model; provided that this clause (iii) shall be subject to the Borrower’s rights pursuant to the Limited Parent Guarantee (RVG) in all respects (including deferral of such prepayment until the expiration of the applicable RVG Period and required solely to the extent required after giving pro forma effect to any replacement customer contract pursuant to Schedule 1.01(a) entered into during such RVG Period);

(iv) [Reserved].

(v) Cash Trap Prepayment Event. Promptly but, in any event, no later than three (3) Business Days after the occurrence of a Cash Trap Prepayment Event and on each Payment Date thereafter until such time as the Historical DSCR is equal to at least 1.10:1.00 calculated as of the date of any prepayment made pursuant to this Section 2.09(b)(v) (and after taking into account such prepayment) the Borrower shall apply the lesser of (x) one hundred percent (100%) of the amounts on deposit in the GPUCo Cash Trap Reserve Account and the DCCo Cash Trap Reserve Account and (y) the amount necessary to cause the Historical DSCR to be equal to at least 1.10:1.00 after giving effect to such prepayment and giving effect to such prepayment amount as a deduction from “Historical Debt Service” for purposes of such determination, to prepay the Loans.

(vi) Resizing Trigger Date Prepayment Event. Promptly, but no later than thirty (30) days after the occurrence of any Resizing Trigger Date, the Borrower shall apply the amount necessary to cause the Delayed Draw Loans then outstanding not to exceed the DSCR Resizing Requirement based on the Required Updated Financial Model (for the avoidance of doubt, it is understood and agreed that the Borrower may apply amounts deposited in the GPUCo Distribution Reserve Account, DCCo Distribution Reserve Account, GPUCo Cash Trap Reserve Account or DCCo Cash Trap Reserve Account to such prepayment);

(vii) Level 4 Commissioning Requirement Prepayment Event. Promptly, to the extent a Level 4 Commissioning Requirement has not been satisfied with respect to any Tranche (accounting for the permitted five Business Day period for delivery of the Level 4 Commissioning Certificate), until such time as the Customer accepts such Tranche under the Customer Contract, the Borrower shall apply 100% of amounts remaining pursuant to Section 2.20(b)(vi) on a given Payment Date to be applied to the Delayed Draw Loans drawn with respect to the applicable Tranche;

(viii) Application of Mandatory Prepayments. Any prepayment of the Loans pursuant to Section 2.09(b) shall be prepaid ratably with (i) all accrued and unpaid interest thereon and any breakage costs pursuant to Section 2.14, and shall be applied to installments of principal (with respect to which such prepayments shall be applied in the inverse order of maturity) and (ii) any Hedge Termination Amounts then due and payable by the Borrower in connection with such prepayment or event causing such prepayment. For the avoidance of doubt, (A) the payment of interest on any Loans shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each (B) Hedge Termination Amounts payable by the Borrower in connection with such prepayment or event causing such prepayment shall still be paid ratably with such prepayments and (C) the prepayment of outstanding principal amount of any Loans which are then due and payable shall be made ratably among the parties owed such obligations in proportion to the respective amounts owed each.

(ix) To the extent permitted by the foregoing clauses, with respect to the Floating Rate Delayed Draw Loans, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding SOFR Loans with the shortest Interest Periods remaining; provided that, so long as no Event of Default shall have occurred and be continuing at the time of such prepayment, the Borrower may elect that, for a period not to exceed thirty (30) days, the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in an interest bearing collateral account pledged to, and under the exclusive control of, the Collateral Agent to secure the Obligations and applied thereafter to prepay the SOFR Loans on the last day of the next expiring Interest Period of such SOFR Loans so prepaid (provided that (A) interest shall continue to accrue on such SOFR Loans in respect of which such deposit was made at the rate otherwise applicable under this Agreement to such SOFR Loans until such deposit is applied to prepay such SOFR Loans, and (B) immediately upon the occurrence and during the continuance of an Event of Default, such amounts may, without further action or notice of any kind, be removed from such account by Administrative Agent and immediately used by Administrative Agent to prepay the SOFR Loans in accordance with the relevant terms of this Agreement).

(c) No Premium or Penalty. Prepayments under this Section 2.09 shall be without premium or penalty, except (i) as required under Section 2.09(d) or (ii) Hedge Termination Amounts payable by the Borrower under Secured Hedge Agreements in connection with such prepayments or event causing such prepayments.

(d) Prepayment Premium.

(i) Fixed Rate Delayed Draw Loans. If the Borrower makes an optional prepayment of Fixed Rate Delayed Draw Loans pursuant to Section 2.09(a)(i):

(A) on or prior to the first (1st) anniversary of the end of the Delayed Draw Availability Period, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Fixed Rate Lenders, a prepayment premium equal to 2.00% of the principal amount of all Fixed Rate Delayed Draw Loans so prepaid; and

(B) after the first (1st) anniversary of the end of the Delayed Draw Availability Period and on or prior to the second (2nd) anniversary of the end of the Delayed Draw Availability Period, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Fixed Rate Lenders, a prepayment premium equal to 1.00% of the principal amount of all Fixed Rate Delayed Draw Loans so prepaid (the premium payable under this Section 2.09(d)(i), the “Fixed Rate Prepayment Premium”).

No prepayment premium or call premium shall be payable in respect of any optional prepayment of Fixed Rate Delayed Draw Loans made after the second (2nd) anniversary of the end of the Delayed Draw Availability Period.

(ii) Floating Rate Delayed Draw Loans. If the Borrower makes an optional prepayment of Floating Rate Delayed Draw Loans pursuant to Section 2.09(a)(i) on or prior to the first (1st) anniversary of the end of the Delayed Draw Availability Period, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Floating Rate Lenders, a prepayment premium equal to 1.00% of the principal amount of all Floating Rate

Delayed Draw Loans so prepaid (the “Floating Rate Prepayment Premium” and together with the Fixed Rate Prepayment Premium, the “Prepayment Premium”). No prepayment premium or call premium shall be payable in respect of any optional prepayment of Floating Rate Delayed Draw Loans made after the first (1st) anniversary of the end of the Delayed Draw Availability Period.

(iii) Each Prepayment Premium shall become immediately due and payable, and Borrower will pay such Prepayment Premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Loans in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.09(a) and require immediate payment of the Prepayment Premium. Any Prepayment Premium payable pursuant to Section 2.09(d)(i) and (d)(ii) shall be presumed to be the liquidated damages sustained by each applicable Lender as the result of the redemption and/or acceleration of its Loans and the Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of such Lender’s lost profits as a result thereof. Any Prepayment Premium shall be in addition to, and not in lieu of, all principal payments and other amounts due pursuant to this Agreement. For the avoidance of doubt, no Prepayment Premium shall be payable in connection with any mandatory prepayment of Loans pursuant to Section 2.09(b).

(e) Prepayment Offer. With respect to any mandatory prepayment pursuant to Section 2.09(b)(ii), (iv) or (v), the Borrower shall make an offer to prepay Fixed Rate Delayed Draw Loans hereunder pursuant to a written notice sent to the Administrative Agent and each Fixed Rate Lender (each such offer to prepay referred to in this Section 2.09(e), a “Prepayment Offer”). The Borrower shall have no obligation to prepay any amounts in respect of any Fixed Rate Lender that declines its pro rata portion of the Prepayment Offer and any such amounts shall be applied to the prepayment of the other Fixed Rate Delayed Draw Loans that have accepted such offer or prepayment and the Floating Rate Delayed Draw Loans, on a pro rata basis. No later than ten (10) Business Days after receiving a Prepayment Offer (the expiration of such ten (10) Business Day period, the “Prepayment Offer Deadline”), each Fixed Rate Lender shall advise the Borrower in writing whether it has elected to accept such Prepayment Offer, which it shall determine in its sole discretion; provided that, any Fixed Rate Lender which shall fail to so advise the Borrower by the Prepayment Offer Deadline shall have been deemed to have rejected such Prepayment Offer. Payments made pursuant to Section 2.09(b)(ii), (iv) or (v) shall be made promptly following the expiration of the applicable Prepayment Offer Deadline and in any event within five (5) Business Days thereafter. The Borrower shall provide written notice to the Administrative Agent (on which it may conclusively rely upon) of the results of any Prepayment Offer, including the identity of any Lender who accepted such Prepayment Offer, the amount and date of such payment and any such other information as the Administrative Agent may reasonably request in connection with the performance of its obligations and the Administrative Agent shall update the Register in conclusive reliance upon such information.

Section 2.10. Fees.

(a) The Borrower agrees to pay the fees pursuant to the Closing Payment and Fee Letters; provided that the Upfront Fee shall be payable no later than the earlier of (i) date that is thirty (30) days from the Closing Date, and (ii) the initial Delayed Draw Funding Date.

(b) [Reserved].

(c) The Borrower agrees to pay (or cause to be paid) to the Administrative Agent, for the account of each Lender, an undrawn fee (the “Undrawn Fee”), at a rate equal to 0.40% per annum on the daily unused amount of Commitments (as such Commitments may be terminated in part or in whole in accordance with Section 2.06(a)). The Undrawn Fee shall accrue daily and be earned on a quarterly basis, at each Payment Date at all times during the Delayed Draw Availability Period. The Undrawn Fee (if greater than zero) shall be due and payable (i) on the first Payment Date, (ii) on each Payment Date occurring thereafter during the Delayed Draw Availability Period, (iii) on each Delayed Draw Funding Date and (iv) within five (5) Business Days after the Commitment Termination Date and, in each case, shall be divided among such Lenders based on their Pro Rata Share.

Section 2.11. Interest.

(a) The Borrower shall pay interest on the outstanding principal amount of each Loan made to the Borrower at a rate per annum equal to (i) with respect to any Term SOFR Loan, Term SOFR plus the Applicable Margin applicable thereto, (ii) with respect to any Base Rate Loan, the Base Rate plus the Applicable Margin applicable thereto and (iii) with respect to any Fixed Rate Delayed Draw Loan, the Applicable Margin applicable thereto.

(b) Notwithstanding the foregoing, during the continuance of any Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Loans and any interest payments or any fees or other amounts owed hereunder, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section 2.11 (the “Default Rate”); provided that in no event shall the Default Rate apply following the date any Default or Event of Default is waived by the Required Lenders or cured by the Borrower.

(c) Interest on each Loan shall be paid in arrears on each Payment Date and on the Term Maturity Date applicable to such Loan; provided that (i) interest accrued pursuant to Section 2.11(b) shall be payable promptly on demand and (ii) in the event of any repayment or prepayment of any Loan or any conversion thereof, accrued interest on the principal amount repaid, prepaid or converted shall be payable on the date of such repayment, prepayment or conversion.

(d) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest or demonstrable error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to (but excluding) the last day thereof.

Section 2.12. Illegality of Term SOFR. If, after the Closing Date, any Floating Rate Lender shall determine that the introduction of any Change in Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Floating Rate Lender or its lending office to make Term SOFR Loans, then, on notice thereof by such Floating Rate Lender to the Borrower and the Administrative Agent, the obligation of that Floating Rate Lender to make Term SOFR Loans shall be suspended until such Floating Rate Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Floating Rate Lender shall determine that it is unlawful to maintain any Term SOFR Loan, the Borrower shall prepay in full all Term SOFR Loans of such Floating Rate Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Floating Rate Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Floating Rate Lender may not lawfully continue to maintain such Term SOFR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 2.14.

(b) If the obligation of any Floating Rate Lender to make or maintain Term SOFR Loans has been terminated, the Borrower may elect, by giving notice to such Floating Rate Lender through the Administrative Agent that all Loans which would otherwise be made by any such Floating Rate Lender as Term SOFR Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Administrative Agent pursuant to this Section 2.12, the affected Floating Rate Lender shall designate a different lending office with respect to its Term SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Floating Rate Lender, be illegal or otherwise disadvantageous to the Floating Rate Lender.

Section 2.13. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender (other than Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facilities).

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facilities).

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in Sections 2.13(a) or 2.13(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14. Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any actual out-of-pocket loss (which, for the avoidance of doubt, shall not include any lost profits or similar loss) or reasonable and documented out-of-pocket expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to borrow, continue or convert a Floating Rate Delayed Draw Loan after the Borrower has given (or is deemed to have given) a Borrowing Request or a Notice of Conversion/Continuation;

(b) the failure of the Borrower to make any prepayment after the Borrower has given a notice thereof in accordance with this Agreement;

(c) the prepayment of a Term SOFR Loan on a day which is not the last day of the Interest Period with respect thereto; or

(d) the conversion pursuant to Section 2.05 of any Term SOFR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Term SOFR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.14, each Term SOFR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at Term SOFR used in determining the interest rate for such Term SOFR Loan by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan is in fact so funded.

Section 2.15. Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law; provided that if the Loan Parties, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to any such payments shall be required by law to deduct Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes been made, (ii) the Loan Parties, the Administrative Agent or any other Person acting on behalf of the Administrative Agent shall make such deductions or withholdings and (iii) the Loan Parties, the Administrative Agent or any other Person acting on behalf of the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without duplication, the Loan Parties shall pay any Other Taxes payable on account of any obligation of the applicable Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of any amounts paid under Section 2.15(a) or (b), the Loan Parties shall, jointly and severally, indemnify each Agent and each Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by, or required to be withheld or deducted from a payment to, such Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of the Loan Parties under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to the relevant Loan Party by a Lender on its own behalf or by such Agent on its own behalf, shall be conclusive absent manifest error of the Lender or such Agent, as applicable. Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the relevant Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(b)(vi) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (c).

(d) As soon as practicable after any payment of Taxes by any relevant Loan Party to a Governmental Authority pursuant to this Section 2.15, such relevant Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of a duly executed and completed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of duly executed and completed of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) copies of duly executed and completed IRS Form W-8ECI or W-8EXP (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower or its sole owner within the meaning of Sections 871(h)(3)(B) or 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower or its sole owner described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of duly executed and completed IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of duly executed and completed IRS Form W-8IMY (or any successor form), accompanied by copies of duly executed and completed IRS Form W-8ECI, W-8EXP, W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of duly executed and completed any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Loan Parties and the Administrative Agent in writing of its legal inability to do so.

(f) If a party determines, in good faith and in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the indemnified party, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the indemnified party be required to pay any amount to the relevant Loan Party pursuant to this Section 2.15(f) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(g) On or before the date that the Administrative Agent or any successor or replacement Administrative Agent becomes the Administrative Agent hereunder or any such form expires or becomes obsolete or inaccurate in any respect, and at such other times upon the reasonable request of any Loan Party, it shall deliver to the relevant Loan Party two copies of duly executed either (1) IRS Form W-9, or (2) (a) IRS Form W-8ECI with respect to amounts it receives on its own account and (b) IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal tax purposes or a qualified intermediary that has agreed to assume primary withholding obligations for Chapter 3 and Chapter 4 of the Code (or any successor form) with respect to all other payments, in each case as will establish that it is exempt from U.S. federal withholding Taxes, including Taxes imposed by FATCA. The Administrative Agent agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the relevant Loan Party in writing of its legal inability to do so; provided however that the Administrative Agent shall incur no liability for failure to update such form or certification or to so notify the relevant Loan Party of its inability to do so.

(h) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

(i) Notwithstanding anything to the contrary herein, this Section 2.15 shall not apply to Interest Rate Hedge Agreements or Power Hedge Agreements.

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.09(c), Section 2.13 or Section 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall in each case be made in the currency in which such Loan was made. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject to Section 2.20, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of outstanding fees and expenses of the Agents, (ii) second, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.16(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant and (iii) the provisions of this Section 2.16(c) shall not be construed to apply to any payment in respect of any Interest Rate Hedge Agreement or Power Hedge Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to this Section 2.16 then the Administrative Agent may, without any obligation to do so, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. Mitigation Obligations: Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Sections 2.13 or 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.13, 2.14 or 2.15) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) (x) has failed to consent to a proposed waiver, amendment, other modification, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of Lenders in addition to the Required Lenders or (y) has failed to confirm the satisfaction of the conditions precedent pursuant to Article IV and, in each case, with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default then exists and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees in accordance with Section 9.04 and deliver any outstanding notes to the Borrower; provided that (i) all Obligations of the Borrower then owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the Non-Consenting Lender shall receive a price equal to the principal amount thereof plus accrued and unpaid interest thereon plus, notwithstanding Section 2.09(d), any Prepayment Premium that would have been payable if such principal amount had been optionally prepaid pursuant to Section 2.09(a) on the date of such assignment; provided, further that, in the event a Non-Consenting Lender has not consented to the waiver of any condition precedent to the funding of the Delayed Draw Loans pursuant to Section 4.02, and with respect to which the Required Lenders shall have granted their consent, the Commitments of such Non-Consenting Lender in such circumstance may also, at the Borrower’s option, be re-allocated to other Lenders willing to increase their Commitments hereunder. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender, and the replacement Lender shall otherwise comply with Section 9.04. Each Lender agrees that, if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04. In the event that a Non-Consenting Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, then each party hereto agrees that such assignment shall be effectuated pursuant to an Assignment and Acceptance executed by the Borrower and the replacement Lender, and the Non-Consenting Lender shall be deemed to have executed such Assignment and Acceptance without any further action by such Non-Consenting Lender.

Section 2.18. Inability to Determine Rates. Subject to Section 2.21, if, as of any date:

(a) the Administrative Agent determines or the Required Lenders determine (with written notice to the Administrative Agent) (which determination in each case shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any Term SOFR Loan, any request therefor or a conversion thereto or a continuation thereof that Term SOFR does not adequately and fairly reflect the cost to such Floating Rate Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Floating Rate Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Floating Rate Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans) until the Administrative Agent (at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14. If the Administrative Agent or the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 2.19. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in Section 9.08.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing to the extent no Default or Event of Default is a condition to funding the subsequent mentioned Loan), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 and Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower notifies the Administrative Agent in writing that, in its sole discretion, a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20. Cash Waterfall.

(a) Deposits into Accounts.

(i) Available Cash Accounts. On and from the initial Delayed Draw Funding Date, the Loan Parties shall deposit, and shall use reasonable best efforts to cause third parties that would otherwise make payments directly to such Loan Party to deposit, in either Available Cash Account (without duplication):

(A) any amounts paid by the Customer under the Customer Contract (other than Customer Contract Prepayment Amounts);

(B) any Other Proceeds transferred from the Other Proceeds Account pursuant to Section 2.20(c).

(C) any amounts transferred from:

(1) the GPUCo Distribution Reserve Account pursuant to Section 2.20(d);

(2) the Debt Service Reserve Account pursuant to Section 2.20(e);

(3) the OpEx Reserve Account pursuant to Section 2.20(f);

(4) the GPUCo Cash Trap Reserve Account pursuant to Section 2.20(g);

(5) any amounts transferred from the GPU Spares Reserve Account pursuant to Section 2.20(i);

(6) the Annual Expense Reserve Account pursuant to Section 2.20(k);

(7) the DCCo Distribution Reserve Account pursuant to Section 2.20(m);

(8) the DCCo Cash Trap Reserve Account pursuant to Section 2.02(n);

(D) to the extent not otherwise required to be applied to prepay the Loans and any related Hedge Termination Amounts, any amounts contributed to the Borrower as Cure Equity pursuant to Section 7.03;

(E) all amounts received by the Borrower under the Kodiak PPA and Interest Rate Hedge Agreements permitted by Section 6.03;

(F) proceeds received by the Borrower under Business Interruption Insurances to the extent attributable to Infrastructure financed with Delayed Draw Loans;

(G) the Net Proceeds from any Material Project Contract Damages; and

(H) each other amount received by any Loan Party and not otherwise required to be deposited into another Collateral Account; provided that (i) any Parent Company may deposit cash into the GPUCo Distribution Account and the DCCo Distribution Account as set forth in this Section 2.20 and (ii) the return of any cash collateral provided in accordance with clause (v) of the definition of Excepted Liens may be deposited into the GPUCo Distribution Account and the DCCo Distribution Account.

It is agreed and understood that any Parent Company from time to time may deposit cash into any Available Cash Account.

(ii) GPUCo Distribution Reserve Account. The Borrower shall deposit, or cause to be deposited, in the GPUCo Distribution Reserve Account all amounts transferred from an Available Cash Account pursuant to Section 2.20(b)(xii).

(iii) GPUCo Distribution Account. The Borrower may deposit, or cause to be deposited, in the GPUCo Distribution Account all amounts transferred from the GPUCo Distribution Reserve Account pursuant to Section 2.20(d)(i)(B)(3) and the DCCo Distribution Reserve Account pursuant to Section 2.20(m)(i)(B)(3) . It is agreed and understood that any Parent Company from time to time may deposit cash into the GPUCo Distribution Account.

(iv) GPUCo Cash Trap Reserve Account. The Borrower shall deposit, or cause to be deposited, in the GPUCo Cash Trap Reserve Account all amounts transferred from the GPUCo Distribution Reserve Account pursuant to Section 2.20(d)(i)(B)(1).

(v) Debt Service Reserve Account. The Borrower shall deposit, or cause to be deposited, in the Debt Service Reserve Account all amounts transferred from an Available Cash Account pursuant to Section 2.20(b)(vii)(a).

(vi) OpEx Reserve Account. The Borrower shall deposit, or cause to be deposited, in the OpEx Reserve Account all amounts transferred from an Available Cash Account pursuant to Section 2.20(b)(vii)(b).

(vii) Other Proceeds Account. The Borrower shall deposit, and shall use reasonable best efforts to cause third parties that would otherwise make payments directly to any other account of the Borrower to deposit, in the Other Proceeds Account, Other Proceeds promptly after receipt thereof by the Borrower.

(viii) GPU Spares Reserve Account. The Borrower shall deposit, or cause to be deposited, in the GPU Spares Reserve Account all amounts transferred from an Available Cash Account pursuant to Section 2.20(b)(vii)(c).

(ix) Customer Contract Prepayment Account. The Borrower shall deposit all Customer Contract Prepayment Amounts, proceeds of any Delayed Draw Loans actually drawn and to be applied for an acquisition of Infrastructure and any Equity Proceeds to be provided to the Borrower to be applied for an acquisition of the Infrastructure into the Customer Contract Prepayment Account.

(x) Annual Expense Reserve Account. The Borrower shall deposit, or cause to be deposited, in the Annual Expense Reserve Account all amounts transferred from an Available Cash Account pursuant to Section 2.20(b)(vii)(B).

(xi) DCCo Distribution Reserve Account. The Affiliate Guarantor shall deposit, or cause to be deposited, in the DCCo Distribution Reserve Account all amounts transferred from an Available Cash Account pursuant to Section 2.20(b)(xii).

(xii) DCCo Distribution Account. The Affiliate Guarantor may deposit, or cause to be deposited, in the DCCo Distribution Account all amounts transferred from the GPUCo Distribution Reserve Account pursuant to Section 2.20(d)(i)(B)(3) and the DCCo Distribution Reserve Account pursuant to Section 2.20(m)(i)(B)(3) . It is agreed and understood that any Parent Company from time to time may deposit cash into the DCCo Distribution Account

(xiii) DCCo Cash Trap Reserve Account. The Affiliate Guarantor shall deposit, or cause to be deposited, in the DCCo Cash Trap Reserve Account all amounts transferred from the DCCo Distribution Reserve Account pursuant to Section 2.20(m)(i)(B)(1).

(b) Withdrawals from the Available Cash Accounts. All amounts in the Available Cash Accounts shall be disbursed by the applicable Loan Parties from time to time for application, at the following times and in the following order of priority; provided that applicable Loan Party may determine in its sole discretion the Available Cash Account from which to make each withdrawal and transfer described in this Section 2.20(b) (and may, for the avoidance of doubt, determine to make withdrawals and transfers from both Available Cash Accounts), so long as the aggregate funds on deposit in the Available Cash Accounts as of any date are not applied to the withdrawals and transfers specified in any level of priority unless all payments required pursuant to any more senior level of priority have been made in full on such date; provided, further, that nothing herein shall be construed to permit the Borrower to determine not to withdraw funds available in any Available Cash Account in which there are available funds when withdrawals under this Section 2.20(b) are required:

(i) first, on each date as needed, to pay in the following order (A) first, the indemnities, fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable under the Loan Documents to each Agent, (B) second, all indemnities, administrative fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable to the Depositary Bank, (C) third, all indemnities, administrative and legal fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable to any Secured Hedge Counterparty under any Secured Hedge Agreement ratably among the parties owed such obligations in proportion to the respective amounts owed to each and (D) fourth, the indemnities, rating agency fees and legal fees and expenses (including fees, charges and disbursements of counsel) which are then due and payable under the Loan Documents to any other party (this clause (i), “Administrative Expenses”);

(ii) second, (A) first, on each date as needed, to pay (including with respect to advances or reimbursements to Affiliates, without duplication of any amount otherwise included as an Operating Expense pursuant to the definition thereof) Operating Expenses (other than amounts payable by the Borrower under Secured Power Hedge Agreements) then due and payable or anticipated to become due and payable within the succeeding sixty (60) days (“Senior Operating Expenses”); (B) second, on each Payment Date, to deposit an amount into the Annual Expense Reserve Account to satisfy the Annual Expense Reserve Requirement applicable with respect to such Payment Date, and (C) third, on each date as needed, to pay Manager Fees and Expenses subject to a cap of 6% of Projected Contracted Cash Flow to be paid to the Borrower prior to the next succeeding Payment Date, provided, for the purposes of this Section 2.20(b)(ii)(C), Projected Contracted Cash Flow shall include Customer Contract Prepayment Amounts;

(iii) third, on each Payment Date, to pay Undrawn Fees, in each case, to the extent not previously paid;

(iv) fourth, on each Payment Date or any date such amount is owed, (a) to the Administrative Agent for payment of accrued but unpaid interest on the outstanding Delayed Draw Loans that are due and payable and (b) to pay Hedge Ordinary Course Settlement Amounts, which are then due and payable to any Secured Hedge Counterparty in respect of Secured Hedge Agreements, ratably among the parties owed such obligations in proportion to the respective amounts owed each;

(v) fifth, on each Payment Date or any date such amount is owed, (a) to the Administrative Agent for payment of any Tranche Scheduled Amortization due and payable and (b) to each Secured Hedge Counterparty to pay any applicable Hedge Termination Amounts under Secured Hedge Agreements, ratably among the parties owed such obligations in proportion to the respective amounts owed each;

(vi) sixth, on each relevant date, (a) to the Administrative Agent for any prepayment of the Loans pursuant to Section 2.09(b) (other than a prepayment of the Loans pursuant to Section 2.09(b)(v)) that is due and payable and (b) to each Secured Hedge Counterparty to pay any related Hedge Termination Amounts under any Secured Hedge Agreements in connection with such prepayment or event causing such prepayment;

(vii) seventh, on each Payment Date, to deposit an amount into (a) first, the Debt Service Reserve Account to satisfy the Debt Service Reserve Requirement applicable with respect to such Payment Date, (b) second, the OpEx Reserve Account to satisfy the OpEx Reserve Requirement applicable with respect to such Payment Date and (c) third, the GPU Spares Reserve Account to satisfy the GPU Spares Reserve Requirement applicable with respect to such Payment Date;

(viii) eighth, [reserved];

(ix) ninth, to pay (A) any scheduled interest payments and expenses and make the repayments of principal and (B) other amounts under Secured Hedge Agreements not covered by clauses (i) through (viii) above, in each case, which are then due and payable or will be due and payable by the next succeeding Payment Date, and are required to be made, pursuant to any agreement governing any Indebtedness permitted pursuant to Section 6.01;

(x) tenth, [reserved];

(xi) eleventh, at such Loan Party’s election, (a) to the Administrative Agent for any optional prepayment of the Delayed Draw Loans pursuant to this Agreement and (b) to each Secured Hedge Counterparty to pay any related Hedge Early Termination Amounts payable to any applicable Secured Hedge Counterparty under any Secured Hedge Agreement resulting from such prepayment or event causing such prepayment; and

(xii) twelfth, on each Payment Date, after giving effect to transfers made pursuant to clauses (i) through (xi) of this Section 2.20(b), to transfer amounts to either the GPUCo Distribution Reserve Account or the DCCo Distribution Reserve Account (at the Borrower’s discretion).

(c) Withdrawals from the Other Proceeds Account. Funds on deposit in the Other Proceeds Account shall be transferred by the Borrower from time to time:

(i) first, (x) to the Administrative Agent for any mandatory prepayments of the Delayed Draw Loans required pursuant to Section 2.09(b)(ii) and (y) to each Secured Hedge Counterparty to pay any related Hedge Termination Amounts under any Secured Hedge Agreements resulting from such prepayments or event causing such prepayment; and

(ii) second, to any Available Cash Account for application in accordance with Section 2.20(b).

(d) Withdrawals from the GPUCo Distribution Reserve Account.

(i) Funds on deposit in the GPUCo Distribution Reserve Account shall be transferred by the Borrower from time to time:

(A) first, as needed (1) to the Administrative Agent for any mandatory prepayment of the Loans and (2) to each Secured Hedge Counterparty to pay any related Hedge Termination Amounts payable under Secured Hedge Agreements required pursuant to Section 2.09(b)(viii);

(B) second,

(1) on any Payment Date or within thirty (30) days thereafter, if a Cash Trap Event shall have occurred and be continuing, to the GPUCo Cash Trap Reserve Account for application in accordance with Section 2.20(g);

(2) on each Payment Date or within thirty (30) days thereafter, provided that (A) no Cash Trap Event shall have occurred and be continuing; and (B) the Distribution Conditions set forth in clauses (a), (e) and (f) thereto are satisfied on such date, to pay any other payments due to the Manager not paid pursuant to Section 2.20(b)(ii)(C) above; and

(3) if any excess cash remains after the application of Section 2.20(d)(i)(B)(1) and Section 2.20(d)(i)(B)(2) on a Payment Date, then on the date that is thirty (30) days after that Payment Date (but no later than sixty (60) days after that Payment Date), if the Distribution Conditions (including, without limitation, that no Cash Trap Event shall have occurred and be continuing pursuant to clause (a) of the definition thereof) shall have been satisfied as of such Payment Date, to any Person or account (including the GPUCo Distribution Account, the DCCo Distribution Account or any other General Account) all or a portion of the amounts on deposit in the GPUCo Distribution Reserve Account;

(ii) If the funds on deposit in the Available Cash Accounts are in aggregate insufficient to make all payments in respect of the Obligations then due and payable, the Borrower shall transfer from the GPUCo Distribution Reserve Account (together with any amounts transferred from the DCCo Distribution Reserve Account in accordance with Section 2.20(m)(ii)) the amount of such insufficiency determined by the Borrower to the Available Cash Accounts for

application in accordance with the provisions set forth in Section 2.20(b); provided that any such transfer shall only be of amounts on deposit in the GPUCo Distribution Reserve Account.

(iii) The Borrower shall also be permitted to transfer funds on deposit in the GPUCo Distribution Reserve Account in accordance with clause (x) of the definition of “RVG Triggering Event”.

(e) Withdrawals from the Debt Service Reserve Account.

(i) On any date, the Borrower may (x) withdraw and disburse to pay Debt Service and Hedge Termination Amounts payable under Secured Interest Rate Hedge Agreements in respect of any Tranche prior to its Amortization Start Date and (y) withdraw and transfer to any Available Cash Account any portion of the amounts on deposit in the Debt Service Reserve Account so long as, in each case, immediately after giving effect to such transfer, the Debt Service Reserve Requirement shall be satisfied.

(ii) If the funds on deposit in the Available Cash Accounts are in aggregate insufficient to make all payments specified in Sections 2.20(b)(ii) through Section 2.20(b)(v), the Borrower shall transfer from the Debt Service Reserve Account the amount of such insufficiency determined by the Borrower to any Available Cash Account for application in accordance with the provisions set forth in Section 2.20(b); provided that any such transfer shall be only of amounts on deposit in the Debt Service Reserve Account.

(iii) If, after giving effect to the application of funds in the Available Cash Accounts pursuant to Section 2.20(b) and the transfer of funds from the Debt Service Reserve Account to any Available Cash Account pursuant to Section 2.20(e)(ii) (and the application of such funds in accordance with Section 2.20(b)(i) through Section 2.20(b)(vi)), there are Operating Expenses then due and payable or anticipated to become due and payable within the succeeding sixty (60) days, then the Borrower shall withdraw and apply the funds on deposit in the Debt Service Reserve Account to make such remaining payments of Operating Expenses (or transfer such amounts to any Available Cash Account, and make such payments using such amounts, without having to give further effect to the requirements regarding application of funds set out in Section 2.20(b)).

(f) Withdrawals from the OpEx Reserve Account.

(i) On any date, the Borrower may withdraw and transfer to any Available Cash Account any portion of the amounts on deposit in the OpEx Reserve Account so long as, immediately after giving effect to such transfer, the OpEx Reserve Requirement shall be satisfied.

(ii) If the funds on deposit in the Available Cash Accounts are in aggregate insufficient to make all payments specified in Sections 2.20(b)(i) and 2.20(b)(ii), the Borrower shall transfer from the OpEx Reserve Account the amount of such insufficiency to the Available Cash Account for application in accordance with the provisions set forth in Section 2.20(b); provided that any such transfer shall be only of amounts on deposit in the OpEx Reserve Account.

(iii) If funds on deposit in the Available Cash Accounts, the OpEx Reserve Account, the Debt Service Reserve Account (in accordance with Section 2.20(e)(ii) and (iii)), the GPUCo Distribution Reserve Account, the DCCo Distribution Reserve Account, the GPUCo Distribution Account and the DCCo Distribution Account are insufficient to make all payments specified in Sections 2.20(b)(ii)(A) and 2.20(b)(ii)(C), the Borrower shall, at its election and on or prior to the date such payments are due, either (i) obtain an unconditional and irrevocable waiver by the Master Landlord or Manager, as applicable, of Operating Expenses or Manager Fees and Expenses, as applicable, payable in accordance with the terms of the Master Services Agreement or the Management Services Agreement, as applicable, or, in the case of Manager Fees and Expenses, an agreement to settle, capitalize, convert or otherwise satisfy such Manager Fees and Expenses through an unsecured loan, intercompany payable, note or other debt obligation as permitted under clause (i) of the definition of “Excepted Debt”, (ii) with respect to Section 2.20(b)(ii)(C), obtain a consent by the Manager to delay the payment of such Manager Fees and Expenses until the date that is on or after the next succeeding date that any such payments specified in Section 2.20(b)(ii)(C) would otherwise be due or (iii) cause the Parent to make, or cause to be made, equity contributions to the Borrower, in each case of clauses (i) and (ii), in an amount equivalent to such shortfall.

(g) Withdrawals from the GPUCo Cash Trap Reserve Account. Funds on deposit in the GPUCo Cash Trap Reserve Account shall be transferred by the Borrower from time to time:

(i) first, as needed upon the occurrence of a Cash Trap Prepayment Event, (1) to the Administrative Agent for any mandatory prepayment of the Loans required pursuant to Section 2.09(b)(v) and (2) to each Secured Hedge Counterparty to pay any related Hedge Termination Amount payable under Secured Hedge Agreements in connection with such prepayment or event causing such prepayment;

(ii) second, (1) to the Administrative Agent for any mandatory prepayment of the Loans required pursuant to Section 2.09(b)(viii) and (2) to each Secured Hedge Counterparty to pay any related Hedge Termination Amount payable under Secured Hedge Agreements in connection with such prepayment or event causing such prepayment; and

(iii) if (x) as of any Payment Date following a Cash Trap Determination Date, no Cash Trap Event is continuing and the Borrower is in compliance with Section 5.23 or (y) to the extent excess proceeds remain on deposit in the GPUCo Cash Trap Reserve Account after giving effect to the transfer made pursuant to clauses (i) and (ii) of this Section 2.20(g) and the Borrower is in compliance with Section 5.23, to any Collateral Account at the election of the Borrower.

(h) Withdrawals from the GPUCo Distribution Account. On any date, the Borrower may withdraw and transfer amounts on deposit in the GPUCo Distribution Account for any purpose not prohibited hereunder.

(i) Withdrawals from the GPU Spares Reserve Account.

(i) On any date, the Borrower may withdraw and transfer to the GPUCo Available Cash Account (x) any portion of the amounts on deposit in the GPU Spares Reserve Account so long as, immediately after giving effect to such transfer, the GPU Spares Reserve Requirement shall be satisfied or (y) any or all amounts on deposit in the GPU Spares Reserve Account so long as the Borrower has obtained Additional Warranty Coverage.

(ii) On any date, the Borrower may withdraw and transfer amounts on deposit in the GPU Spares Reserve Account to be applied to the purchase of, or obtaining of the contractual right to access, GPU Spares in accordance with Section 5.19.

(j) Withdrawals from the Customer Contract Prepayment Account.

(i) The Borrower may from time to time withdraw proceeds standing to the credit of the Customer Contract Prepayment Account for the purpose of paying Capital Expenditures; provided, that no portion of the proceeds standing to the credit of the Customer Contract Prepayment Account consisting of Customer Contract Prepayment Amounts may be withdrawn for the purpose of paying Capital Expenditures unless each of the Customer Contract Amount Utilization Conditions has been satisfied (other than in the case that the Customer Contract Amount Utilization Conditions do not apply); provided, further, that, notwithstanding the foregoing, no portion of the proceeds standing to the credit of the Customer Contract Prepayment Account consisting of Customer Contract Prepayment Amounts paid in respect of Tranche 2 or Tranche 3 may be withdrawn for any purpose unless each of the Customer Contract Amount Utilization Conditions has been satisfied with respect to such Tranche.

(ii) The Borrower may from time to time withdraw proceeds standing to the credit of the Customer Contract Prepayment Account in accordance with Section 6.06(b).

(k) Withdrawals from the Annual Expense Reserve Account.

(i) On any date, the Borrower may withdraw and transfer to the GPUCo Available Cash Account any portion of the amounts on deposit in the Annual Expense Reserve Account so long as, immediately after giving effect to such transfer, the Annual Expense Reserve Requirement shall be satisfied.

(ii) The Borrower may from time to time withdraw proceeds standing to the credit of the Annual Expense Reserve Account for the purpose of paying Annual Expenses.

(l) [Reserved];

(m) Withdrawals from the DCCo Distribution Reserve Account.

(i) Funds on deposit in the DCCo Distribution Reserve Account shall be transferred by the Borrower from time to time:

(A) first, as needed (1) to the Administrative Agent for any mandatory prepayment of the Loans and (2) to each Secured Hedge Counterparty to pay any related Hedge Termination Amounts payable under Secured Hedge Agreements required pursuant to Section 2.09(b)(viii);

(B) second,

(1) on any Payment Date or within thirty (30) days thereafter, if a Cash Trap Event shall have occurred and be continuing, to the DCCo Cash Trap Reserve Account for application in accordance with Section 2.20(n);

(2) on each Payment Date or within thirty (30) days thereafter, provided that (A) no Cash Trap Event shall have occurred and be continuing; and (B) the Distribution Conditions set forth in clauses (a), (e) and (f) thereto are satisfied on such date, to pay any other payments due to the Manager not paid pursuant to Section 2.20(b)(ii)(C) above; and

(3) if any excess cash remains after the application of Section 2.20(m)(i)(B)(1) and Section 2.20(d)(i)(B)(2) on a Payment Date, then on the date that is thirty (30) days after that Payment Date (but no later than sixty (60) days after that Payment Date), if the Distribution Conditions (including, without limitation, that no Cash Trap Event shall have occurred and be continuing pursuant to clause (a) of the definition thereof) shall have been satisfied as of such Payment Date, to any Person or account (including the GPUCo Distribution Account, the DCCo Distribution Account or any other General Account) all or a portion of the amounts on deposit in the DCCo Distribution Reserve Account;

(ii) If the funds on deposit in the Available Cash Accounts are in aggregate insufficient to make all payments in respect of the Obligations then due and payable, the Borrower shall transfer from the DCCo Distribution Reserve Account (together with any amounts transferred from the GPUCo Distribution Reserve Account in accordance with Section 2.20(d)(ii)) the amount of such insufficiency determined by the Borrower to the Available Cash Accounts for application in accordance with the provisions set forth in Section 2.20(b); provided that any such transfer shall only be of amounts on deposit in the DCCo Distribution Reserve Account.

(iii) The Affiliate Guarantor shall also be permitted to transfer funds on deposit in the DCCo Distribution Reserve Account in accordance with clause (x) of the definition of “RVG Triggering Event”.

(n) Withdrawals from the DCCo Cash Trap Reserve Account. Funds on deposit in the DCCo Cash Trap Reserve Account shall be transferred by the Borrower from time to time:

(i) first, as needed upon the occurrence of a Cash Trap Prepayment Event, (1) to the Administrative Agent for any mandatory prepayment of the Loans required pursuant to Section 2.09(b)(v) and (2) to each Secured Hedge Counterparty to pay any related Hedge Termination Amount payable under Secured Hedge Agreements in connection with such prepayment or event causing such prepayment;

(ii) second, (1) to the Administrative Agent for any mandatory prepayment of the Loans required pursuant to Section 2.09(b)(viii) and (2) to each Secured Hedge Counterparty to pay any related Hedge Termination Amount payable under Secured Hedge Agreements in connection with such prepayment or event causing such prepayment; and

(iii) if (x) as of any Payment Date following a Cash Trap Determination Date, no Cash Trap Event is continuing and the Borrower is in compliance with Section 5.23 or (y) to the extent excess proceeds remain on deposit in the DCCo Cash Trap Reserve Account after giving effect to the transfer made pursuant to clauses (i) and (ii) of this Section 2.20(n) and the Borrower is in compliance with Section 5.23, to any Collateral Account at the election of the Affiliate Guarantor.

(o) Withdrawals from the DCCo Distribution Account. On any date, the Affiliate Guarantor may withdraw and transfer amounts on deposit in the DCCo Distribution Account for any purpose not prohibited hereunder.

(p) Withdrawals Generally.

(i) Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, any payments to be made in respect of a Secured Hedge Agreement pursuant to clauses (b) through (o) above shall be made by the Borrower directly to the applicable Secured Hedge Counterparty.

Section 2.21. Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (other than any Secured Hedge Agreement, which will not constitute a Loan Document for purposes of this Section 2.21), upon the occurrence of a Benchmark Transition Event, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective once such amendment is executed by the Borrower and the Administrative Agent. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.21(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that any such Conforming Changes shall, unless otherwise determined by the Borrower in consultation with the Administrative Agent (acting at the direction of the Required Lenders), be made in a manner that is intended to comply with the terms of United States Treasury Regulations Section 1.1001-6 so as not to be treated as a “modification” (and therefore an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3; provided further such Conforming Changes are administratively feasible for the Administrative Agent.

(c) Notices: Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(e). Any determination, decision or election that may be made by the Administrative Agent (acting at the direction of the Required Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the direction of the Required Lenders) or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (the “IOSCO Principles”), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the IOSCO Principles for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any request for a Term SOFR Loan of, conversion to, or continuation of a Term SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. During any SOFR Unavailability Period, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Article III
Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders with respect to itself that, as of the Closing Date and as otherwise required by Section 4.02:

Section 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and Material Project Contracts to which it is a party and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by such Loan Party and (b) will not (i) violate any provision of (A) law, statute, rule or regulation, (B) the certificate of formation or articles of incorporation or other constitutive documents or limited liability company agreement or by-laws of such Loan Party, (C) any applicable order of any court or order of any Governmental Authority or (D) any indenture, lease, agreement or other instrument to which such Loan Party is a party or by which it or any of its property is or may be bound or (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (b)(i)(A), (C) and (D) of this Section 3.02 would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document and Material Project Contract in effect as of the Closing Date and delivered by such Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing and (d) the need for filings and registrations necessary to create or perfect Liens on the Collateral granted by such Loan Party in favor of the Secured Parties.

Section 3.04. Governmental Approvals. Other than as set forth on Schedule 3.04, no action, consent or approval of, registration or filing with, permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the entry of any Loan Party into, or the performance by such Loan Party of its obligations under, the Loan Documents, (b) the development, ownership and operation of the Project as contemplated by the Loan Documents and the Material Project Contracts, (c) the consummation of the Transactions by any Loan Party or (d) the grant by any Loan Party of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except for (i) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent) or (ii) such consents, authorizations, filings or other actions that have either (A) been made or obtained and are in full force and effect, (B) are reasonably expected to be made or obtained by the time required and, in the case of any permits or approvals, are of the type that are routinely granted in the ordinary course or (C) such actions, consents, approvals, registrations or filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Title to Properties; Material Project Contracts.

(a) Each Loan Party has good and valid (subject to the terms of the Material Project Contracts) title to, or valid leasehold interests, license rights, sub-colocation rights or other contractual occupancy rights (as applicable) in, all its material properties and assets necessary for the operation of the Project as contemplated hereby, except for Liens permitted under this Agreement including, without limitation, Excepted Liens and in each case, subject to the terms, conditions and limitations of the applicable Material Project Contracts. No Loan Party has received written notice of any breach or default under any Material Project Contract, and, to such Loan Party’s knowledge, there is no breach or default, or condition that with notice and/or the passage of time would constitute a breach or default by any Loan Party (nor, to such Loan Party’s knowledge, by any counterparty thereto) under the Material Project Contracts, except in each case to the extent that such breach, default or condition would not reasonably be expected to have any Material Adverse Effect.

(b) Schedule 3.05 contains a true, correct and complete list of all the Material Project Contracts in effect as of the Closing Date, and all such Material Project Contracts are in full force and effect and no defaults exist thereunder as of the Closing Date.

Section 3.06. No Material Adverse Effect. Since the Closing Date, no Material Adverse Effect has occurred and is continuing.

Section 3.07. Equity Interests; Subsidiaries.

(a) Schedule 3.07(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of the Borrower Parties and Parent and the percentage of each class of Equity interests owned by each Borrower Party and Parent in any Loan Party indicating the ownership thereof. The Equity Interests in each Loan Party have been duly authorized and validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no Equity Interest in any Loan Party outstanding which upon conversion or exchange would require, the issuance by any Loan Party of any additional Equity Interests in any Loan Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in any Loan Party.

(b) No Loan Party has any Subsidiaries.

Section 3.08. Litigation; Compliance with Laws; Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Loan Parties, threatened in writing against or affecting, the Loan Parties or any business, property or rights of the Loan Parties which (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to any Loan Document or any Transaction.

(b) None of the Material Project Contracts is subject to any action, suit, litigation, arbitration or administrative proceeding or dispute which is reasonably likely to be adversely determined against the Loan Parties or the Project and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c) (i) None of the Loan Parties, or any of their properties or assets is in violation of (nor will the continued operation of its material properties and assets as currently conducted violate) any currently applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) each of the Loan Parties holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority (“Governmental Approvals”) required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Each Loan Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Data Protection Laws and Environmental Laws governing its business and the requirements of any permits issued under such Environmental Laws), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Each Loan Party and its respective directors, officers and, to the knowledge of such Loan Party, employees and authorized agents acting on its behalf (in each case, in their capacity as such) are in compliance in all material respects with applicable Anti-Money Laundering Laws. To the extent required by applicable Anti-Money Laundering Laws, each Loan Party has implemented and maintains, or is otherwise subject to, policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws.

(f) Each Loan Party and the respective directors, officers and, to the knowledge of such Loan Party, employees and agents acting on behalf of the foregoing (in each case, in their capacity as such) are in compliance in all material respects with applicable Anti-Corruption Laws.

(i) Each Loan Party has implemented and maintains, or is otherwise subject to, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(ii) The Borrower will not use, directly or knowingly indirectly, any part of the proceeds of the Loans for an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official or commercial counterparty to influence official action or secure an improper advantage in each case in violation of applicable Anti-Corruption Laws.

(g) Each Loan Party and the respective directors, officers and, to the knowledge of such Loan Party, employees and agents acting on behalf of the foregoing (in each case, in their capacity as such) are in compliance with applicable Sanctions. None of the Loan Parties or the respective directors, officers or, to the knowledge of such Loan Party, employees or agents of the foregoing is a Sanctioned Person. Each Loan Party has implemented and maintains, or is otherwise subject to, policies and procedures designed to promote and achieve compliance with applicable Sanctions. The Borrower will not use, directly or knowingly indirectly, any part of any proceeds of the Loans: (A) to fund or facilitate any activities or business of or with any Sanctioned Person or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (B) in any other manner that would result in or give rise to a violation of applicable Sanctions by any Person party hereto (including any Lender).

Section 3.09. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No proceeds of any Borrowing will be used for any purpose that violates Regulation T, Regulation U or Regulation X.

Section 3.10. Investment Company Act. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. No Loan Party is a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Section 3.11. Use of Proceeds. The Borrower shall use the proceeds of the Delayed Draw Loans to (a) finance, or reimburse the Parent or any other Affiliate of the Borrower for amounts previously paid or equity contributions made in respect to, or repay [***] Financing in respect to, or provide a dividend recapitalization to the Parent or any other Affiliate of the Borrower (solely to the extent necessary to reimburse the Parent or such other Affiliate in cash therefor) with respect to, GPU Capital Expenditures for acquisition and deployment of Infrastructure in the DC in order to provide GPU Services pursuant to the Customer Contract, (b) deposit cash into the applicable Collateral Accounts, (c) pay Financing Costs in respect of the Delayed Draw Loans prior to the Amortization Start Date of the applicable Tranche and (d) if applicable, fund the Borrower’s transaction costs and expenses (or reimburse the Parent or any other Affiliate of the Borrower for amounts previously paid or equity contributions made in respect to such transaction costs and expenses), including any fees and expenses incurred pursuant to the Closing Payment and Fee Letters (clauses (a) through (d) collectively, the “Project Costs”).

Section 3.12. Taxes. Each Loan Party has timely filed (after giving effect to any applicable extensions) all federal, state and other tax returns and reports, domestic and foreign (as applicable), required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties, income or assets that are due and payable, other than those that are being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or the failure of which to be filed, complete, accurate or paid would not reasonably be expected to have a Material Adverse Effect.

Section 3.13. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) concerning the Loan Parties, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the Loan Parties in connection with the Transactions or the other transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, as of the Closing Date, does not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections prepared by or on behalf of the Loan Parties or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable as of the date thereof, as of the date such Projections were furnished to the Lenders as of the Closing Date (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Affiliates, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and that no assurances can be given that any such Projections will be realized).

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.14. Employee Benefit Plans. Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except for such noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrower and any ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect. No ERISA Event or Foreign Plan Event has

occurred or is reasonably expected to occur that, when taken together with all other ERISA Events and Foreign Plan Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no unresolved Environmental Claim or penalty under Environmental Laws has been received or incurred by any Loan Party, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of such Loan Party threatened against such Loan Party, which allege a violation of or liability under any Environmental Laws, (b) each Loan Party has obtained, and maintains in full force and effect, all permits, registrations and licenses required by Governmental Authorities under Environmental Laws for the conduct of their businesses and operations as currently conducted and such Loan Party is, and has been, in compliance with the terms and conditions of all such permits, registrations and licenses and with all applicable Environmental Laws, (c) no Loan Party thereof is currently conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release of Hazardous Materials, (d) there has been no Release of Hazardous Materials by any Loan Party or by any other person, at any property currently or, to the knowledge of any of such Loan Party, formerly owned or operated by such Loan Party that would reasonably be expected to give rise to any liability under any Environmental Laws of such Loan Party or Environmental Claim against such Loan Party, (e) no Hazardous Material has been generated, owned, or controlled by any Loan Party and transported for disposal or Released at any location in a manner that would reasonably be expected to give rise to an Environmental Claim against such Loan Party or other liability under Environmental Laws of such Loan Party and (f) no Loan Party has entered into a contract to expressly assume, guarantee or indemnify any third party for any liability of any other Person arising under Environmental Law (other than as set forth in any Material Project Contract). Representations and warranties of each Loan Party with respect to environmental matters (including Environmental Law and Hazardous Materials) are limited to those in this Section 3.15 unless expressly stated.

Section 3.16. Solvency. On the Closing Date and on each Delayed Draw Funding Date, immediately after giving effect to the Transactions, (a) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Loan Parties, taken as a whole, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties, taken as a whole, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liabilities of the Loan Parties, taken as a whole, on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.17. Each Loan Party is a Limited Purpose Entity.

(a) Each Loan Party has been formed as a limited purpose entity subject to customary “special purpose entity” provisions as set forth in such Loan Party’s organizational documents in effect as of the date of this Agreement.

(b) No Loan Party has engaged in any material lines of business substantially different (i) from those lines of business contemplated or conducted by such Loan Party on the Closing Date or (ii) reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 3.18. Labor Matters. There are no strikes pending or threatened against any Loan Party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the extent any Loan Party has any employees (a) the hours worked and payments made to employees of such Loan Party have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters and (b) all material payments due from such Loan Party or for which any claim may be made against such Loan Party, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party to the extent required by GAAP. Consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party (or any predecessor) is a party or by which such Loan Party (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to such Loan Party.

Section 3.19. Insurance. All insurance required to be obtained and maintained by the Loan Parties pursuant to Section 5.02 and Schedule 5.02 has been obtained and is in full force and effect.

Section 3.20. Status as Senior Debt; Perfection of Security Interests.

(a) On and after the Closing Date, each Loan Party’s obligations under the Loan Documents (other than Excluded Swap Obligations) are secured and unsubordinated obligations and rank at least pari passu in priority of payment with all unsecured obligations of such Loan Party, outstanding at any time except for any obligations of such Loan Party held by those whose claims are preferred under any bankruptcy or insolvency procedures to the extent required by the terms of any applicable Laws.

(b) Each Security Document delivered pursuant to Sections 4.01, 4.02 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable first-priority security interest in the Collateral described therein and proceeds thereof in all material respects. On and after the Closing Date, in the case of (i) the Pledged Collateral described in each of the Collateral Agreement and each Share Pledge Agreement, when stock certificates, if any, representing such Pledged Collateral are delivered to the Collateral Agent, and (ii) the other Collateral described in the Security Documents, when (A) financing statements under Article 9 of the UCC and (B) other filings specified therein in appropriate form are filed in the offices specified therein, the Liens created by the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of the Loan Parties, in each case prior and superior in right to any other Person, subject, in the case of Collateral other than Pledged Collateral, to Prior Liens, and in the case of Pledged Collateral, to Liens for Taxes, banker’s liens or other rights of set-off arising (and that have priority) by operation of law.

Section 3.21. Location of Business and Offices. (a) The Borrower’s jurisdiction of organization is the State of Delaware as of the Closing Date; (b) the name of the Borrower as listed in the public records of its jurisdiction of organization is Nscale Ward County Borrower SPV, LLC as of the Closing Date; (c) the tax identification number of the Borrower is [***] as of the Closing Date; (d) the organizational identification number of the Borrower in its jurisdiction of organization is [***] as of the Closing Date (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 5.01(b)); (e) the Affiliate Guarantor’s jurisdiction of organization is the State of Delaware as of the Closing Date; (f) the name of the Affiliate Guarantor as listed in the public records of its jurisdiction of organization is Nscale Ward County, LLC as of the Closing Date; (g) the tax identification number of the Affiliate Guarantor is [***], as of the Closing Date; and (h) the organizational identification number of the Affiliate Guarantor in its jurisdiction of organization is [***] as of the Closing Date (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 5.01(b)). Each Loan Party’s principal place of business and chief executive office is located at the address specified in Section 9.01(a) (or as set forth in any notice delivered pursuant to Section 5.10(c) or Section 9.01(a)).

Section 3.22. Intellectual Property. Except as has not resulted in and would not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party owns or has the rights to use all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets and other intellectual property rights which are necessary for the development, ownership and operation of the Project, including in accordance with the applicable Material Project Contracts, and (b) to the knowledge of each Loan Party, no material product, process, method, service, substance, part or other material offered for sale, sold, contemplated to be sold or used by it in connection with its business as currently conducted infringes, misappropriates or violates any patent, trademark, service mark, trade name, domain name, copyright, trade secrets or other intellectual property right owned by any other Person.

Article IV
Conditions Precedent

Section 4.01. Conditions Precedent to Closing Date. The effectiveness of this Agreement is subject to the satisfaction or waiver by each Lender, of the following conditions precedent:

(a) the Administrative Agent (or its counsel) and the Lenders (or their counsel) shall have received a copy of each Loan Document (other than the Control Agreements, Secured Hedge Agreements, the Customer Direct Agreement, Master Landlord Direct Agreement, OEM RANDA and the [***] Step-In Rights Agreements and the Colocation Agreement) duly executed by the parties thereto;

(b) the Administrative Agent (or its counsel) and the Lenders (or their counsel) shall have received copies of the following, each duly executed by the parties thereto:

(i) each Material Project Contract (other than such agreements set forth under clauses (e), (g) (h) and (i) of the definition thereof); and

(ii) an amendment to the Customer Contract for the purposes of deleting Section 26(b) of the PO Terms (as defined in the Customer Contract), as referenced in and replaced by Section 6.17 of the SOW (as defined in the Customer Contract), in its entirety and replacing such provision with the following: “[***] may assign, transfer or novate its rights and obligations under these PO Terms and any applicable SOW, provided that: (i) the transferee shall be (w) rated at least A or its equivalent by S&P, Fitch or Moody’s, (x) sufficiently capitalized (after giving effect to the Services being transferred) as measured by tangible net worth or other generally accepted indicators, (y) not subject to trade compliance restrictions or other prohibitions which would materially and adversely impact Supplier’s ability to provide the Services as contemplated under these PO Terms and any applicable SOW, and (z) acceptable to the Supplier’s lenders in accordance with any applicable financing documents; or (ii) if the assignment, transfer or novation is made to an affiliate of [***], clause (i) above shall not apply, provided that [***] guarantees the payment obligations of [***] under these PO Terms and the applicable SOW for the benefit of Supplier”;

(c) [Reserved];

(d) the Administrative Agent and the Lenders shall have received each of the following:

(i) a copy of (A) the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of the Borrower Parties and Parent, (x) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) or (y) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary, or the general partner, manager, managing member or sole member, of the applicable Borrower Party and (B) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each Borrower Party as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, manager, managing member or sole member, of each Borrower Party and Parent, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Borrower Party or Parent, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions (or extract of resolutions, as applicable) duly adopted by the board of directors (or equivalent governing body) of such Borrower Party or Parent (or its general partner, manager, managing member or sole member), as applicable, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the grant of the security interest required under the Security Document to which such Person is a party, in each case as of the Closing Date, and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Borrower Party or Parent, as applicable, has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of each such Borrower Party or Parent, as applicable; and

(E) as to the satisfaction of the condition set forth in Section 4.01(q); and

(iii) with respect to the Security Documents:

(A) certificates, if any, representing the pledged Equity Interests referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Lenders or their counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B) copies of proper financing statements, filed or duly prepared for filing under the UCC in all United States jurisdictions that are necessary or reasonably requested by the Lenders (or their counsel) in order to perfect and protect the Liens created under the Collateral Agreement on assets of each Borrower Party, covering the Collateral described in the Collateral Agreement and each Share Pledge Agreement; and

(C) evidence that all other actions, recordings and filings required by the Security Documents as of the Closing Date that are necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for, provided that the Collateral and Guarantee Requirement shall be deemed to have been satisfied so long as the Collateral Agent shall have received, on or prior to the Closing Date: (1) Uniform Commercial Code financing statements in appropriate form for filing by the Lenders or their counsel under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Borrower Party and (2) to the extent certificated or represented by an instrument, any certificates or instruments representing or evidencing Equity Interests in the Borrower and the Affiliate Guarantor and accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Lenders or their counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(e) the Administrative Agent and the Lenders shall have received an opinion of Latham & Watkins LLP, special counsel for the Borrower, addressed to the Lenders and each Agent on the Closing Date;

(f) the Administrative Agent and the Lenders shall have received a solvency certificate in the form attached hereto as Exhibit K and signed by the chief financial officer or another Responsible Officer of the Loan Parties confirming the solvency of the Loan Parties, taken as a whole, after giving effect to the Transactions;

(g) the Administrative Agent and the Lenders shall have received copies of a recent Lien, tax, judgment and litigation searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Borrower Parties and Parent;

(h) the Administrative Agent and the Lenders shall have received a financial model from the Borrower or Parent substantially in the form set forth in Exhibit L (as updated from time to time hereunder, the “Financial Model”) evidencing compliance with the Tranche Advance Rate;

(i) the Administrative Agent and the Lenders shall have received evidence that all Collateral Accounts (other than the Other Proceeds Account or any General Account) have been established;

(j) [Reserved];

(k) the Borrower shall have paid or caused to be paid:

(i) all fees due and payable to any Lender on or prior to the Closing Date (including, without limitation, fees payable pursuant to the Closing Payment and Fee Letters, other than any Upfront Fees);

(ii) [reserved]; and

(iii) to the extent invoiced at least three (3) Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents, including, to the extent so invoiced, reimbursement or payment of all reasonable and documented out of pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document (or, in each case, arrangements reasonably satisfactory to the Administrative Agent and the Lenders have been made for payment of such amounts out of the proceeds of such Borrowing);

(l) [Reserved];

(m) the Administrative Agent and the Lenders shall have received a copy of:

(i) unaudited quarterly financial statements of Nscale Global Holdings Limited (without footnotes), consisting of a balance sheet, statement of operations, statement of stockholders equity and statement of cashflows for the Financial Quarter ended on December 31, 2025; and

(ii) an opening balance sheet of the Borrower;

(n) the Administrative Agent and the Lenders shall have received evidence of the appointment of an independent manager or independent director to the board of each of the Borrower and the Affiliate Guarantor, in each case, whose rights with respect to voting, access to information and attending meetings are limited to voluntary or involuntary bankruptcy, insolvency, reorganization, or other similar proceedings, of the Borrower and the Affiliate Guarantor, as applicable;

(o) the Administrative Agent and the Lenders shall have received a copy of:

(i) a third-party insurance report of the Insurance Consultant, in form and substance reasonably satisfactory to the Lenders; and

(ii) a third-party technical advisor report (the “Technical Advisor Report”) of the Technical Advisor, in form and substance reasonably satisfactory to the Lenders (provided that, in connection with this clause (ii), the Borrower shall have used commercially reasonable efforts to obtain a reliance letter by the Technical Advisor or to otherwise have the Technical Advisor Report addressed to the Joint Lead Arrangers);

(p) the Administrative Agent and Collateral Agent shall have received all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” rules and regulations, applicable Anti-Corruption Laws, and other applicable Anti-Money Laundering Laws, including without limitation the PATRIOT Act, that has been reasonably requested by the Administrative Agent and any Lender in writing at least ten (10) days in advance of the Closing Date and to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender shall have received a Beneficial Ownership Certification in relation to the Borrower at least one (1) day prior to the Closing Date (provided that, upon execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (p), shall be deemed satisfied);

(q) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) or except to the extent such representations and warranties are expressly conditioned on the occurrence of the Closing Date (in which case such representations and warranties shall be true and correct in all material respects conditioned on the occurrence of the Closing Date) (and, in all cases, to the extent qualified by materiality, true and correct in all respects); and

(r) no Default or Event of Default shall have occurred and be continuing.

For purposes of determining compliance with the conditions specified in this Section 4.01 and notwithstanding anything to the contrary herein, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed signing date specifying its objection thereto. Notice by the Administrative Agent of the Closing Date to the Borrower and Lenders shall be conclusive and binding.

Section 4.02. All Credit Events. The obligation of the Lenders to make Credit Extensions (other than, for the avoidance of doubt, with respect to a conversion of Loans to the other Type or a continuation of SOFR Loans) is subject to the satisfaction or waiver by the Required Lenders (or, (i) with respect to the initial Credit Extension or the initial Delayed Draw Funding Date, each Lender, other than (A) in respect of Section 4.02(y), which shall require the satisfaction or waiver by the Major Majority Lenders, or (B) in respect of Section 4.02(u), which shall require the satisfaction or waiver by the Supermajority Lenders, and (ii) with respect to Section 4.02(d), the Supermajority Lenders) of each of the following conditions precedent:

(a) The aggregate amount of Delayed Draw Loans for such Credit Extension shall be less than or equal to the Tranche Advance Rate as of the date of disbursement, determined on a pro forma basis after giving effect to the Borrowing of such Delayed Draw Loans and any adjustments pursuant to clause (d) below;

(b) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing;

(c) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (or, to the extent qualified by materiality, true and correct in all respects);

(d) Unless such Credit Extension occurs on the Closing Date, the Lenders shall have received a Financial Model satisfactory to the Supermajority Lenders substantially in the form set forth in Exhibit L, (x) reflecting (1) the Required Model Updates and (2) any updates to the Sizing DSCR and (y) evidencing compliance with the Tranche Advance Rate;

(e) Other than with respect to the Initial Tranche, the Borrower shall have received the Customer Contract Prepayment Amount for the applicable Tranche (if such Customer Contract Prepayment Amount has been paid by the Customer) and shall apply (or shall make available to apply) such Customer Contract Prepayment Amount to (i) fund Capital Expenditures or Financing Costs for the Infrastructure relating to such Credit Extension, (ii) prepay other financing incurred to fund such Capital Expenditures or Financing Costs or (iii) provide a dividend recapitalization with respect to such Capital Expenditures or Financing Costs;

(f) the GPU Servers acquired with the proceeds of the Credit Extension (or, with respect to the Initial Tranche, acquired with Dell Financing and repaid with the proceeds of the Credit Extension, as applicable) have been delivered to the DC and title to such GPU Servers (and all related warranties) has passed to the Borrower or will pass to the Borrower upon payment using proceeds of the proposed Borrowing (or, with respect to the Initial Tranche, proceeds of [***] Financing to be repaid with the proceeds of the such Borrowing, as applicable) or cash equity contributions made to the Borrower made on or prior to such date;

(g) in respect of any Tranche (other than the Initial Tranche) to which such Credit Event relates:

(i) at least 100% of the GPU Servers for such Tranche (the “Minimum GPU Quantity”) (any shortfall below 100%, the “Tranche GPU Funding Date Shortfall”) shall have been delivered to the Borrower no later than forty-five (45) days prior to the Delivery Date applicable to such Tranche (as automatically extended for any delays directly caused by [***] to the extent such delays result in delaying the Delivery Date pursuant to Section 3.3.h of the Customer Contract) (the “Delivery Deadline”); or

(ii) (A) the Borrower has funded the purchase price for the GPU Servers for such Tranche using a cash equity contribution and, if the Customer Contract Prepayment Amount Utilization Conditions have been satisfied, the Customer Contract Prepayment Amount for such Tranche and (B) the Customer subsequently accepts the GPU Servers for such Tranche in accordance with the terms of the Customer Contract;

(h) in respect of the applicable Credit Extension for any Tranche, no later than the Delivery Deadline for such Tranche (or, with respect to the Initial Tranche, no later than the date of such Credit Extension), certificates from (i) the Borrower as to satisfaction of the condition precedent in clause (g), (ii) the Technical Advisor that the DC’s contracted power supply is sufficient to meet the maximum expected electricity requirements under the Customer Contract for such Tranche for the duration of the Customer Contract (provided that this subclause (ii) is deemed satisfied solely in respect of any Credit Extension on the Closing Date upon delivery of the Technical Advisor Report to the Lenders) and (iii) Ramboll that the DC’s power infrastructure shall be complete and operational and other utilities shall be available to the Borrower at the DC, in each case, to the extent necessary to satisfy the obligations of the Borrower under the Customer Contract for such Tranche;

(i) in respect of the applicable Credit Extension for any Tranche:

(i) a signed report from the Commissioning Consultant confirming that, based on its observation and evaluation of the commissioning activities contemplated by the Commissioning Plan, the applicable Level 3 testing has been completed, subject only to outstanding deficiencies that do not materially impair the ability of the DC to support the operation of the GPU Servers in accordance with the Customer Contract (other than any such testing which requires the GPU Servers to be installed) no later than 60 days prior to the Delivery Date of such Tranche (or, with respect to the Initial Tranche, no later than the date of such Credit Extension) (the “Level 3 Commissioning Deadline”), to be delivered no later than five (5) Business Days after the Level 3 Commissioning Deadline (such certificate in respect of each Tranche, a “Level 3 Commissioning Certificate”); and

(ii) to the extent required, the Ramboll Technical Due Diligence Report, and delivery of such report shall satisfy in full the condition set forth in this clause (ii);

(j) solely with respect to the initial Delayed Draw Funding Date:

(i) the Administrative Agent (or its counsel) and the Lenders (or their counsel) shall have received copies of the following, each duly executed by the parties thereto: (A) the Customer Direct Agreement, (B) the Master Landlord Direct Agreement, (C) the OEM RANDA, (D) the [***]t Step-In Rights Agreements, (E) the Colocation Agreement, and (F) Amendment No. 5, in each case, in full force and effect; and

(ii) the Administrative Agent and the Lenders shall have received a customary opinion of Latham & Watkins LLP, special counsel for the Borrower, addressed to the Lenders and each Agent, in respect of each Loan Document delivered in connection with Section 4.02(j)(i) (other than Amendment No. 5) not covered by such opinion of Latham & Watkins LLP delivered on the Closing Date;

(k) immediately after giving effect to the applicable Delayed Draw Funding Date, the Borrower shall be in compliance with the Debt Service Reserve Requirement and the OpEx Reserve Requirement;

(l) the Borrower shall have entered into one or more Secured Interest Rate Hedge Agreements in accordance with the requirements of Section 5.23;

(m) at the time of and immediately after giving effect to such Credit Event, no (i) declared material default under any Material Project Contract or (ii) material breach under the Customer Contract shall have occurred and be continuing;

(n) [reserved];

(o) the Administrative Agent shall have received a Borrowing Request as required by Section 2.03;

(p) the Administrative Agent shall have received all fees (including any Upfront Fees) due and payable to the Agents or any Lender on or prior to such Delayed Draw Funding Date (including, without limitation, fees payable pursuant to the Closing Payment and Fee Letters), and to the extent invoiced at least three (3) Business Days prior to such Delayed Draw Funding Date, all other amounts due and payable pursuant to the Loan Documents, including, to the extent so invoiced, reimbursement or payment of all reasonable and documented out of pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document (or, in each case, arrangements reasonably satisfactory to the Administrative Agent have been made for payment of such amounts out of the proceeds of such Borrowing);

(q) in accordance with Section 5.02, delivery of:

(i) evidence of insurance policies with respect to the relevant Infrastructure, confirming that the Collateral Agent has been named: (A) as loss payee, as its interests may appear, on the property damage and physical loss cover, with proceeds to be directed to an Available Cash Account in accordance with the Loan Documents; and (B) as additional insured on the liability cover; or, where the Collateral Agent cannot be so named on any cover, that the relevant policy contains a financial interest clause or lenders’ protective clause recording the Collateral Agent’s interest;

(ii) evidence that such insurance policies are maintained covering the greater of the maximum foreseeable loss (including both physical damage and business interruption) and the loan amount, with maximum foreseeable loss analysis prepared by an independent engineer reasonably acceptable to the Required Lenders;

(iii) a report from the Insurance Consultant setting forth (A) the estimated maximum loss in respect of the Infrastructure and (B) a confirmation that all such insurance policies are of market standard and satisfy the requirements set forth in the Loan Documents; and

(iv) a certificate from the Borrower certifying to the satisfaction of this condition;

(r) solely with respect to the initial Delayed Draw Funding Date, the Administrative Agent and the Lenders shall have received evidence that Control Agreements are in place with respect to all Collateral Accounts that have been established;

(s) the Administrative Agent and the Lenders shall have received duly written acknowledgments of payments and confirmation of release of liens (if applicable), in each case in form and substance reasonably satisfactory to the Required Lenders, with respect to all GPU Servers purchased with the proceeds of the applicable Delayed Draw Loans such that such GPU Servers shall be free and clear of all Liens other than Liens created or permitted under the Loan Documents; provided, however, that such acknowledgments and releases may be conditioned upon receipt of payment with respect to such transactions through a customary funds flow relating to the Borrowing of Delayed Draw Loans on the applicable Delayed Draw Funding Date;

(t) with respect to the initial Credit Extension, the Initial Tranche has been accepted under the Customer Contract;

(u) solely with respect to the initial Credit Extension with respect to the Initial Tranche, the Borrower shall have delivered (i) a duly executed amendment to the Customer Contract (A) such that the currently contracted nameplate power load can service all Tranches under the Customer Contract at 100% utilization and average PUE, as certified by the Technical Advisor, or (B) otherwise in form and substance reasonably satisfactory to the Supermajority Lenders or (ii) evidence in form and substance reasonably satisfactory to the Supermajority Lenders, and confirmed in writing by the Technical Advisor, of (A) an agreement with (x) Texas-New Mexico Power Company or any other applicable transmission and distribution utility, retail electric provider, municipality, cooperative, or similar entity and/or (y) Kodiak (or another reputable provider), in each case, to provide power to the Borrower at the DC in an amount necessary to satisfy its obligations (in conjunction with the existing contracted grid power) in respect of all

Tranches under the Customer Contract during the period commencing no later than the Delivery Deadline for Tranche 3 and not terminating prior to the Term Maturity Date, and (B) all material permits from or submissions to ERCOT or the PUCT or any governmental authority required to be available at that time that are necessary to operate the power infrastructure and operational and other utilities for the duration of the Customer Contract (other than, for the avoidance of doubt, ministerial permits that are reasonably expected to be obtained in the ordinary course of business). In addition to the foregoing, the Supermajority Lenders shall be satisfied, in the Supermajority Lenders’ sole discretion, with (a) the commercial, technical and legal diligence relating to the (i) agreements related to the design, engineering, permitting and construction work for (A) the Kodiak power supply (including all natural gas reciprocating engines and related equipment) and (B) gas interconnection, supply and transportation and (ii) shared facilities arrangements, in each case, for the BTM Solution, (b) all access and land rights related thereto, and (c) all permitting and regulatory analysis, filings, submissions and approvals relating thereto;

(v) in respect of any Credit Extension for Tranche 2 or Tranche 3, the Initial Tranche shall have been funded using the proceeds of the Delayed Draw Loans on or prior to such date;

(w) solely with respect to the initial Delayed Draw Funding Date, the Administrative Agent and the Lenders shall have received evidence that Other Proceeds Account has been established;

(x) the Borrower has provided evidence that the Master Landlord has made all attestations, filings, submissions, or similar to Texas-New Mexico Power Company, ERCOT, and the PUCT, as required to continue to timely interconnect to the ERCOT grid sufficient power load to service the Initial Tranche or Tranche 2, as applicable, and satisfy any governmental requests, consistent with the ERCOT Protocols, PUCT directives and ERCOT market notices; and

(y) solely with respect to the initial Delayed Draw Funding Date, (i) the Major Majority Lenders shall be satisfied, in the Major Majority Lenders’ sole discretion, with the technical diligence relating to the amendments, modifications and other changes to the Customer Contract effected by SOW Amendment No. 3 or (ii) the Borrower shall have caused such SOW Amendment No. 3 to be (A) unwound, terminated or rescinded (other than Section 1(b) of SOW Amendment No. 3, which has been subsequently amended by SOW Amendment No. 4) or (B) otherwise modified in form and substance satisfactory to the Major Majority Lenders, in the Major Majority Lenders’ sole discretion.

Each Credit Event (other than, for the avoidance of doubt, with respect to a conversion of Loans to the other Type or a continuation of SOFR Loans) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in clauses (b) and (c) above.

For purposes of determining compliance with the conditions specified in this Section 4.02 and notwithstanding anything to the contrary herein, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Credit Event specifying its objection thereto.

Article V
Affirmative Covenants

Each Loan Party covenants and agrees with the Agents and each Lender that from and after the Closing Date (unless expressly provided herein) until Payment in Full, it shall:

Section 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Do or cause to be done all things necessary to (i) in such Loan Party’s reasonable business judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply with all applicable laws, rules, regulations and judgments, writs, injunctions, decrees, permits, licenses, and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement); in each case in this Section 5.01(b) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Insurance; Warranties.

(a) Maintain insurance in accordance with Schedule 5.02. For the avoidance of doubt, nothing herein shall require the Collateral Agent to be named as additional insured or loss payee with respect to insurance maintained in excess of the requirements set out in this Section 5.02 and Schedule 5.02, with respect to assets not constituting Infrastructure financed with Delayed Draw Loans or with respect to any Business Interruption Insurances.

(b) Proceeds from Business Interruption Insurance shall be payable to the Loan Parties; provided that, to the extent attributable to Infrastructure financed with Delayed Draw Loans, such proceeds shall be applied in accordance with Section 2.20.

(c) Subject to the Spares Failure Covenant, maintain and keep in full force and effect all warranties for the GPU Servers required to comply with the terms of the Customer Contract, except to the extent such warranties expire or terminate in accordance with their terms.

Section 5.03. Payment of Tax Obligations. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property or assets, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax to the extent (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and each Loan Party shall maintain on its books reserves in accordance with GAAP with respect thereto or (b) the failure to pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 120 days after the end of each fiscal year of the Borrower (which period for delivery may be extended by the Administrative Agent (acting at the direction of the Required Lenders)), starting with the fiscal year ending December 31, 2026, a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and the Borrower, as of the close of such fiscal year and the results of its operations during such year and setting forth in comparative form, commencing with the fiscal year ending December 31, 2027, the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness)) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and the Borrower, in accordance with GAAP;

(b) within 60 days after the end of each of the first three full Financial Quarters of each fiscal year of the Parent and the Borrower, starting with the Financial Quarter ending March 31, 2027, a balance sheet and related statements of operations, stockholders equity and cash flows showing the financial position of the Parent and the Borrower, as of the close of such Financial Quarter and the results of its operations during such Financial Quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form, commencing with the Financial Quarter commencing on the date that is one year after the Financial Quarter ending March 31, 2027, the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Parent and the Borrower, on behalf of the Parent and the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Parent and the Borrower, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) beginning after the initial Delayed Draw Funding Date, delivery of monthly construction/installation progress reports within thirty (30) days after end of such month;

(d) within 30 days after the end of each Financial Quarter of each fiscal year of the Borrower, starting with the Financial Quarter ending December 31, 2026, a Compliance Certificate certifying as to (i) whether there is any material default occurring and continuing under the Customer Contract, (ii) calculations with respect to compliance with the Financial Covenant and (iii) the amounts paid at each step of the waterfall in Section 2.20 on the most recent Payment Date, together with a description of the amounts projected to be applied to each such step in the most recently delivered Projected Contracted Cash Flows;

(e) within five (5) Business Days after the delivery of the financial statements pursuant to Section 5.04(a), an annual budget and summary of Projected Contracted Cash Flow for the next four (4) Financial Quarters;

(f) account statements for the Collateral Accounts on a monthly basis provided within two (2) weeks after such account statements become available to the Borrower (but in any event no later than the end of the following month);

(g) written notice promptly (and in any event within three (3) Business Days of any Responsible Officer of the Borrower becoming aware of such event) in the event that any GPU Service (as defined in the Customer Contract) will not be delivered by its Delivery Date and such delay is directly caused by [***], together with a reasonably detailed explanation of any effects on the Delivery Date and termination rights specified in the Customer Contract (including whether the Borrower has satisfied the conditions set forth in Section 3.3(h) of the Customer Contract);

(h) written notice promptly of a Resizing Trigger Date;

(i) within five (5) Business Days after the delivery of the financial statements pursuant to Sections 5.04(a) and (b), a quarterly operating report (substantially in the form set forth on Exhibit O), starting with the Financial Quarter ending December 31, 2026;

(j) concurrently with the delivery of the financial statements pursuant to Section 5.04(a) and (b), a certificate certifying as to the accuracy of such financial statements;

(k) within fifteen (15) Business Days of any Resizing Trigger Date or Tranche Termination Date, deliver an updated Financial Model satisfactory to the Supermajority Lenders, substantially in the form set forth in Exhibit L, reflecting any updates to the DSCR Resizing Requirement and taking into account the Required Model Updates (a “Required Updated Financial Model”);

(l) written notice within three (3) Business Days of the declaration of, or of any Responsible Officer becoming aware of, the occurrence a “Force Majeure Event” as defined in the Customer Contract;

(m) promptly the Level 3 Commissioning Certificate or Level 4 Commissioning Certificate in respect of each Tranche, as applicable; and

(n) Within thirty (30) Business Days after the last day of any Financial Quarter in which the Borrower fails to achieve an average Monthly Uptime Percentage (as defined in the Customer Contract) above (i) during the Temporary Stabilization Period, the Required Monthly Uptime Percentage (each as defined in the Customer Contract) or (ii) during any other period, 99.9%, the Borrower shall furnish to the Administrative Agent notice of the average Monthly Uptime Percentage (as defined in the Customer Contract) for such Financial Quarter (other than during the Temporary Stabilization Period, during which such notice shall cover each Monthly Uptime Percentage individually for the applicable month) and the amount of Financial Credits (as defined in the Customer Contract) owed to the Customer therefor;

(o) as soon as is reasonably practicable, from time to time, such other information regarding the operations, business affairs and financial condition of the Loan Parties or the Project, or compliance with the terms of any Loan Document, in each case of this Section 5.04(o), as the Administrative Agent or any such Lender may reasonably request, including documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations and other applicable Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Following an IPO, the obligations in paragraphs (a) and (b) above may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing (A) the Form 10-K (with respect to paragraph (a)) or 10-Q (with respect to paragraph (b)), as applicable, of the Parent (or a parent company thereof) filed with the SEC within the applicable time periods specified in paragraphs (a) and (b) above (and without any requirement to provide notice of such filing to the Administrative Agent or to any Lender) and regulations or (B) the applicable financial statements of a Parent Company (or any direct or indirect parent of a Parent Company); provided, that (i) to the extent such information relates to a Parent Company of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand and (ii) to the extent such information referred to in clauses (A) or (B) above is in lieu of information required to be provided under paragraph (a) above, such materials are accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any actual failure to satisfy a financial covenant on a future date or in a future period); provided that, notwithstanding any change in SEC reporting requirements, the Borrower shall continue to provide the annual and quarterly financial statements described in paragraphs (a) and (b) above.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of the Borrower by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a Parent Company of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to such Loan Party on a standalone basis, on the other hand; provided that the Administrative Agent shall have no obligation to review or monitor any such filings and the Loan Parties shall provide electronic copies to the Administrative Agent (which shall furnish to the Lenders) upon request.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which shall furnish to the Lenders) written notice of the following promptly (and, in any event in the case of clause (a) below, within five (5) Business Days) after any Responsible Officer of a Loan Party obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or the Project as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any breach or default under any Material Project Contract that would reasonably be likely to result in the termination, suspension or revocation of such Material Project Contract, and any notices received by it pursuant to any Material Project Contract that reflect events or conditions that are materially adverse to the Administrative Agent, the Collateral Agent and/or the Lenders;

(d) [Reserved];

(e) any casualty, damage or loss to the Project (or any portion thereof), whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of any Loan Party, of its employees, agents, contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss affects such Loan Party or the Project in an amount in excess of $60,000,000;

(f) any amendment of any Material Project Contract;

(g) any (i) noncompliance with any Environmental Law at the Project or any Release of Hazardous Materials at, on or from the Project, in each case that would reasonably be expected to have a Material Adverse Effect, or (ii) pending or, to any Loan Party’s knowledge, threatened, Environmental Claim against such Loan Party or the Project that would reasonably be expected to have a Material Adverse Effect;

(h) the occurrence of any ERISA Event and/or Foreign Plan Event, that together with all other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(i) any other development specific to any Loan Party or the Project that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Data Protection Laws, which are the subject of Section 5.17, Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03, or Sanctions, Anti-Corruption, and Anti-Money Laundering Laws, which are the subject of Section 5.12.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and visually inspect the financial records and the properties of any Loan Party at reasonable times, upon reasonable prior notice to such Loan Party, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender, upon reasonable prior notice to any Loan Party to discuss the affairs, finances and condition of such Loan Party with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract, or attorney-client or similar privilege); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, one (1) visit by the Administrative Agent (or any Person designated by the Administrative Agent) shall be at the Borrower’s expense.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.11.

Section 5.09. Compliance with Environmental Laws. Comply and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Laws for its business, operations and properties; and perform any investigation, remedial action or cleanup to the extent required by Governmental Authorities under Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Preservation of Rights; Further Assurances. Each Loan Party shall:

(a) perform and observe its covenants and obligations, and preserve, protect and defend its rights, under all Material Project Contracts, including prosecution of suits to enforce any of its rights thereunder and enforcement of any claims with respect thereto, except where failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) take all such further actions (including the filing and recording of financing statements, and other documents and recordings of Liens in stock registries, as applicable), that may be required under any applicable law, or that the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request evidence reasonably satisfactory to the Required Lenders as to the perfection and priority of the Liens created or intended to be created by the Security Documents; and

(c) (i) furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in the Loan Party’s principal place of business or location (as defined in Section

9-307 of the UCC); provided that such Loan Party shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.11. Fiscal Year. Cause their fiscal year to end on December 31.

Section 5.12. Anti-Money Laundering Laws; Anti-Corruption Laws and Sanctions.

(a) Maintain, or remain subject to, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and applicable Sanctions.

(b) Comply with (i) applicable Sanctions and (ii) applicable Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects.

Section 5.13. Limited Purpose Status. Each of the Borrower and the Affiliate Guarantor shall (i) maintain its status as a limited purpose entity, subject to customary “special-purpose entity” provisions as set forth in their respective organizational documents in effect as of the date of the Agreement, (ii) not amend or modify its organizational documents (other than any such amendments or modifications that are ministerial in nature and not adverse to the Lenders (provided that any amendment or modification which (A) affects any right of any Lender under any collateral documentation governing or pertaining to the pledged Equity Interests of a Loan Party (including any amendment or modification with the effect of issuing certificates of the pledged Equity Interests) or (B) elects to treat the pledged Equity Interest as “securities” or “investment property” governed by Article 8 of the Uniform Commercial Code, in each case, shall be deemed to be adverse to the Lenders)) without the consent of the Required Lenders (which such consent shall not be unreasonably withheld, conditioned or delayed) and (iii) maintain at least one “independent manager” or “independent director” approved by the Required Lenders (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.14. Separateness. Each Loan Party shall conduct its business such that it is a separate and readily identifiable business from, and independent of, any other Person, and further covenants that it shall:

(a) observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each other Person;

(b) except to the extent expressly permitted under the terms of this Agreement, maintain its assets and liabilities separate and distinct from those of each other Person, and will not commingle its assets with those of any other Person;

(c) maintain its accounts and funds separate and distinct from the accounts and funds of each other Person and will receive, deposit, withdraw and disburse its funds separately from any funds of any other Person;

(d) maintain records, books, accounts and minutes separate from those of any other Person;

(e) conduct its own business in its own name, and not in the name of any other Person;

(f) maintain an arm’s-length relationship with its Affiliates (except as otherwise permitted by this Agreement);

(g) maintain separate financial statements from each other Person, or if part of a consolidated group, then it will be shown as a separate member of such group;

(h) use separate invoices and checks from those of each other Person;

(i) hold itself out as a separate entity (except for U.S. federal (and applicable state and local) income tax purposes);

(j) not incur any indebtedness and not agree to pay or become liable for any Indebtedness of any other Person, except as permitted hereunder;

(k) observe all corporate or other procedures required under applicable Law and under its constitutive documents;

(l) not have any employees;

(m) not have any Subsidiaries; and

(n) ensure (to the extent it has the power to do so) that its governing organizational documents procure that each of its directors will act in accordance with their duties at law and to exercise independent judgment, and shall not in breach of those duties, act solely in accordance with any direction, opinion, recommendation, or instruction of any other Person in relation to the approval or rejection of, or the exercise of any voting power in relation to, any transaction approval requirements.

Section 5.15. Collateral Accounts.

(a) On and after the Closing Date, the Borrower will maintain the Collateral Accounts (other than the Other Proceeds Account, which the Borrower must maintain on and from the initial Delayed Draw Funding Date) pursuant to the terms of this Agreement. On and after the initial Delayed Draw Funding Date, the Borrower will ensure that each Collateral Account and any other deposit account or securities account of the Borrower in effect from time to time (other than Excluded Accounts) is subject to a Control Agreement in accordance with the terms of the Collateral Agreement.

(b) On and after the initial Delayed Draw Funding Date, the Borrower will deposit and shall use reasonable best efforts to cause third parties that would otherwise make payments directly to the Borrower to deposit, as soon as practicable following the receipt thereof, all amounts required under Section 2.20 to be deposited into the Available Cash Accounts in accordance with the terms of this Agreement.

(c) On and after the initial Delayed Draw Funding Date, the Borrower will deposit and shall use reasonable best efforts to cause third parties that would otherwise make payments directly to the Borrower to deposit, as soon as practicable following the receipt thereof, all other amounts required to be deposited into a Collateral Account into such Collateral Account in accordance with the terms of this Agreement.

Section 5.16. Payment of Obligations. Each Loan Party shall (i) pay and discharge, at or before maturity, all of its respective obligations and liabilities, excluding Tax liabilities and other governmental claims, except where the same may be contested in good faith by appropriate proceedings and (ii) maintain, in accordance with GAAP, reserves as appropriate for the accrual of any of the same except, in each case, to the extent a non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Compliance with Data Protection Laws. Each Loan Party shall (a) comply, and make commercially reasonable efforts to cause its directors, officers, employees and agents (in their respective capacities as such) to comply, with all Data Protection Laws applicable to its business and operations, (b) maintain written policies and procedures by or on behalf of the Loan Parties that are reasonably designed to promote and achieve compliance by, each Loan Party and their respective directors, officers and employees (in their respective capacities as such), with Data Protection Laws applicable to its business and operations and (c) perform any investigation or remedial action to the extent required by Governmental Authorities under Data Protection Laws, in each, except to the extent a non-compliance would not reasonably be expected to have a Material Adverse Effect.

Section 5.18. [Reserved].

Section 5.19. GPU Spares.

(a) Subject to the Spares Failure Covenant, maintain, or otherwise have the contractual right to access, an excess inventory of GPU Servers (“GPU Spares”) in an amount equal to at least:

(i) beginning on the initial Delayed Draw Funding Date, (x) with respect to VR200 GPU Spares, [***]% and (y) with respect to GB300 GPU Spares, [***]%, in each case, of all then-contracted GPU Servers in connection with the Customer Contract until (but excluding) the date that is 12 months before the earliest date on which the warranty coverage for any of the GPU Servers expires (the “Warranty Expiration Date”);

(ii) beginning on the date that is 12 months before the Warranty Expiration Date, (x) with respect to VR200 GPU Spares, [***]% and (y) with respect to GB300 GPU Spares, [***]%, in each case, of all then-contracted GPU Servers in connection with the Customer Contract until (but excluding) the date that is 9 months before the Warranty Expiration Date;

(iii) beginning on the date that is 9 months before the Warranty Expiration Date, (x) with respect to VR200 GPU Spares, [***]% and (y) with respect to GB300 GPU Spares, [***]%, in each case, of all then-contracted GPU Servers in connection with the Customer Contract until (but excluding) the date that is 6 months before the Warranty Expiration Date;

(iv) beginning on the date that is 6 months before the Warranty Expiration Date, (x) with respect to VR200 GPU Spares, [***]% and (y) with respect to GB300 GPU Spares, [***]%, in each case, of all then-contracted GPU Servers in connection with the Customer Contract until (but excluding) the date that is 3 months before the Warranty Expiration Date; and

(v) beginning on the Warranty Expiration Date, (x) with respect to VR200 GPU Spares, [***]% and (y) with respect to GB300 GPU Spares, [***]%, in each case, of all then-contracted GPU Servers in connection with the Customer Contract,

(such minimum requirements set forth in the preceding clauses (i) through (v), the “GPU Spares Floor”; provided that any GPU Servers ordered through a purchase order with a delivery date on or before the Warranty Expiration Date or pursuant to which a Loan Party shall have the contractual right to access such GPU Servers on or before the Warranty Expiration Date shall be taken into account with respect to compliance with this Section 5.19(a)).

(b) Comply with the Spares Failure Covenant as set forth below:

(i) On the date that is twelve (12) months before the Warranty Expiration Date and on each anniversary of such date (each, a “GPU Failure Rate Measurement Date”), the Borrower shall calculate the percentage of the GPU Servers then contracted pursuant to the Customer Contract that have become failed, defective, damaged or non-functioning during the twelve (12) months immediately prior to such GPU Failure Rate Measurement Date (the “GPU Failure Rate”).

(ii) If (x) the GPU Failure Rate for VR200 GPU Servers as of the most recent GPU Failure Rate Measurement Date exceeds [***]% of all then-contracted VR200 GPU Servers in connection with the Customer Contract or (y) the GPU Failure Rate for GB300 GPU Servers as of the most recent GPU Failure Rate Measurement Date exceeds [***]% of all then-contracted GB300 GPU Servers in connection with the Customer Contract, the Borrower shall either:

(A) Beginning on the Payment Date immediately following such GPU Failure Rate Measurement Date, begin depositing cash in the GPU Spares Reserve Account in accordance with the GPU Failure Rate Account Criteria (with such cash to be used to purchase (or otherwise make available) or obtain the contractual right to access additional GPU Spares upon the expiration of the warranty coverage such that the GPU Failure Rate no longer exceeds the GPU Spares Floor) pursuant to Section 2.20(b)(vii)(c); or

(B) obtain Additional Warranty Coverage.

(iii) Upon expiration of the warranty coverage for the GPU Servers, the Borrower shall maintain, or otherwise have the contractual right to access, on a rolling basis, GPU Spares in an amount no less than the greater of (a) the last 12 months of the GPU Failure Rate (which shall be redetermined on each anniversary of the expiration of such warranty coverage) and (b) the GPU Spares Floor.

(iv) If as a result of the use of any GPU Spares, the total amount of GPU Spares maintained by the Borrower or to which the Borrower otherwise has the contractual right to access falls below the GPU Spares Floor (the amount by which the GPU Spares Floor exceeds such total amount of GPU Spares, the “GPU Shortfall”), the Borrower shall:

(A) replace such GPU Spares, cause such GPU Spares to be replaced, or obtain the contractual right to access replacement GPU Spares, in each case, within ten (10) Business Days of such use such that the total amount of GPU Spares shall be, after giving effect thereto, equal to or greater than the GPU Spares Floor; or

(B) (i) within thirty (30) days of such use, deposit cash into the GPU Spares Reserve Account in an amount equal to [***]% of the GPU Replacement Cost in respect of the GPU Shortfall to be applied to the purchase of (or to otherwise make available) additional GPU Spares or the contractual right to access additional GPU Spares, (ii) within thirty (30) days of the deposit set forth in the preceding clause (i), deposit additional cash into the GPU Spares Reserve Account in an amount equal to [***]% of the GPU Replacement Cost in respect of the GPU Shortfall to be applied to the purchase of (or to otherwise make available) additional GPU Spares or the contractual right to access additional GPU Spares and (iii) within thirty (30) days of the deposit set forth in the preceding clauses (i) and (ii), deposit additional cash into the GPU Spares Reserve Account in an amount equal to [***]% of the GPU Replacement Cost in respect of the GPU Shortfall to be applied to the purchase of (or to otherwise make available) additional GPU Spares or the contractual right to access additional GPU Spares;

provided that the Borrower shall in any event have caused the total number of GPU Spares to exceed the GPU Spares Floor within 120 days from the date on which the total amount of GPU Spares falls below the GPU Spares Floor.

Notwithstanding anything contained herein to the contrary in Section 2.20(b)(vii)(c), the Borrower shall be permitted to withdraw from the GPUCo Available Cash Account any amounts required to be deposited into the GPU Spares Reserve Account on any date the Borrower is required to make such deposits under this Section 5.19.

Section 5.20. Post-Closing Obligations. Each Loan Party shall, as soon as reasonably practicable but in no event later than the dates set forth on Schedule 5.20 (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree), satisfy its obligations set forth on Schedule 5.20.

Section 5.21. GPU Clusters. The Borrower shall (a) use commercially reasonable efforts to cause the Customer to accept the Tranche in accordance with the terms of the Customer Contract and (b) promptly provide invoices to the Customer for the Services rendered under the Customer Contract in accordance with the terms thereof.

Section 5.22. Serial Numbers. The Borrower shall provide the Administrative Agent, within sixty (60) days after the date of each Borrowing, with the serial numbers with respect to the applicable racks of the GPU Servers that were acquired by the Borrower with the proceeds of such Borrowing, together with the reasonably detailed locations of the data centers in which such GPU

Servers are located; provided that the parties agree that delivery by the Borrower of an invoice listing such serial numbers to the Administrative Agent is sufficient to satisfy this Section 5.22.

Section 5.23. Interest Rate Protection.

(a) No later than each Delayed Draw Funding Date, the Borrower shall enter into (including by way of amendment, assignment, transfer, novation or conversion of an existing Swap Agreement) and thereafter maintain one or more Interest Rate Hedge Agreements with respect to an aggregate notional amount not greater than 110.0% (the “Maximum Hedge Threshold”) and not less than 90.0% (the “Minimum Hedge Threshold”) of the aggregate principal amount of Floating Rate Delayed Draw Loans projected to be outstanding as of each remaining Payment Date occurring prior to and on the Term Maturity Date in accordance with the Financial Model. It is agreed and understood that the Borrower shall be permitted, in full or in part, to terminate or otherwise unwind existing Secured Interest Rate Hedge Agreements, in accordance with the terms thereof, to the extent that the Borrower is otherwise in compliance with the requirements set forth in the first sentence of this Section 5.23.

(b) If at any time after the initial Delayed Draw Funding Date, the aggregate notional amount of all Interest Rate Hedge Agreements is either (x) lower than the Minimum Hedge Threshold or (y) higher than the Maximum Hedge Threshold (each event described in clause (x) or (y), a “Rate Hedging Adjustment Event”), then the Borrower shall: (i) with respect to any Rate Hedging Adjustment Event occurring as a result of a prepayment made in accordance with Section 2.09, concurrently with such prepayment and (ii) with respect to any other Rate Hedging Adjustment Event, within 10 Business Days after the relevant Rate Hedging Adjustment Event, take corrective actions, including, but not limited to, terminating or unwinding (in whole or in part) the Secured Hedge Transactions under all Secured Interest Rate Hedge Agreements on a pro rata basis among all Secured Hedge Counterparties (based on the aggregate notional amount of outstanding Secured Hedge Transactions under Secured Interest Rate Hedge Agreements with each such Secured Hedge Counterparty), to comply with the Maximum Hedge Threshold or entering one or more new Secured Hedge Transactions under existing or new Secured Interest Rate Hedge Agreements to comply with the Minimum Hedge Threshold.

Section 5.24. Secured Hedge Agreements. The Obligations of the Borrower under the Secured Hedge Agreements shall be secured by the Security Documents and guaranteed by the Affiliate Guarantor and shall rank pari passu (including in terms of security and guarantee and right and priority of payment) with the Obligations of the Borrower in respect of the Delayed Draw Loans.

Section 5.25. Power Hedging. On or prior to the initial Delayed Draw Funding Date, the Borrower shall enter into (including by way of amendment, assignment, transfer, novation or conversion of an existing Swap Agreement) and thereafter maintain, with respect to each Tranche, until the occurrence of the Service End Date (as defined in the Customer Contract) applicable to such Tranche, one or more finance power hedging transactions, power purchase agreements, tolling agreements or similar arrangements (each, a “Power Hedge Agreement”) designed to fix the cost of energy to the Borrower in respect of power consumption of not less than 201.6MW (the “Assumed Utilization”; and such requirement, the “Power Hedge Requirement”) with any counterparty that has (or any person guaranteeing such counterparty’s obligations under such

Power Hedge Agreement has) an A- or A3 (or their functional equivalent) rating by at least two of Moody’s, Fitch, S&P or DBRS, (with a stable or positive outlook if such rating is A- or A3) as of the date of such Power Hedge Agreement; provided that the Borrower may, at its option, enter into one or more additional Power Hedge Agreements in respect of power consumption in excess of the Assumed Utilization, so long as such additional Power Hedge Agreements are not entered into for speculative purposes.

Section 5.26. Rating. From and after the Closing Date, the Borrower shall maintain a rating (but no particular rating) for the Loans from at least one Acceptable Rating Agency.

Article VI
Negative Covenants

Each Loan Party covenants and agrees with each Lender that from and after the Closing Date (unless expressly provided herein) until Payment in Full, it shall not:

Section 6.01. Indebtedness. Incur, create, assume, or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents; and

(b) Excepted Debt.

Section 6.02. Liens. Create, incur, assume, or permit to exist any Lien on any property or assets (including stock or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a) any Lien in favor of the Collateral Agent created under the Loan Documents (including for the benefit of the Secured Hedge Counterparties); and

(b) Excepted Liens.

Section 6.03. Swap Agreements. Enter into any Swap Agreement, other than any Interest Rate Hedge Agreement in accordance with Section 5.23, Power Hedge Agreements in accordance with Section 5.25 or any other Power Hedge Agreements as mutually agreed by the Joint Lead Arrangers and the applicable Loan Party.

Section 6.04. Investments, Loans and Advances. Purchase, acquire or make any Investments, except:

(a) Investments in cash and Cash Equivalents (provided that if an Investment in a Cash Equivalent subsequent to the date of Investment no longer meets the definition of Cash Equivalents, each Loan Party will have three (3) Business Days to convert that Investment into cash or another permitted Cash Equivalent);

(b) Excepted Investments;

(c) the Transactions; and

(d) Investments by any Loan Party in another Loan Party.

Notwithstanding the foregoing or any other term of this Agreement or any Loan Document, no Investments, sales, leases, sale and leaseback transactions, Dispositions or other transfers of Material Intellectual Property shall be made by any Loan Party to any Affiliate that is not a Loan Party.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, divide, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), purchase or otherwise acquire (in one transaction or a series of related transactions) all or any substantial part of the assets of any other Person, enter into any sale and leaseback transaction, liquidate, dissolve or wind-up, change its legal form or modify its existing organizational documents in any manner materially adverse to the Lenders, except:

(a) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Restricted Payments permitted by Section 6.06;

(b) the Transactions;

(c) issuances of common Equity Interests by the Borrower or the Affiliate Guarantor to the applicable Pledgor (so long as all such common Equity Interests are subject to the Liens granted under the Security Documents in accordance with the terms of the Collateral and Guarantee Requirement);

(d) Dispositions of no longer useful or used, surplus, obsolete, worn out, or unneeded property or property that is no longer economically practicable or commercially desirable to maintain, whether now owned or hereafter acquired, in the ordinary course of business (in each case other than GPU Servers);

(e) Dispositions of GPU Servers that are failed, defective, damaged or non-functioning; provided that, prior to the Warranty Expiration Date, such GPU Servers shall be returned to the applicable manufacturer, vendor or warranty provider; provided, further that, unless such GPU Servers are not subject to, or not necessary for any Loan Party to comply with, any Contractual Obligations with respect to the Project, (i) the applicable Loan Party shall replace (or cause to be replaced) such GPU Servers to the extent required by Section 5.19 and (ii) any replacement GPU Servers received by the applicable Loan Party shall be subject to the Liens created by the Security Documents in accordance with the Collateral and Guarantee Requirement and shall constitute Collateral;

(f) the termination or unwinding (in whole or in part) of any Swap Agreement (without limiting Section 5.23 or Section 5.25);

(g) Dispositions of Uncontracted Infrastructure (which shall, for the avoidance of doubt, be subject to Section 2.09(b)(ii));

(h) Dispositions by any Loan Party to any other Loan Party;

(i) Dispositions of Infrastructure that is not, individually or collectively, required to provide the Customer with services pursuant to the Customer Contract (including, for the avoidance of doubt, Dispositions made in accordance with the definition of “RVG Triggering Event”).

(j) Dispositions of Unfunded Infrastructure; provided that, (i) at the time of such Disposition, the Tranche in respect of which such Unfunded Infrastructure relates has been terminated by the Customer; (ii) either (x) at the time of such Disposition, no Delay Credits (as defined in the Customer Contract) or other penalties are due and payable in respect of such Unfunded Infrastructure to the Customer under the Customer Contract, (y) at the time of such Disposition, the Parent has made, or caused to be made, a contribution to the Borrower in an amount equal to any such Delay Credits or other penalties or (z) on or prior to such Disposition and provided a Credit Event in respect of a Tranche has already occurred, the Borrower shall deliver to the Administrative Agent a Required Updated Financial Model in the form set forth in Exhibit L reflecting any updates to the DSCR Resizing Requirement and taking into account any reduction in Projected Contracted Cash Flow as a result of any Delay Credits (as defined in the Customer Contract) with respect to the Tranche of which the Unfunded Infrastructure disposed of was a part and that have actually accrued to the Customer; (iii) at the time of such Disposition, no payments under the [***] Purchase Agreement are due and payable by the Borrower in respect of such Unfunded Infrastructure; (iv) if the Customer has paid a Customer Contract Prepayment Amount in respect of the Tranche to which such Unfunded Infrastructure relates, such Customer Contract Prepayment Amount has been repaid to the Customer (or will be repaid from the proceeds of the Disposition of such Unfunded Infrastructure); and (v) if the Customer has paid a Customer Contract Prepayment Amount in respect of any other Tranche, either (x) such Tranche has been accepted in writing by the Customer, (y) such Customer Contract Prepayment Amount has been repaid to the Customer (or will be repaid from the proceeds of the Disposition of such Unfunded Infrastructure) or (z) at the time of such Disposition, such Customer Contract Prepayment Amount is on deposit in the Customer Contract Prepayment Account and the Borrower does not reasonably expect such Tranche to be terminated by the Customer pursuant to the Customer Contract.

Section 6.06. Restricted Payments. Pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose, or make any payment to an Affiliate in respect of any compensation, management, consulting, advisory or other fees, bonuses or commissions but excluding any payment under the Management Services Agreement or Colocation Agreement (each, a “Restricted Payment”); provided, however, that the Loan Parties may make Restricted Payments:

(a) if the Parent or another Affiliate of the Borrower has previously paid amounts, or the Borrower receives cash equity contributions from the Parent or another Affiliate and the Borrower uses such amounts, for the purposes set forth in clauses (a) through (d) of Section 3.11 on or prior to the initial Delayed Draw Funding Date (regardless of whether any Delayed Draw

Loans are used to fund such activities as set forth in such clauses (a) through (d) of Section 3.11) that the Borrower could have made using the proceeds of any Delayed Draw Loans, the Borrower shall be permitted to make a distribution to Parent or such other Affiliate on any Delayed Draw Funding Date on a dollar-for-dollar basis equal to such amount previously paid or equity contribution amount to the extent reflected in a customary funds flow memorandum provided to the Administrative Agent and reasonably approved by the Required Lenders; provided that, for the avoidance of doubt, the Borrower shall be permitted to make any Restricted Payment under this clause (a) without meeting the Distribution Conditions;

(b) if, in respect of any Tranche: (i) payment for deliveries under the [***] Purchase Agreement occur prior to the receipt by the Borrower of the Customer Contract Prepayment Amount or where the conditions for use of the Customer Contract Prepayment Amount have not been satisfied, (ii) the Borrower receives cash equity contributions from Parent or another Affiliate and (iii) the Borrower uses such excess amounts to pay Capital Expenditures that would have been paid using the proceeds of the Customer Contract Prepayment Amount, then the Borrower shall be permitted to use the proceeds of the Customer Contract Prepayment Amount for such Tranche (once paid by the Customer) to make a distribution to Parent or another Affiliate on a dollar-for-dollar basis equal to such excess equity contribution amount (which amount shall not exceed (x) the aggregate purchase price paid in respect of the Tranche, less (y) the amount of proceeds of any Delayed Draw Loans used to pay the purchase price in respect of such Tranche) without meeting the Distribution Conditions; provided that no Customer Contract Prepayment Amount paid in respect of the Initial Tranche shall be restricted under this provision unless the Customer has already accepted the Initial Tranche;

(c) using amounts on deposit in the GPUCo Distribution Reserve Account in accordance with Section 2.20(d) and DCCo Distribution Reserve Account in accordance with Section 2.20(m);

(d) using amounts on deposit in the GPUCo Distribution Account or the DCCo Distribution Account;

(e) consisting of any payment by any Loan Party to another Loan Party;

(f) so long as the Distribution Conditions (other than the condition set forth in clause (f) of the definition thereof) are satisfied on a Payment Date (if the date of such Restricted Payment is a Payment Date) or otherwise on the immediately preceding Payment Date, with the proceeds of the disposition of Infrastructure within the RVG Period after application of such proceeds to any prepayment required to be made pursuant to Section 2.09(b)(iii) and to any Customer Contract Prepayment Amount as set forth in clause (a) of the definition of “RVG Triggering Event”; and

(g) if any Loan Party has funded the purchase price for the GPU Servers for any Tranche using a cash equity contribution and the Customer has accepted the GPU Servers for such Tranche in accordance with the terms of the Customer Contract, using proceeds of the Loans, in an amount up to the aggregate amount of such cash equity contribution applied to the purchase price for the relevant GPU Servers.

Section 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates; provided that this Section 6.07 shall not apply to:

(a) any transaction otherwise expressly permitted (or contemplated) under the Loan Documents;

(b) the indemnification of directors (or persons holding similar positions for non-corporate entities) of any Loan Party in accordance with customary practice;

(c) licenses and sublicenses in the ordinary course of business;

(d) transactions among the Loan Parties; and

(e) any transaction upon terms no less favorable to the applicable Loan Party than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

Section 6.08. Business of the Loan Parties; Subsidiaries.

(a) Fundamentally alter the character of the business of the applicable Loan Party from the business conducted by, contemplated to be conducted by or proposed to be conducted by, such Loan Party on the Closing Date, and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing.

(b) Have any Subsidiaries or enter into any joint venture.

Section 6.09. Negative Pledge Agreements. Enter into any agreement or instrument that by its terms prohibits the granting of Liens by any Loan Party pursuant to the Security Documents other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by applicable Law;

(ii) customary provisions restricting assignment of any agreement;

(iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness;

(iv) solely prior to the initial Delayed Draw Funding Date, restrictions or conditions arising under the [***] Purchase Agreement (provided, any such restrictions or conditions shall be released in accordance with Section 4.02(s) on or prior to the initial Delayed Draw Funding Date); or

(v) customary restrictions and conditions contained in any agreement relating to any Disposition permitted hereunder pending the consummation of such Disposition.

Section 6.10. Material Project Contracts. Without the Administrative Agent’s consent (acting at the direction of the Required Lenders):

(a) (i) suspend (other than with respect to the Customer Contract, pursuant to Section 10 of Exhibit E thereof) or terminate any Material Project Contract or (ii) consent to any suspension (other than with respect to the Customer Contract, pursuant to Section 10 of Exhibit E thereof thereof), cancellation or termination thereof (other than as a result of the expiration of the stated term of such Material Project Contract), in each case, other than a termination of the Kodiak PPA or other agreements related to the BTM Solution subject to the Loan Parties (A) having obtained access to sufficient retail electricity capacity to power the DC to fulfill all of the Borrower’s obligations under the Customer Contract, (B) having obtained the approval of the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed) of the Loan Parties’ replacement of the Kodiak PPA and/or such relevant agreements related to the BTM Solution retail electricity arrangements), and (C) having delivered to the Lenders certifications from the Technical Advisor consistent with those required to be provided by the Technical Advisor under Section 4.02(u) with respect to the relevant agreements related to the BTM Solution being entered into;

(b) sell, transfer, assign or otherwise Dispose of (by operation of law, capacity release or otherwise) or consent to any such sale, transfer, assignment or Disposition of, any part of its interest in any Material Project Contract, except to the extent permitted herein, in each case, other than a sale, assignment or other Disposition of the Kodiak PPA or other agreements related to the BTM Solution subject to the Loan Parties (A) having obtained access to sufficient retail electricity capacity to power the DC to fulfill all of the Borrower’s obligations under the Customer Contract, (B) having obtained the approval of the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed) of the Loan Parties’ replacement of the Kodiak PPA and/or such relevant agreements related to the BTM Solution retail electricity arrangements), and (C) having delivered to the Lenders certifications from the Technical Advisor consistent with those required to be provided by the Technical Advisor under Section 4.02(u) with respect to the relevant agreements related to the BTM Solution being entered into;

(c) waive any material default under, or breach of, any Material Project Contract or waive any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Contract other than for any amendment to correct or resolve any ambiguity, omission, defect, typographical error, inconsistency or manifest error, in each case, that is not material and adverse to the interest of the Lenders, provided that, with respect to any waiver that is not material and adverse to the interest of the Lenders, if the Administrative Agent (acting at the direction of the Required Lenders) has not responded to the Borrower within ten (10) Business Days of receipt of a written notice from the Borrower (in accordance with Section 9.01) requesting consent to such waiver, the Administrative Agent shall be deemed to have consented to such waiver;

(d) consent (or fail to object within the period specified in the applicable Customer Contract, if any) to the assignment by any counterparty under the Customer Contract of any of such counterparty’s material rights or obligations under the Customer Contract; provided that the consent of any Loan Party to such assignment is required under the Customer Contract;

(e) settle any material litigation or arbitration claim or proceeding under any Material Project Contract in a manner material and adverse to the Lenders;

(f) amend, supplement or modify or in any way vary, or agree to the variation of any material provision of a Material Project Contract or of the performance of any covenant or obligation by any other Person under any Material Project Contract other than for any amendment to correct or resolve any ambiguity, omission, defect, typographical error, inconsistency or manifest error, in each case, that is not material and adverse to the Lenders provided that, with respect to any amendment, supplement or modification that is not material and adverse to the interest of the Lenders, if the Administrative Agent (acting at the direction of the Required Lenders) has not responded to the Borrower within ten (10) Business Days of receipt of a written notice from the Borrower (in accordance with Section 9.01) requesting consent to such waiver, the Administrative Agent shall be deemed to have consented to such amendment, supplement or modification; or

(g) enter into, become a party to, or otherwise become liable under any agreement for the provision of infrastructure as a service, platform as a service, products (including the web portal and domains), services (such as support and service level commitments) and solutions to be provided by any Loan Party other than pursuant to the Customer Contract.

Section 6.11. Use of Proceeds Not in Violation.

(a) The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.

(b) The Borrower shall not, directly or knowingly indirectly, use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any Person, (i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any Sanctioned Country, in each case, except to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that would constitute or give rise to a violation of applicable Sanctions by any Person party hereto (including any Lender).

Section 6.12. Financial Covenant. The Borrower will not permit the Historical DSCR to be less than 1.05:1.00, as of any Payment Date (the “Financial Covenant”), subject to the right of the Borrower to exercise the Cure Right.

Notwithstanding anything in the foregoing Article VI, no failure to comply with the covenants set forth in this Article VI prior to the Closing Date shall be deemed to constitute an Event of Default hereunder if such failure arises solely from a circumstance that is or will be cured upon the occurrence of the Closing Date pursuant to Article IV.

Article VII
Events of Default

Section 7.01. Events of Default. The occurrence of any of the following events on or after the Closing Date shall constitute an event of default hereunder (“Events of Default”):

(a) any representation or warranty made or deemed made by any Borrower Party or the Parent in any Loan Document, or any representation or warranty made by such Person in any certificate furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect in any material respect (or, to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in any respect) when so made or deemed made and forty-five (45) days have elapsed from the earlier to occur of (i) the date a Responsible Officer of such Borrower Party or the Parent obtains knowledge thereof and (ii) the receipt of notice thereof to the Borrower Parties or the Parent, as applicable, from the Administrative Agent, the Required Lenders or relevant Secured Hedge Counterparty unless, in the case of an incorrect representation or warranty that is capable of being cured, corrected or otherwise remedied, such incorrect representation or warranty is cured, corrected or otherwise remedied and (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect;

(b) default shall be made in the payment or a mandatory prepayment that has not been waived in accordance with the terms hereof of any (i) principal of any Loan when and as the same is due and payable or (ii) amount under each Limited Parent Guarantee when and as the same is due and payable, in each case, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided that it shall not be an Event of Default under this clause (b) if the Cure Right is exercised and satisfied in accordance with Section 7.03 on or prior to the Anticipated Cure Deadline;

(c) default shall be made by any Borrower Party in the payment of any interest on any Loan, reimbursement obligation or any other amount (other than an amount referred to in Section 7.01(b) above) due under any Loan Document, when and as the same is due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by any Borrower Party or Parent of any covenant or agreement contained in Section 5.01(a), Section 5.05(a), Section 5.08, Section 5.12 or in Article VI applicable to such Person; provided, however, that none of the events described in this Section 7.01(d) will be an Event of Default as it relates to a breach of the Financial Covenant, if the Cure Right is exercised and satisfied in accordance with Section 7.03 on or prior to the Anticipated Cure Deadline;

(e) default shall be made in the due observance or performance by any Borrower Party or the Parent of any covenant or agreement of such Person, as applicable, contained in any Loan Document (other than those specified in Section 7.01(a), 7.01(b), 7.01(c) and 7.01(d)) after the earlier to occur of (i) the date that a Responsible Officer of such Borrower Party or the Parent obtains knowledge thereof or (ii) the receipt of notice thereof to the Loan Parties from the Administrative Agent, the Required Lenders or relevant Secured Hedge Counterparty, and such default shall continue unremedied for a period of forty-five (45) days thereafter;

(f) (i) any Borrower Party shall fail to make any payment beyond the applicable grace period with respect thereto, if any, in respect of any Material Indebtedness, at the final stated maturity thereof or scheduled termination date or (ii) any Borrower Party shall fail to observe or perform any other agreement or condition relating to any Material Indebtedness or any other event occurs with respect to such Material Indebtedness, and, in each case, such event is ongoing and continues beyond the applicable grace or cure period with respect thereto, the effect of which default or other event is to enable the holders of such Material Indebtedness to cause such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness (in full) to be made, prior to its stated maturity or scheduled termination date; provided that, for the avoidance of doubt, this Section 7.01(f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (B) any event requiring a prepayment or offer to purchase pursuant to customary asset sale, casualty or condemnation event, change in control provision or excess cash flow sweeps or (C) any event resulting in the termination or unwind (in full or in part) of a Swap Agreement for which there is no corresponding termination or unwind amount payable by any Borrower Party thereunder;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower Party or Parent (solely while the Limited Parent Guarantee (RVG) is in effect) or of a substantial part of the property or assets of the Borrower Parties, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Party or Parent (solely while the Limited Parent Guarantee (RVG) is in effect) or for a substantial part of the property or assets of the Borrower Parties, taken as a whole, or (iii) the winding-up or liquidation of any Borrower Party or Parent (solely while the Limited Parent Guarantee (RVG) is in effect); and, in each case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower Party or Parent (solely while the Limited Parent Guarantee (RVG) is in effect) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(h), (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Party or Parent (solely while the Limited Parent Guarantee (RVG) is in effect) or for a substantial part of the property or assets of any Borrower Party taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) the failure of any Borrower Party to pay one or more final, non-appealable judgments aggregating in excess of $22,500,000 (in each case, net of any amounts which are covered by insurance or bonded), which judgments are not satisfied or discharged or effectively waived or stayed within a period of sixty (60) consecutive days;

(k) one or more ERISA Events and/or Foreign Plan Events shall have occurred that, when taken together with all other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) (i) other than in accordance with the terms of any Loan Document, any such Loan Document shall for any reason cease to be in full force and effect, shall be declared void by a Governmental Authority or shall be asserted in writing by any Borrower Party or the Parent not to be a legal, valid and binding obligation of such Borrower Party or the Parent party thereto, (ii) other than in accordance with the terms of any Loan Document, any security interest purported to be created by any Security Document and to extend to Collateral that is material to any Borrower Party on a consolidated basis shall cease to be, or shall be asserted in writing by such Borrower Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or (y) any such loss of validity, perfection or priority is the result of any failure by the Required Lenders to cause the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) other than in accordance with the terms of the Loan Documents, the Guarantee pursuant to any Security Document by any Borrower Party or the Parent of any of the Obligations shall cease to be in full force and effect or shall be asserted in writing by such Borrower Party or the Parent not to be in effect or not to be legal, valid and binding obligations of such Borrower Party or the Parent party thereto;

(m) (i) the Customer Contract shall at any time for any reason cease to be valid and binding or in full force and effect or be rescinded, terminated or cancelled or shall be suspended or enjoined, (ii) any Material Project Contract required for the Borrower to fulfill its obligations under the Customer Contract shall at any time for any reason cease to be valid and binding or in full force and effect or shall be rescinded, terminated or cancelled (except for expiration in accordance with its terms and not as a result of a breach or default thereunder by any Borrower Party party thereto); provided, however, that, in the case of the Kodiak PPA or other agreements related to the BTM Solution constituting Material Project Contracts, none of the events described in this clause (m) will be an Event of Default if, (A) within ninety (90) days after the earlier to occur of (1) any Responsible Officer of any Borrower Party having knowledge thereof or (2) receiving notice thereof from the Administrative Agent, the Required Lenders or relevant Secured Hedge Counterparty (or such longer time period as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree), the Borrower (x) replaces such affected agreement with an agreement which is in form and substance reasonably acceptable to the Required Lenders (it being agreed that the Required Lenders shall be deemed to have consented, and deemed to have authorized and directed the Administrative Agent to consent (and execute to the extent applicable) such replacement agreement unless the Administrative Agent shall have received a written objection thereto from the Required Lenders within ten (10) Business Days after the Lenders’ receipt of notice of such proposed replacement agreement, it being understood that the Administrative Agent shall be entitled to conclusively rely upon such deemed consent and deemed authorization and direction, without independent investigation or inquiry), on substantially similar terms or terms that, taken as a whole, do not affect such Borrower Party’s ability to remain in compliance with its payment obligations hereunder; and (y) the Lenders receiving certifications from the Technical Advisor consistent with those required to be provided by the Technical Advisor under Section 4.02(u) with respect to the relevant agreements related to the BTM Solution being entered into; or (B) (1) the Kodiak PPA or other agreements related to the BTM Solution is terminated as a result of the Loan Parties having obtained access to sufficient retail electricity capacity to power the DC to fulfill all of the Borrower’s obligations under the Customer Contract and the Required Lenders have approved (such approval not to be unreasonably withheld, conditioned or delayed) the Loan Parties’ replacement of the Kodiak PPA and/or such relevant agreements related to the BTM Solution with retail electricity arrangements) and (B) the Lenders receiving certifications from the Technical Advisor satisfactory to them in connection with the foregoing; and (iii) a material default (after any applicable notice, grace period or both) shall have occurred under the Customer Contract which entitles the Customer, on the delivery of notice, to terminate the Customer Contract;

(n) default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.19 or Section 5.25, and such default shall continue unremedied for a period of five (5) Business Days thereafter; and

(o) the failure of the Borrower following a valid termination of any Tranche by the Customer pursuant to the Customer Contract to repay the Customer Contract Prepayment Amount associated with such Tranche within sixty (60) days following the effective date of such termination (or such longer period as may be agreed between the Borrower and the Customer in writing).

Notwithstanding the foregoing, no Event of Default shall be deemed to occur hereunder prior to the Closing Date if such event that would be an Event of Default arises solely from an incorrect representation, a breach of a covenant or otherwise that is or will be cured upon the occurrence of the Closing Date pursuant to Article IV.

Section 7.02. Remedies Upon Event of Default. Upon the occurrence and during the continuation of an Event of Default (other than a Bankruptcy Event of Default) and at any time thereafter during the continuation of such Event of Default, the applicable Agent, at the direction of the Required Lenders (as such definition is qualified by Section 9.28), shall (subject to Article VIII) by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) terminate the Commitments and thereupon the Commitments shall terminate immediately, (b) declare the Loans incurred and Obligations (other than Obligations under Secured Hedge Agreements) then outstanding in respect thereof to be forthwith due and payable in whole or in part, whereupon the principal of such Loans so declared to be due and payable, together with accrued interest thereon and any unpaid fees and premiums accrued hereunder and under any other Loan Document, shall become forthwith due and payable and (c) exercise the rights and remedies under the Security Documents (or at law or pursuant to the UCC), and in the case of any event with respect to any Bankruptcy Event of Default, the Commitments shall automatically terminate, the principal of the Loans incurred then outstanding, together with accrued interest thereon and any unpaid and accrued fees and premiums, all other Obligations and all other liabilities of the Borrower and the other Borrower Parties accrued hereunder and under any other Loan Document

(other than Secured Hedge Agreements), shall automatically become due and payable, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Borrower Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.03. Right to Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01 or 7.02, in the event that a Cash Shortfall Event exists (or will exist) with respect to any Payment Date (other than the Term Maturity Date) or the Borrower fails (or will fail) to comply with the requirement of the Financial Covenant with respect to any Payment Date (other than the Term Maturity Date), then from the first day of the Specified Period with respect to such Payment Date until the expiration of the thirtieth (30th) day following the last day of such Specified Period (the last day of such 30-day period being the “Anticipated Cure Deadline”), such Cash Shortfall Event or Financial Covenant and corresponding Event of Default may be cured on or prior to the applicable Anticipated Cure Deadline (the “Cure Right”) by the receipt of Equity Proceeds (which shall be in the form of common equity or other equity in a form reasonably acceptable to the Required Lenders) in an amount necessary to cure such Cash Shortfall Event or Financial Covenant, as applicable, on or prior to the Anticipated Cure Deadline (“Cure Equity”) by applying 100% of the Cure Equity to (1) with respect to a Cash Shortfall Event, prepay the Loans pursuant to Section 2.08(a) or Section 2.09 and pay Hedge Termination Amounts payable in connection with such payment, prepayment or event causing such payment or prepayment and (2) with respect to the Financial Covenant and any corresponding Event of Default, be deemed to increase (A) the amounts set forth in clause (a) of the definition of “Historical DSCR” (with respect to the Financial Covenant) for the purpose of determining compliance with the Financial Covenant as of such Payment Date (it being agreed and understood that (x) at the option of the Borrower, such Cure Equity may be deposited into an Available Cash Account, (y) a single Cure Equity may be used to cure the Financial Covenant, and/or a Cash Shortfall Event and (z) to the extent a Cure Equity is used with respect to a Cash Shortfall Event relating to any Payment Date, such Cure Equity may also be used to cure the Financial Covenant, with respect to such Payment Date, without giving regard to the timing of the application of such Cure Equity).

(b) Commencing on the applicable Payment Date until the Anticipated Cure Deadline, the Lenders (i) shall not be permitted to accelerate Loans held by them, to terminate the Commitments held by them or to exercise remedies against the Collateral on the basis of an Event of Default resulting from a Cash Shortfall Event or a breach of the Financial Covenant as applicable, and (ii) shall not be obligated to make any Credit Extension under the Delayed Draw Loan Facility until the applicable Cash Shortfall Event or such Financial Covenant breach is no longer continuing, provided that in no event shall the standstill set forth in this Section 7.03(b) apply on or after the Term Maturity Date.

(c) The Cure Right may be exercised (a) prior to the date that is one year after the Tranche 3 Acceptance Date, without limit on the number of uses and (b) thereafter, no more than six times in the aggregate over the life of the Delayed Draw Loan Facility and not with respect to any more than two consecutive Payment Dates.

(d) For the avoidance of doubt, any Cure Equity shall not be considered in the calculation of Historical DSCR for the purpose of determining the occurrence of a Cash Trap Event, provided that the Borrower shall be permitted to apply such Cure Equity to meet the Borrower’s payment obligations and to prepay the Loans and pay Hedge Termination Amounts in connection with such prepayment or event causing such prepayment.

Section 7.04. Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.02), any amounts or other distributions received on account of the Obligations, including any proceeds of Collateral, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including for the avoidance of doubt fees and expenses of counsel payable pursuant to the terms of this Agreement and the other Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest in respect of the Loans and other than Hedge Ordinary Course Settlement Amounts and Hedge Termination Amounts in respect of the Secured Hedge Agreements) payable to the Lenders (including counsel fees payable under Section 8.11 and amounts payable under Section 2.13 and 2.15) and the Secured Hedge Counterparties, ratably among them in proportion to the amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and any fees, premiums and Hedge Ordinary Course Settlement Amounts due under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and to payment of any Hedge Termination Amounts under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

(e) Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, the Lenders and the Secured Hedge Counterparties under the Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to each such Secured Party on such date; and

(f) Last, the balance, if any, after Payment in Full, to the Borrower or as otherwise required by Laws.

In connection with the directing of payments described above, the Administrative Agent shall be entitled to receive and conclusively rely upon information provided by the Secured Parties in respect of the amount of Obligations owing to such party, including without limitation in respect of amounts owing under Secured Hedge Agreements. Notwithstanding anything contained herein to the contrary, absent receipt of timely written notice from a Secured Hedge Counterparty of any amounts (including but not limited to, Hedge Ordinary Course Settlement Amounts and Hedge Termination Amounts) due and owing to it, the Administrative Agent may conclusively assume that no such amounts are due and owing to such Secured Hedge Counterparty.

Article VIII
The Agents

Section 8.01. Appointment and Authority.

(a) Each Lender hereby irrevocably appoints, designates, and authorizes, and each Secured Hedge Counterparty by its execution of a Secured Hedge Agreement and Secured Party Designation Notice shall be deemed to irrevocably appoint, designate and authorize, U.S. Bank Trust Company, National Association, to take such action on its behalf as the Administrative Agent and the Collateral Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders and each Secured Hedge Counterparty hereby expressly authorize the Agents to execute and perform under any and all documents including releases and subordinations with respect to the Collateral, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Agents shall bind the Lenders and the other Secured Parties. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender, Participant or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents, regardless of whether a Default or Event of Default shall have occurred and be continuing. No Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders hereby irrevocably appoints and authorizes, and each Secured Hedge Counterparty by its execution of a Secured Hedge Agreement and Secured Party Designation Notice shall be deemed to irrevocably appoint and authorize, U.S. Bank Trust Company, National Association, to act as the Collateral Agent of such Lender or Secured Hedge Counterparty for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Required Lenders, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.11), and Article IX as though the Collateral Agent, or such co-agents, sub-agents and attorneys-in-fact, were expressly referred to in such provisions.

(c) Except as provided in Sections 8.06 and 8.10 the provisions of this Article VIII are solely for the benefit of the Agents, the Lenders and the Secured Hedge Counterparties, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

Section 8.02. Agents in their Individual Capacities. U.S. Bank Trust Company, National Association or its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though such Person were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each of U.S. Bank Trust Company, National Association or its respective Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans (if any), each of U.S. Bank Trust Company, National Association or its respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent and the terms “Lender” and “Lenders” include a Person serving as an Agent hereunder in its individual capacity. Any successor to U.S. Bank Trust Company, National Association as an Agent shall also have the rights attributed to U.S. Bank Trust Company, National Association under this Section 8.02.

Section 8.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in the other Loan Documents, (d) be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to a Responsible Officer of such Agent by the Borrower or a Lender or (e) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Person (other than itself) or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, continuation, maintenance, perfection or priority of any Lien purported to be created by the Security Documents, the existence, value, sufficiency or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or to obtain or monitor any insurance in respect of the Collateral (including obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or for determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on any Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained), or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender, Participant or other Secured Party to ascertain or to inquire as to the observance or performance of any of the covenants, agreements or other terms contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof. The Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Secured Parties as shall be expressly provided for herein or in the other Loan Documents) together with indemnity or security satisfactory to the Agents; provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. In furtherance of the foregoing, and without limiting any rights, protections, immunities or indemnities afforded to any Agent hereunder, phrases such as “satisfactory to the [Administrative][Collateral] Agent,” “approved by the [Administrative] [Collateral] Agent,” “acceptable to the [Administrative][Collateral] Agent,” “as determined by the [Administrative][Collateral] Agent,” “in the [Administrative][Collateral] Agent’s discretion,” “selected by the [Administrative][Collateral] Agent,” “selected by the [Administrative][Collateral] Agent,” “requested by the [Administrative] [Collateral] Agent,” and phrases of similar import that authorize and permit an Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written direction from the Required Lenders (or such other number or percentage of the Secured Parties as shall expressly be required under this Agreement or the other Loan Documents) to take such action or to exercise such rights. In no event shall any Agent be responsible for any failure or delay in the performance of any act or obligation hereunder arising out of or caused by, directly or indirectly, force majeure events beyond its control, including any provision of any law or regulation or any act of any governmental authority, strikes, work stoppages, accidents, acts of war, other military disturbances or terrorism, earthquakes, fire, flood, sabotage, epidemics, pandemics, riots, nuclear or natural catastrophes or acts of God, labor disputes, acts of civil or military authority, or the unavailability of the Federal Reserve Board wire systems and interruptions, loss or malfunctions of utilities, communication facilities or computer (software and hardware) services (it being understood that the Agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances). No Agent-Related Person shall be liable for any indirect, special, punitive or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Notwithstanding anything contained herein to the contrary, no Agent shall have any obligation to determine, calculate or verify the Prepayment Premium. Each Agent’s rights, protections, indemnities, and immunities provided herein shall apply to such Agent for any actions taken or omitted to be taken under any Loan Document and any other related agreements in any of their respective capacities.

No Agent shall be responsible or have any liability for or have any duty to investigate a violation of any Environmental Law or Release or threat of Release of a Hazardous Material, nor shall it have any liability for any action it takes or does not take in connection with any such investigation. In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real property-related Collateral pursuant to this Agreement or any other Loan Document, no Agent shall be obligated to take title to or possession of real property in its own name, or otherwise in form or manner that may, in its reasonable judgment, expose it to liability (including owner or operator liability). In the event that an Agent deems that it may be considered an “owner or operator” under any Environmental Law or otherwise cause such Agent to incur, or be exposed to, any Environmental Claim or liability under any other federal, state or local law, such Agent reserves the right, instead of taking such action, either to resign subject to the terms and conditions of this Agreement or arrange for the transfer of the title or control of the asset to an acquisition vehicle formed by the Lenders or to a court appointed receiver. No Agent shall be liable to any person for any Environmental Liability or any Environmental Claims or contribution actions under any Environmental Law or regulation or other by reason of such Agent’s action and conduct as authorized, empowers and directed hereunder or relating to any kind of Release or threatened Release of any Hazardous Materials of environmental concern into the environment.

Section 8.04. Reliance by Agents. The Agents shall be entitled to conclusively rely, shall not incur any liability and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any Secured Party), independent accountants and other experts selected by the Agents, and shall not incur any liability for any action taken or not taken by it in accordance with the advice of such counsel or other experts selected by it. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such direction or concurrence of the Required Lenders (or such other number or percentage of the Secured Parties as shall be expressly required under this Agreement and the other Loan Documents) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent or direction of the Required Lenders (or such other number or percentage of the Secured Parties as shall be expressly required under this Agreement and the other Loan Documents) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties. Upon the request by any Agent at any time the Lenders will promptly confirm in writing any action taken or to be taken by such Agent. Documents delivered to any Agent are for informational purposes only and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Loan Parties’ compliance with any of its covenants hereunder (as to which any Agent is entitled to rely exclusively on certificates of a Responsible Officer of the relevant Loan Party). The Agents shall have no obligation to verify the information or calculations set forth in this Agreement or otherwise. The Agents shall have no responsibility or liability for the filing, timeliness or content of any report required under this Agreement or the other Loan Documents. No Agent (a) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of this Agreement relating to Disqualified Lenders or (b) shall have any liability with respect to or arising out of any assignment or participation of any Loan or disclosure of confidential information to any Disqualified Lender or other Disqualified Person. No Agent shall have any responsibility or liability for enforcing provisions of this Agreement relating to compliance by any Affiliated Lenders, Fund Affiliates, or Debt Fund Affiliates with the terms hereof relating to Affiliated Lenders, Fund Affiliates or Debt Fund Affiliates. Without limiting the generality of the foregoing, no Agent shall be obligated to ascertain, monitor or inquire as to compliance by Affiliated Lenders, Fund Affiliates or Debt Fund Affiliates with the terms hereof relating to Affiliated Lenders, Fund Affiliates, or Debt Fund Affiliates. The Agents may conclusively rely on the applicable Assignment and Acceptance as to whether any Lender or proposed Lender is an Eligible Assignee or an Affiliated Lender, and shall have no obligation to monitor the Affiliated Lender Cap.

Section 8.05. Delegation of Duties. Each Agent may perform or execute any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel, other consultants and experts of its own selection concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Agent-Related Persons of each Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub‑agent or attorney-in-fact.

Section 8.06. Successor Agents. Any Agent may resign at any time upon thirty (30) days’ notice to the Lenders, Borrower and each other Agent and if such Agent is a Defaulting Lender or during an Agent Default Period, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Administrative Agent, the Lenders and each other Agent. If an Agent resigns or is removed by the Borrower, the Required Lenders shall appoint a successor agent, which successor agent shall be consented to by the Borrower at all times other than during the existence of a Payment or Bankruptcy Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Agent be a Defaulting Lender. If no successor agent is appointed prior to the effective date of the resignation or removal of the Agent, such Agent, in the case of a resignation, and the Borrower, in the case of a removal, may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent. Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent under the Loan Documents and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Agent’s resignation or removal in accordance herewith as the Agent, the provisions of this Article VIII. Section 9.05 and each other provision of this Agreement and the other Loan Documents that expressly survive the resignation or removal of the Agents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Administrative Agent or Collateral Agent, as applicable, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article VIII, Section 9.05 and each other provision of this Agreement and the other Loan Documents that expressly survive the resignation or removal of the Agents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or Collateral Agent, as applicable. Notwithstanding anything to the contrary herein, no Disqualified Lender may be appointed as a successor Administrative Agent without the consent of the Borrower. Any Person into which an Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any Person succeeding to all or substantially all of the corporate agency or corporate trust business of an Agent shall be the successor of such Agent hereunder and under the other Loan Documents, without the execution or filing of any paper or any further action on the part of any of the parties hereto.

Section 8.07. Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender hereunder or, solely in the case of the Joint Lead Arrangers, a Secured Hedge Counterparty.

Section 8.09. Agents May File Proofs of Claim.

(a) Administrative Agent May File Proofs of Claims on Behalf of Lenders. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations (other than Obligations under Secured Hedge Agreements) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.10, 8.11, and 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(iii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 8.11, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(b) Collateral Agent May File Proofs of Claims on Behalf of Secured Parties. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the Borrower, the Collateral Agent (irrespective of whether the principal or notional amount of any Obligations shall then be due and payable as expressed in the Loan Documents or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Collateral Agent and their respective agents and counsel, and all other amounts due the Secured Parties and the Collateral Agent under Section 2.10, 8.11, andSection 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(iii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the compensation, expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under Section 2.10, 8.11, andSection 9.05.

Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Secured Hedge Counterparty any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Secured Hedge Counterparty to authorize the Collateral Agent to vote in respect of the claim of any Lender or Secured Hedge Counterparty in any such proceeding. Additionally, nothing in this Section 8.09 shall restrict any Secured Hedge Counterparty from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Section 8.10. Collateral and Guarantee Matters. Each Lender irrevocably authorizes, and each Secured Hedge Counterparty by its execution of a Secured Hedge Agreement and Secured Party Designation Notice shall be deemed to irrevocably authorize, the Administrative Agent and the Collateral Agent to release guarantees, Liens and security interests created by the Loan Documents in accordance with the provisions of Section 9.18 and take any other actions contemplated by Section 9.18. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority provided for in the previous sentence. Notwithstanding anything contained herein or in any other Loan Document to the contrary, in no event shall either Agent be obligated to execute or deliver any document evidencing any release without receipt of a certificate executed by a Responsible Officer of the Borrower certifying that such release or subordination (and the execution of any documents presented to it in connection therewith) is authorized or permitted by, and complies with, this Agreement and the other Loan Documents. Beyond the exercise of reasonable care in the custody thereof no Agent shall have any duty as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of such Agent or any income thereon or as to the preservation of rights prior parties or any other rights pertaining thereto. An Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property. For the avoidance of doubt and notwithstanding anything contained herein or any other Loan Document to the contrary, the Administrative Agent and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral and no Agent shall be responsible for determining the satisfaction of the Collateral and Guarantee Requirement or the Borrower’s compliance therewith.

Section 8.11. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), based upon their respective Pro Rata Shares, and hold harmless each Agent-Related Person from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as an Agent-Related Person or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document (the “Indemnified Liabilities”); provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities primarily resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken or not taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Secured Parties as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.11. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.11 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower and without limiting their obligation to do so. The undertaking in this Section 8.11 shall survive termination of the aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Agents.

Section 8.12. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case an Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Lenders hereby authorized to appoint an additional individual or institution selected by the Required Lenders in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Required Lenders appoint a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and (ii) the provisions of this Article VIII and of Section 9.05 that refer to the Agents shall inure to the benefit of such Supplemental Agent and all references therein to the Agents shall be deemed to be references to the Agents and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrower be required by any Supplemental Agent so appointed by the Required Lenders for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Required Lenders. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the applicable Agent until the appointment of a new Supplemental Agent.

(d) In no event shall any Agent be responsible or liable for the actions, omissions, performance or negligence of any Supplemental Agents appointed hereunder or for monitoring the performance of any Supplemental Agents appointed hereunder.

Section 8.13. [Reserved].

Section 8.14. Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document (subject to the last sentence of this Section 8.14), the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with this Agreement (including Section 7.02) and the Security Documents for the benefit of all the Lenders or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.16(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.02 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not limit (i) a Secured Hedge Counterparty’s right to withhold payment or performance under, to transfer, assign or novate, or to terminate, close-out, unwind, set off or net pursuant, or otherwise exercise any of its rights and remedies as an unsecured creditor under or in respect of any Secured Hedge Agreement to which it is a party or (ii) after the initiation of any proceeding in clause (c) above, a Secured Hedge Counterparty’s right to exercise its corresponding right, remedy or power under the Secured Hedge Agreement to which it is a party.

Section 8.15. Lead Arrangers. The Borrower hereby appoints JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA as Joint Lead Arrangers in connection with the Loans. The Borrower hereby appoints Credit Agricole Corporate and Investment Bank, Deutsche Bank Ag, New York Branch, Mizuho Bank, Ltd., MUFG Bank, Ltd, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, and Oversea-Chinese Banking Corporation Limited, New York Agency as Mandated Lead Arrangers in connection with the Loans. The Lead Arrangers shall have no right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Lenders or, solely in the case of the Joint Lead Arrangers, Secured Hedge Counterparties in their capacity as such. Without limiting the foregoing, the Lead Arrangers so identified shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.16. Lender Representations. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) such Lender is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (other than Interest Rate Hedge Agreements and Power Hedge Agreements) (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent Party or Agent-Related Person, the Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent Party or Agent-Related Person, the Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Article IX
Miscellaneous

Section 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing (including electronic mail) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows; provided that any notice or communication sent by courier service or mail must also be transmitted by electronic mail to the applicable electronic mail address specified below:

(i) if to the Borrower or the Affiliate Guarantor to:

[***]

with a copy to (which shall not constitute notice):

[***]

(ii) if to the Administrative Agent, to:

[***]

with a copy to (which shall not constitute notice):

[***]

(iii) if to the Collateral Agent, to:

[***]

with a copy to (which shall not constitute notice):

[***]

(iv) if to any Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including electronic mail and Internet or intranet websites), including as described in Section 9.17 herein. Notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by (to the extent permitted by Section 9.01(b)) electronic means prior to 5:00 p.m. (New York time) on such date, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 and in each case provided an electronic copy has been delivered by electronic mail in accordance with this Section 9.01.

(d) Any party hereto may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Survival of Representations and Warranties. All representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until Payment in Full. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 9.05) shall survive Payment in Full.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Lenders, the Loan Parties and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Loan Parties without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer, or sell any participation in, its rights or obligations hereunder except in accordance with this Section 9.04 (including, in the case of an assignment to an Affiliated Lender, Section 9.04(e)) (and any attempted assignment or transfer by a Lender not in accordance with this Section 9.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(b)(vi)), the Lenders, the Secured Hedge Counterparties, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each Agent, Lender, Secured Hedge Counterparty and Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) After the Closing Date, subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement in respect of the applicable Facilities (including its Loans and Commitments thereunder) with the prior written consent of:

(A) the Borrower; provided, that, in the case of an assignment to an Eligible Assignee, (1) such consent shall not be unreasonably withheld, conditioned or delayed and (2) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days of having received notice thereof; provided, further, that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (y) if a Payment or Bankruptcy Event of Default has occurred and is continuing. The liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender, as applicable, under Section 2.13 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment and the Borrower may withhold its consent if the costs or the taxes payable by the Borrower to the assignee under Section 2.13 shall be greater than they would have been for the assignor except to the extent such greater amounts results from a Change in Law that occurs after the assignment was made; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned, or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Loan or a Commitment to a Person that is a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Payment or Bankruptcy Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Facility under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (which such Assignment and Acceptance shall include a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender (unless, solely with respect to an assignee of the type set forth in clause (a) of the definition of “Disqualified Lender”, a Payment or Bankruptcy Event of Default shall have occurred and be continuing));

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, the applicable documentation set forth in Section 2.15(e) and any other administrative information (including tax forms) that the Administrative Agent may reasonably request;

(E) no such assignment shall be made to (1) a Defaulting Lender, (2) a Disqualified Lender (unless, solely with respect to an assignee of the type set forth in clause (a) of the definition of “Disqualified Lender”, a Payment or Bankruptcy Event of Default shall have occurred and be continuing), (3) the Parent, any Pledgor or any Loan Party or (4) a Sanctioned Person; and

(F) notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv) (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (e) of this Section 9.04), from and after the effective date specified in each Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance), have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance), be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the requirements and limitations, of Sections 2.13, 2.15 and 9.05 with respect to facts and circumstances prior to the effective date of the Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance (and each Affiliated Lender Assignment and Acceptance) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, with respect to its own interest only, and any other Person to the extent necessary to establish that such obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor sections), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all extensions of credit to the Borrower and, if applicable, their Affiliates hereunder shall at all times be treated as being in registered form within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code (and any successor provisions) and the regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register (as defined in paragraph (iv) below) consistent with such intent.

(v) The parties to each assignment shall deliver to the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that (i) such processing and recordation fee shall not be payable for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt (or waiver) of the processing and recording fee described in the preceding sentence, a duly completed Assignment and Acceptance (or Affiliated Lender Assignment and Acceptance) executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance (or Affiliated Lender Assignment and Acceptance) and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) (a) After the Closing Date or after the expiry of the Delayed Draw Availability Period (in the case of any other sale of participations), any Lender may, without the consent of the Administrative Agent or the Borrower (but upon written notice to the Borrower except with respect to any non-voting participation), sell participations to one or more financial institutions or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that the Participant shall not be a Sanctioned Person or a Disqualified Lender (other than, in the case of a Disqualified Lender of the type set forth in clause (a) of the definition of “Disqualified Lender”, if a Payment or Bankruptcy Event of Default shall have occurred and be continuing); provided, further, that (w) such Lender’s obligations under this Agreement shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (y) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (z) such Lender shall, as a non-fiduciary agent of the Borrower for this purpose, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”), which entries shall be conclusive absent manifest error, provided that no Lender shall have any obligation to disclose all or any portion of such register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor sections). Each Lender that sells such a participation shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any waiver, amendment or modification of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.08(b)(i), Section 9.08(b)(ii), Section 9.08(b)(iii) or Section 9.08(b)(iv) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to Section 9.04(b)(vi), the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Sections 2.13 and 2.15 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(A) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (x) the Borrower is informed of such greater payment, and the sale of the participation to such Participant is made with the Borrower’s prior written consent following the receipt by the Borrower of any information reasonably requested by the Borrower to evidence such greater payment, and the Borrower may withhold its consent to such participation (in its sole discretion) if a Participant would be entitled to require greater payment than the applicable Lender under such Sections or (y) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.15 to the extent such Participant fails to comply with Section 2.15(e) as though it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered to the applicable Lender).

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or any other central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(d)

(i) In the event of any assignment or participation by a Lender without the Borrower’s consent or deemed consent (if applicable) (A) to any Disqualified Lender (other than, in the case of a Disqualified Lender of the type set forth in clause (a) of the definition of “Disqualified Lender”, if a Payment or Bankruptcy Event of Default shall have occurred and be continuing) or (B) to the extent the Borrower’s consent is required under this Section 9.04, to any other Person, the Borrower shall be entitled at its sole expense and effort to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity in respect of such assignor or assignee; it being understood and agreed that the Borrower will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Lender or any other Person to whom the Borrower’s consent is required but not obtained (or has not been deemed consented to). Upon the request of any Lender or as otherwise required herein, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.16 for the purpose of verifying whether such Person is a Disqualified Lender.

(ii) If any assignment or participation under this Section 9.04 is made to any Affiliate of any Disqualified Lender that is not itself a Disqualified Lender (other than, in the case of a Disqualified Lender of the type set forth in clause (a) of the definition of “Disqualified Lender”, if a Payment or Bankruptcy Event of Default shall have occurred and be continuing) without the Borrower’s prior written consent or deemed consent (any such person, a “Disqualified

Person”), then, such assignment shall not be null and void, but the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (a) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (b) in the case of any outstanding Loans, held by such Disqualified Person, purchase such Loans by paying the amount that such Disqualified Person paid to acquire such Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (c) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (b), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower and (II) in the case of clause (c), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 9.04(d) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

(e) Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Schedule 9.04(e) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not (A) receive information or material provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls, discussions or meetings (or portions thereof) attended by any Lenders and/or the Administrative Agent in which representatives of the Borrower are not then present, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II or (B) receive any advice of counsel to the Administrative Agent or make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender;

(ii) each Affiliated Lender that purchases any Loans or Commitments pursuant to clause (x) above shall represent and warrant to the selling Lender (other than any other Affiliated Lender) that it does not possess material non-public information (or material information of the type that would not be public if the Parent, Pledgors or the Borrower were a publicly-reporting company) with respect to the Parent, Pledgors or the Borrower that either (1) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (2) if not disclosed to the Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Lender’s decision to participate in any such assignment or (B) the market price of such Loans or Commitments, or shall make a statement that such representation cannot be made;

(iii) the aggregate principal amount of Loans and Commitments under this Agreement held by Affiliated Lenders shall not exceed 30.0% of the aggregate principal amount of Loans and Commitments outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any purchase or assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans and Commitments held by Affiliated Lenders exceeding the Affiliated Lender Cap, the purchase or assignment of such excess amount will be void ab initio;

(iv) as a condition to each assignment pursuant to this clause (e), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that, upon effectiveness of such assignment, would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Loans and Commitments against the Administrative Agent, in its capacity as such;

(v) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans or Commitments shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Acceptance”); and

(vi) if a Bankruptcy Event of Default occurs and is continuing, notwithstanding whether any Affiliated Lender may be construed to not be an “insider” under Section 101(31) of the Title 11 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, each Affiliated Lender shall acknowledge that it is an “insider” under Section 101(31) of the Title 11 of the Bankruptcy Code and any similar provision of any other Debtor Relief Law and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of Title 11 of the Bankruptcy Code or any similar provision under any other Debtor Relief Law, and their voting rights shall be subject to Sections 9.04(g) and (h) below.

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Loans or Commitments pursuant to this clause (e) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Loans or Commitments or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Loans or Commitments. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Loans or Commitments shall reflect such cancellation and extinguishing of the Loans or Commitments then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Loans or Commitments, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans or Commitments in the Register.

(f) Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Pledgor or the Borrower therefrom, or subject to Section 9.04(g), any plan of reorganization pursuant to the Bankruptcy Code or any equivalent under any other Debtor Relief Law (it being understood and agreed that any such vote shall be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code and any similar provision of any other Debtor Relief Law), (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Loans and Commitments held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) all Loans and Commitments held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(g) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Acceptance shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Pledgors or the Borrower at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans and Commitments held by such Affiliated Lender in any manner at the Required Lenders’ discretion, unless the Administrative Agent (acting on the written direction of the Required Lenders) instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans and Commitments held by it as the Administrative Agent (acting on the written direction of the Required Lenders) directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

(h) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Sections 9.04(e), (f) or (g), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Schedule 9.04(e) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower or Pledgors therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.08.

Section 9.05. Expenses; Indemnity.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent, the Collateral Agent and their Agent-Related Persons, the Joint Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (but limited in the case of Attorney Costs to one primary counsel for the Joint Lead Arrangers (which shall be Milbank LLP) and one primary counsel for the Agents (which shall initially be Seward & Kissel LLP) in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date) and one local counsel for the Agents, taken as a whole and one local counsel for the Joint Lead Arrangers, in each case, as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Lenders) and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent and their Agent-Related Persons, the Lead Arrangers, each Lender and each Secured Hedge Counterparty for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), but limited with respect to Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, one counsel to the Collateral Agent and a separate counsel to the Joint Lead Arrangers (and one local counsel to the Agents, taken as a whole, and the Joint Lead Arrangers, in each case, as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Lender)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other related reasonable and documented out-of-pocket fees and expenses incurred by any Agent. The agreements in this Section 9.05(a) shall survive Payment in Full and the resignation or removal of the Administrative Agent and the Collateral Agent. All amounts due under this Section 9.05(a) shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to all amounts that would otherwise be due under this Section 9.05(a) prior to the Closing Date, such amounts shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days prior to the Closing Date (or such shorter time as the Borrower may agree) and that the Borrower shall not be invoiced for any amounts prior to the invoice for payment of amounts on the Closing

Date or on such date reasonably agreed by the Borrower and the Administrative Agent if the Closing Date does not occur due to the Borrower’s failure to satisfy the conditions set forth in Section 4.02.

(b) The Borrower agrees to indemnify and hold harmless the Agents, the Lead Arrangers, each Lender, each Secured Hedge Counterparty and each Agent-Related Person of any of the foregoing Persons (each such Person, without duplication, being called an “Indemnitee”) from and against any and all liabilities (including Environmental Claims or any actual or alleged presence, Release of Hazardous Materials at, under, on, or from any property currently or formerly owned, leased or operated by the Borrower, or any property to which the Borrower has transported or arranged for the transport of Hazardous Materials for treatment, storage or disposal), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Agents and their Related Parties, taken as a whole and a separate counsel to the Lenders’ Indemnitees taken as a whole and, if reasonably necessary, one local counsel for the Agents, taken as a whole, and one local counsel for all other Indemnitees taken as a whole, in each relevant jurisdiction that is material to the interests of the Agents or the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (i) the execution, delivery, enforcement, performance, syndication or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) solely with respect to Indemnitees other than the Agents and the Agent-Related Parties, a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims by or against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower or its Affiliates) (the foregoing clauses (x) through (z), the “Excluded Actions”); provided further that the applicable Indemnitees shall repay the Borrower any amounts paid or reimbursed by the Borrower to such Indemnitee hereunder in respect of such indemnified amount if such Indemnitee has been found by a final non-appealable judgment of a court of competent jurisdiction to not be entitled to such amounts hereunder. Neither any Lender-Related Party nor the Borrower and its Affiliates shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Lender-Related Party, the Borrower or the Affiliates of the Borrower or its or their shareholders, partners, members, directors, officers, employees or controlling Persons or other equity holders (each, together with the Borrower and its Affiliates, a “Borrower Person”) have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of the Borrower or any Lender or Secured Hedge Counterparty, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 9.05(b)). In the case of action, suit, litigation, investigation, or proceeding to which the indemnity in this Section 9.05(b) applies, such indemnity shall be effective whether or not such action, suit, litigation, investigation, or proceeding is brought by the Borrower, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 9.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final non-appealable judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05(b). The agreements in this Section 9.05(b) shall survive the resignation or removal of the Administrative Agent or the Collateral Agent, the replacement of any Lender and Payment in Full. For the avoidance of doubt, this Section 9.05(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Agent to or for the credit or the account of the Borrower against any and all obligations of the Borrower, now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that, to the extent prohibited by applicable Law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Relevant Entity shall be applied to any Excluded Swap Obligations with respect to such Relevant Entity. The rights of each Lender and each Agent under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING HERETO OR THERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT EXPRESSLY STATED OTHERWISE IN ANY SECURITY DOCUMENT.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Agents or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of any Closing Payment and Fee Letter or Secured Hedge Agreement, by the Persons party thereto in accordance with the terms thereof, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided that no such agreement shall:

(i) increase the amount of, or extend, the Commitments of a Lender, or reinstate the Commitments of a Lender after the termination thereof, in each case, without the prior written consent of each such Lender holding such Commitments directly and adversely affected thereby (it being understood that a waiver, amendment or modification of any condition precedent, representation, warranty, covenant or of any Default, Event of Default, mandatory prepayment or mandatory reductions of the Commitments shall not constitute an increase or extension of any Commitment of any Lender);

(ii) decrease or forgive the principal amount of, or decrease the rate of interest on, any Loan, delay the date of any payment or decrease fees or other amounts payable to any Lender, in each case, without the prior written consent of each such Lender directly and adversely affected thereby (other than to waive any Default or Event of Default or any obligation of any Loan Party to pay interest to such Lender at the Default Rate which shall only require the consent of the Required Lenders);

(iii) extend the final maturity date of the Facilities or extend, postpone or waive any fixed payment date for principal, interest and fees, or amend any definition (including any definition incorporated by reference) in any such provision, in each case, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any waiver, amendment or modification of any mandatory prepayment of the Loans shall not constitute an extension, postponement or waiver of any such fixed payment date);

(iv) except as permitted hereunder, release (or have the effect of releasing) all or any material portion of the Collateral or the guaranties under any of the Limited Parent Guaranties, in each case, in any transaction or series of related transactions without the prior written consent of each Lender directly and adversely affected thereby;

(v) waive, amend or modify the provisions of this Section 9.08 or the definitions of the terms “Required Lenders”, “Supermajority Lenders”, “Major Majority Lenders”, or any other provision of this Agreement or the other Loan Documents (or any component definitions of the foregoing) specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, modify the interest provisions hereunder from cash pay to paid in kind or modify the currency in which any payment shall be made, in each case, without the prior written consent of each Lender;

(vi) amend (A) any section of the Loan Documents in a manner that would alter the pro rata sharing of payments and/or application of distributions required thereby, including by modifying the definition of “Pro Rata Share”, (B) Section 2.20, including the priority of payments set out in Section 2.20(b), (C) Section 7.04, including the order of priority in which proceeds are applied following the exercise of remedies thereunder, and (D) Section 9.04 without the prior written consent of each Lender directly and adversely affected thereby;

(vii) amend the definition of “Change in Control” (but not any waiver of the occurrence, or potential occurrence, of a Change in Control) without the consent of each Lender directly and adversely affected thereby; or

(viii) subordinate (or have the effect of subordinating), by payment, Lien subordination or otherwise, the Obligations or the Liens on the Collateral created by any Security Document to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights (including the payment of fees and expenses, including, but not limited to Attorney Costs, to) or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. Notwithstanding anything to the contrary in the Loan Documents, (x) no Defaulting Lender shall have any right to approve or disapprove any waiver, amendment or modification hereunder (and any waiver, amendment or modification which by its terms requires the consent of all Lenders, each affected Lender or each directly and adversely affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of the Loans of any Defaulting Lender may not be extended, the rate of interest on any of such Loans may not be reduced, the fees or premium of or due in respect of any such Loans may not be reduced, the principal amount of any of such Loans may not be forgiven, the pro rata status of such Loans may not be altered, in each case without the consent of such Defaulting Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders, each affected Lender or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (y) no Defaulting Lender shall have any right to approve or disapprove any waiver, amendment or modification hereunder and instead shall be deemed to have voted its interest as a Lender as provided in this Section 9.08(b);

provided further that notwithstanding anything to the contrary herein, no waiver, amendment or modification of any Loan Document (other than the Closing Payment and Fee Letter and any Secured Hedge Agreement, which may only be waived, amended or modified in accordance with the terms thereof) nor any provision thereof shall (x) disproportionately and adversely amend, modify or otherwise affect the rights or duties of any Secured Hedge Counterparty relative to any other Secured Party hereunder, (y) except as permitted hereunder, release all or any material portion of the Collateral or the guaranties under the Limited Guaranties, in each case, in any transaction or series of related transactions, or (z) amend or modify Section 2.09, Section 2.20, Section 7.4, this proviso to this Section 9.08, Section 9.28, or the definitions of “Secured Party”, “Secured Hedge Agreement”, “Secured Hedge Counterparty”, “Hedge Voting Matter”, “Interest Rate Hedge Agreement”, “Secured Interest Rate Hedge Agreement”, “Power Hedge Agreement” or “Secured Power Hedge Agreement” in each case of (x), (y) and (z), without the prior written consent of each Secured Hedge Counterparty.

(c) Notwithstanding anything to the contrary in the Loan Documents, without the consent of any other Person, the Borrower and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document (other than Secured Hedge Agreements) or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (it being understood that entry into any such new agreement or instrument may be in any form reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable). Prior to entering into such amendment or modification, the Agents shall be entitled to a certificate of a Responsible Officer of the Borrower certifying that such amendment, modification or waiver is authorized or permitted by the Loan Documents, upon which each Agent may conclusively rely upon, without independent investigation or inquiry.

(d) Notwithstanding anything to the contrary in any Loan Document, without the consent of any other Person, the Borrower and the Administrative Agent and/or Collateral Agent may waive, amend or otherwise modify any Loan Document (other than Secured Hedge Agreements) with the written consent of the Administrative Agent and/or Collateral Agent and the Borrower to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or manifest error therein or any mistake or defect in such Loan Document, (ii) make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents, (iii) make administrative and operational changes not adverse to any Lender, (iv) otherwise enhance the rights and benefits of Lenders or (v) adhere to local law or the reasonable advice of local counsel; provided that, in the case of this Section 9.08(d), in all events the Lenders shall have received at least three (3) Business Days’ prior written notice of any such waiver, amendment or modification and the Administrative Agent shall not have received, within two (2) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders that the Required Lenders object to such amendment, waiver or modification. In the absence of such objection from the Required Lenders as provided herein, any such amendment, waiver or modification shall become effective without any further action or the consent of any other Person and shall be binding on the Borrower, the Administrative Agent and the Lenders. Prior to entering into such amendment or modification, the Agents shall be entitled to a certificate of a Responsible Officer of the Borrower certifying that such amendment, modification or waiver is authorized or permitted by the Loan Documents, upon which each Agent may conclusively rely upon, without independent investigator or inquiry.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by the Borrower therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any such Lender (other than any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank) that, as a result of its or its affiliate’s interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Borrower, the Parent, the Loans and/or Commitments (each, a “Net Short Lender”), without the consent of the Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether any such Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in U.S. Dollars, (ii) notional amounts in other currencies shall be converted to the U.S. Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any Loan Party or any instrument issued or guaranteed by such Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) such Loan Party and any instrument issued or guaranteed by any such Loan Party shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be an “Obligation” or a “Deliverable Obligation” under the terms of such derivative transaction or (z) any Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers such Lender or its Affiliates protection in respect of the Loans or the Commitments, or as to the credit quality of any Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) any Loan Party and any instrument issued or guaranteed by any Loan Party shall represent less than 5% of the components of such index. In connection with any such determination, each such Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Agents that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Agents shall be entitled to conclusively rely on each such representation and deemed representation, without independent investigation or inquiry). The Agents shall be entitled to conclusively rely on any direction delivered to it in accordance with this Agreement and shall have no duty to inquire as to or investigate the accuracy of any representation or deemed representation by any Lender.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken, or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Subject to Section 9.28, nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by electronic transmission of a PDF copy thereof shall be effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original. Any signature to this Agreement may be delivered by electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Any Person that uses electronic signatures and electronic methods to send communications to the Agents assumes all risks arising out of such use, including without limitation the risk of the Agents acting on an unauthorized communication, and the risk of interception or misuse by third parties. Notwithstanding this paragraph, the Agents may in any instance and in their sole discretion require that an original document bearing a manual signature be delivered to the Agents in lieu of, or in addition to, any such electronic communication.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts (whether in contract, tort or otherwise and whether at law or in equity) by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Borrower in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09 or Section 8.15) shall affect any right that any Lender or Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16. Confidentiality.

(a) Each of the Lenders and the Agents agrees that it shall maintain in confidence any information relating to the Borrower, its Affiliates and its Affiliates’ directors, managers, officers, trustees, investment advisors or agent, furnished to it by or on behalf of the Borrower or its Affiliates and shall only use such information solely in connection with the evaluation, administration and enforcement of the Facilities (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no contractual or fiduciary obligations of confidentiality to the Borrower or any such Affiliate) and shall not reveal the same other than to its Affiliates and its and their respective directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this Section 9.16 or on terms at least as restrictive as this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority or any self-regulatory authority (including bank examiners and including in response to routine regulatory reporting, including any filings, submissions or similar documentation required or customary to comply with SEC or other regulatory agencies’ reporting requirements), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded; provided, that to the extent practicable and not prohibited by applicable law, rule or regulation, such Lender or such Agent shall inform the Borrower promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (ii) as part of reporting or review procedures to Governmental Authorities or any self-regulatory authority (including bank examiners) or the National Association of Insurance Commissioners; provided, that to the extent practicable and not prohibited by applicable law, rule or regulation, such Lender or such Agent shall inform the Borrower promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (iii) to (A) its current and prospective leverage providers and financing sources, current and prospective limited partners, investors, valuation providers, consultants, parent companies, Affiliates or auditors (so long as each such Person shall have been informed of the confidential nature of such information and has agreed in writing to be bound by the terms of this Section 9.16 or on terms at least as restrictive as this Section 9.16) or (B) any actual or prospective provider of trade or credit insurance or reinsurance, or of any analogous form of synthetic credit protection or risk participation for the purpose of credit risk mitigation in connection with this Agreement (so long as each such Person shall have been informed of the confidential nature of such information and has agreed in writing to be bound by the terms of this Section 9.16 or on terms at least as restrictive as this Section 9.16); provided that, with respect to any disclosure pursuant to this clause (iii) (other than with respect to ordinary course disclosures, including disclosures made pursuant to applicable legal or regulatory requirements) to a Person which is not an Affiliate of a Lender or Agent, the applicable Lender or Agent shall use commercially reasonable efforts to notify the Borrower of the information that it intends to disclose; provided further that, with respect to any disclosure pursuant to clause (iii)(B), the disclosing party hereby agrees to be responsible for any breach of the terms of this Section 9.16 by any such Person receiving such information pursuant to clause (iii)(B), (iv) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as each such Person (1) agrees in writing to be bound by the terms of this Section 9.16 or has otherwise entered into a confidentiality agreement with the Borrower on terms acceptable to the Borrower in its sole and absolute discretion and (2) is not a Disqualified Lender) in accordance with the standard processes of the Agent or customary market standards for dissemination of such type of information, (vi) to any actual or prospective contractual counterparty to Swap Agreements or such contractual counterparty’s professional advisor or counsel (so long as (except as provided in the immediately following sentence) each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16 or has otherwise entered into a confidentiality agreement with the Borrower on terms acceptable to the Borrower in its sole and absolute discretion and each such professional advisor or counsel shall have been instructed to keep the same confidential in accordance with this Section 9.16 and is subject to customary confidentiality obligations of professional practice or who agrees in writing to be bound by the terms of this Section 9.16 or on terms at least as restrictive as this Section 9.16) in accordance with the standard processes of the Agent or customary market standards for dissemination of such type of information, (vii) on a confidential basis to (x) any rating agency when required by such rating agency in connection with rating the Borrower or the Loans (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to the Borrower received by it) or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; and (viii) with the prior written consent of the Borrower. In addition, and notwithstanding anything to the contrary in this Section 9.16, each of the Lenders and any Participant may disclose such information to any Person who (i) is a current or prospective holder of a Loan Participation Note or (ii) acts as an agent, trustee, service provider, or any other transaction party in respect of, a Loan Participation Note (including any clearing system through which such Loan Participation Note may be cleared or any stock exchange on which such Loan Participation Note may be listed), so long as, in each case, such Person has been informed of the confidential nature of such information and instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth herein (including, without limitation, by acceptance of customary click-through or other electronic confidentiality undertakings) and, to the extent feasible, the Lenders shall cause such Person to agree to be bound by the terms of this Section 9.16 or on terms at least as restrictive as this Section 9.16. In addition, each of the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Credit Extensions. If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, to the extent reasonably practicable and not prohibited by applicable law it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order at the Borrower’s sole expense and such Lender or Agent will cooperate with the Borrower (or the applicable Affiliate) in seeking such protective order. Notwithstanding the foregoing, with respect to any Lender that is an investment company subject to the reporting requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, such Lender may, to the extent required by Laws, identify the Borrower, its industry, the type of loans and commitments held by such Lender, the value (and valuation methodology) of such Lender’s holdings in the Borrower, other customary information consistent with such Lender’s customary practice and other required information in accordance with its Securities Exchange Act of 1934 and/or Investment Company Act of 1940 reporting practices, and such Lender shall not be required to notify the Borrower of such disclosures. Without limitation of anything in this Section 9.16, it is agreed and understood that none of the Agents or Lenders shall, nor shall they permit any of their Affiliates to, make any press release or similar disclosure concerning this Agreement, the Loan Documents or the transactions contemplated hereby or thereby without the prior written consent of the Borrower. For the avoidance of doubt, nothing in this Section 9.16(a) prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notification to any person.

(b) The Borrower hereby agrees that each of the Lenders may place, with the prior written consent of the Borrower, customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they choose, and circulate similar promotional materials, after the final closing of the Transactions in the form of a “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of such Transactions, all at the expense of such Lender; provided that each Lender hereby agrees not to include the name of any other party in such advertisements or other materials without the prior written consent of such other party.

(c) Each of the Lenders and the Agents acknowledges that some or all of the information relating to the Borrower, its Affiliates and its Affiliates’ directors, managers, officers, trustees, investment advisors or agent, furnished to it by or on behalf of the Borrower or Affiliate may be price sensitive or inside information or material non-public information and that its use or disclosure may constitute insider dealing or market abuse under applicable law. Each of the Lenders and the Agents undertake not to use or disclose, and to inform their affiliates that they shall not use or disclose, any such information for any unlawful purpose and must comply with applicable laws that prohibit a person who has price sensitive or inside information or material non-public information about a company from acquiring or selling securities of that company or from communicating that information to any other person in circumstances where it is reasonably foreseeable that the other person may acquire or sell any securities of the company while the relevant information remains material and non-public.

(d) In addition to all other remedies available at law, the Loan Parties shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 9.16.

Section 9.17. Communications.

(a) Delivery. (i) The Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent (which shall furnish to the Lenders) all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York City time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents or any Lender or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its securities (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC”. By marking Borrower Materials “PUBLIC,” the Borrower authorizes the Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower was a public reporting company (in each case, as reasonably determined by the Borrower). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC”. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its Subsidiaries or their securities for purposes of United States federal or state securities laws.

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform. No warranty of any kind, express, implied, or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Platform. In no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet.

Section 9.18. Release of Liens and Guarantees. Notwithstanding anything to the contrary in the Loan Documents:

(a) after Payment in Full, the Collateral shall be automatically released from any Liens created by the Loan Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of each Agent, the Lenders, the Secured Hedge Counterparties, each Borrower Party and the Parent under the Loan Documents shall terminate and the Parent, each Loan Party and each Pledgor shall each be released from the Limited Parent Guarantee, the Collateral Agreement and each Share Pledge Agreement, respectively, all without delivery of any instrument or performance of any act by any Person.

(b) the following Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any Person:

(i) upon a Disposition of Collateral (other than a Disposition of Infrastructure and Tranche-Specific Assets in accordance with paragraph (x) of the definition of RVG Triggering Event) permitted hereunder and under the other Loan Documents, the Collateral so Disposed;

(ii) upon the approval, authorization, or ratification in writing by the Required Lenders (or such other percentage of the Secured Parties whose consent is required by Section 9.08(b)(iv) and the last proviso in Section 9.08(b)) of the release of any Collateral, such Collateral; or

(iii) upon a release of any Collateral under the terms of each applicable Security Document or upon such Collateral no longer being required to be perfected under the Collateral and Guarantee Requirement, such Collateral;

(c) upon a Disposition of Infrastructure and Tranche-Specific Assets in accordance with paragraph (x) of the definition of RVG Triggering Event, the Collateral shall be automatically released simultaneously with the later to occur of: (i) the Borrower having applied the cash proceeds of such disposition in accordance with paragraphs (x)(2)(A), (x)(2)(B) and (x)(2)(C) of the definition of “RVG Triggering Event”, or (ii) the Customer Contract Prepayment Amount relating to such Tranche becoming fully paid (for the avoidance of doubt, after application of payment pursuant to paragraphs (x)(2)(A), (x)(2)(B) and (x)(2)(C)).

(d) the Borrower and the Affiliate Guarantor shall be automatically released from the Collateral Agreement and the Pledgors shall be automatically released from each Share Pledge Agreement respectively without delivery of any instrument or performance of any act by any Person upon the approval, authorization or ratification in writing by such percentage of the Secured Parties whose consent is required by Section 9.08(b)(iv) and the last proviso in Section 9.08(b).

(e) in connection with any termination or release of Collateral from the Liens securing the Obligations, a release of the Borrower or the Affiliate Guarantor from the Collateral Agreement or a release of the Pledgors from each Share Pledge Agreement, the Agents shall at the direction of the Secured Parties whose consent is required by Section 9.08(b)(iv) and the last proviso in Section 9.08(b):

(i) in the case of termination or release of Collateral from the Liens securing the Obligations, (A) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release (including (1) UCC termination statements or (2) in the case of a Collateral Account, delivery of notices to any Depositary Bank to terminate any Control Agreement in respect of the applicable account and to permit such applicable account to be closed) and (B) return to the Borrower, the possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release;

(ii) in the case of a release of the Borrower, the Affiliate Guarantor, at the Borrower’s expense, execute and deliver a written release to evidence the release of the Borrower or the Affiliate Guarantor from the Collateral Agreement respectively promptly upon the reasonable request of the Borrower; and

(iii) in the case of a release of the Pledgors, as applicable, at the Borrower’s expense, execute and deliver a written release to evidence the release of the Pledgors, as applicable, from the applicable Share Pledge Agreement respectively promptly upon the reasonable request of the Borrower.

(f) the Lenders hereby authorize and direct the Collateral Agent to enter into any intercreditor or subordination agreement (in form and substance reasonably satisfactory to the Required Lenders) as may be deemed necessary or appropriate by the Required Lenders in connection with the incurrence of any Excepted Debt.

(g) any representation, warranty or covenant contained in any Loan Document relating to the Collateral subject to release pursuant to this Section 9.18 shall no longer be deemed to be made upon such release.

(h) For the avoidance of doubt, no Agent shall be required to take any action under this Section 9.l8 or obligated to execute or deliver any document evidencing any release of a Loan Party from its obligations under this Agreement or the other Loan Documents or a security interest in any item of Collateral or subordination of any Lien on any property granted to or held by such Agent under any Loan Document without receipt of a certificate of a Responsible Officer of the Borrower certifying that such release or subordination and the execution and delivery of such document or instrument evidencing such release or subordination is authorized or permitted by this Agreement and the other Loan Documents. Any execution and delivery of documents pursuant to this Section 9.18 and the release provisions of any other Loan Document shall be without representation, recourse or warranty.

Section 9.19. PATRIOT Act and Similar Legislation. Each of the Administrative Agent, the Collateral Agent and Lenders hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29398, 31 CFR 1010, 1020, 1023, 1024, and 1026), and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Borrower and its direct and indirect beneficial owners, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent, the Collateral Agent and the Lenders to identify from time to time the Borrower and its direct and indirect beneficial owners in accordance with the PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network. The Borrower agrees to furnish such information promptly upon the reasonable request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lenders could purchase the first mentioned currency with such other currency on the Business Day preceding that on which final judgment is given.

Section 9.21. No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents, the Lenders and the Borrower, their equity holders, or their Affiliates. The Borrower hereby acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders and the Secured Hedge Counterparties, on the one hand, and the Borrower, on the other, (b) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of the Borrower, its management, equity holders, creditors or any other person, (c) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents, (d) the Borrower has consulted their own legal and financial advisors to the extent it has deemed appropriate and (e) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the

Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and subsection (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.24. Acknowledgement Regarding Status of Loans as Non-Securities. The parties acknowledge and agree that the Loans to be extended under this Agreement and participations therein are not and are not intended to “constitute securities,” as defined under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (together, the “Securities Act and the Exchange Act”). Each party agrees that it will reflect such Loans and participations therein (if applicable) on its books and records as being instruments that are not “securities,” as defined under the Securities Act and the Exchange Act. In connection with the offer, sale, transfer, loan, pledge, or other disposition of a Loan or participation therein, the parties agree to notify any transferee or pledgee that the Loans and participations are not “securities,” as defined under the Securities Act and the Exchange Act, and, as a result, the purchasers, transferees or pledgees of such Loans or participations will not have the protections of the Securities Act and the Exchange Act in respect to such purchase, pledge or borrowing. For all other purposes, the parties agree to treat such Loans and participations therein as instruments that are not securities, as defined under the Securities Act and the Exchange Act.

Section 9.25. Acknowledgment Regarding, Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.26. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (an “Erroneous Payment Demand”) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any Erroneous Payment Demand unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.26 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the

Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the applicable Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the applicable Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the applicable Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under this Agreement, or otherwise payable or distributable by the applicable Agent to such Lender or Secured Party under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the applicable Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the applicable Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the applicable Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents (other than Secured Hedge Agreements) with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Loan Parties; provided that this Section 9.26 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the applicable Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the applicable Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment, prepayment, repayment on, or discharging or otherwise satisfying, the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the applicable Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.26 shall survive the resignation or replacement of the Agents, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction, or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.27. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Relevant Entity to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.27 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.27, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Payment in Full. Each Qualified ECP Guarantor intends that this Section 9.27 constitute, and this Section 9.27 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Relevant Entity for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.28. Secured Hedge Counterparties.

(a) Each Secured Hedge Counterparty shall be a third party beneficiary of each provision applicable to it (including this Section 9.28, Section 2.09, Section 2.20, Section 7.04, Section 9.08(b) and the definition of “Hedge Voting Matters”).

(b) Solely for purposes of determining whether the Required Lenders, the Supermajority Lenders, the Major Majority Lenders, or the Lenders, as applicable, have consented or directed with respect to any Hedge Voting Matter, a Secured Hedge Counterparty, in its capacity as a counterparty under any Secured Hedge Agreement, shall be deemed to be a Lender that has made a Loan to the Borrower in an amount equal to (i) with respect to any Secured Hedge Agreement for which an Early Termination Date (or such similar term as defined in the applicable Secured Hedge Agreement) has occurred, the early termination amount, if any, payable by the Borrower, calculated in accordance with the terms thereof, to such Secured Hedge Counterparty under such Secured Hedge Agreement and (ii) with respect to any Secured Hedge Agreement for which an Early Termination Date (or such similar term as defined in the applicable Secured Hedge Agreement) has not occurred, the early termination amount, if any, that would be payable by the Borrower, calculated in the reasonable discretion of the applicable Secured Hedge Counterparty, to such Secured Hedge Counterparty under such Secured Hedge Agreement as if an Early Termination Date (or such similar term as defined in the applicable Secured Hedge Agreement) had occurred in respect of which the Borrower were the sole Affected Party (or such similar term as defined in the applicable Secured Hedge Agreement) and such early termination amount were due and payable on the date of the voting on such Hedge Voting Matter. Notwithstanding anything contained herein to the contrary, each Secured Hedge Counterparty shall (i) be responsible for calculating and determining any early termination amount contemplated by this Section 9.28(b), which determination shall be conclusive and binding for purposes of this Agreement, and (ii) provide timely written notice of any such early termination amount to the Agents, upon which the Agents may conclusively rely on without investigation.

(c) No Secured Hedge Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to consent to, direct or object to any action hereunder or under any other Loan Document with respect to the Collateral (including the release or impairment of any Collateral), other than (i) in its capacity as a Lender, or (ii) to the extent expressly provided in the Loan Documents. No Agent shall have any obligation to determine whether any amount owing under a Secured Hedge Agreement constitutes an Excluded Swap Obligation. By its obtaining of the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or any Security Document, each Secured Hedge Counterparty shall be deemed to have agreed to each Agent’s rights, protections, immunities and indemnities as set forth in this Agreement and the other Loan Documents which such rights, protections, immunities and indemnities shall be equally applicable with respect to such Secured Hedge Counterparty. In connection with any distribution of payments and collections under Section 7.04 or any Hedge Voting Matter, such Agent shall be entitled to assume (and shall have no liability for so assuming) that no amounts are owing to any Secured Hedge Counterparty (and no Obligations are held by any Secured Hedge Counterparty) unless (x) in the case of distribution of payments and collections, such Secured Hedge Counterparty has provided a written notification to the Agents of the amount that is owing to it (on which each Agent may conclusively rely) and such notification is received by the Agents within a reasonable period of time prior to the making of such distribution and (y) in the case of any voting on any Hedge Voting Matter, such Secured Hedge Counterparty has provided a written notification to the Agents of the early termination amount determined pursuant to Section 9.28(b) above (on which each Agent may conclusively rely) and such notification is received by the Agents prior to the date of voting of such Hedge Voting Matter. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, in the event that all Secured Hedge Agreements related to a Secured Hedge Counterparty have been terminated and all amounts payable by the Borrower thereunder have been paid in full, such Secured Hedge Counterparty shall provide written notice to the Agents and thereafter such Secured Hedge Counterparty shall have no rights under this Agreement and the other Loan Documents and the agreements set forth in the Secured Party Designation Notice delivered by such Secured Hedge Counterparty shall terminate, and in no event shall (x) either Agent be responsible or liable to such Secured Hedge Counterparty for any act or omission or potential liabilities occurring after such time and (y) the relevant Secured Hedge Counterparty indemnify or hold harmless any Agent-Related Party in respect of any Indemnified Liabilities relating to any event, circumstance, act or omission occurring after the termination and payment of full of all Obligations under such Secured Hedge Agreement. For the avoidance of doubt, no Agent shall be deemed to have knowledge of any of the terms or requirements set forth in any Secured Hedge Agreement (even if it has received a copy of such Secured Hedge Agreement) nor shall any Agent be responsible or liable for monitoring or confirming any Person’s compliance with any Secured Hedge Agreement.

(d) For the avoidance of doubt, other than pursuant to Section 7.04, in no event shall any Agent have any obligation to make any payments to any Secured Hedge Counterparty.

(e) Notwithstanding anything contained herein to the contrary, upon satisfaction of the conditions set forth in clauses (a) and (b) of the definition of “Payment in Full”, and so long as the satisfaction of the condition set forth in clause (c) of the definition of “Payment in Full” has not been completed, (i) the Administrative Agent shall be discharged from its obligation and duties, and shall have no further liabilities, under this Agreement and the other Loan Documents (and the Secured Hedge Counterparties shall not have any obligation to indemnify or hold harmless the Administrative Agent in respect of any Indemnified Liabilities relating to any event, circumstance, act or omission occurring after the satisfaction of the conditions set forth in clauses (a) and (b) of the definition of “Payment in Full”), (ii) with respect to the Collateral Agent’s duties and authorities under this Agreement and the other Loan Documents, the Collateral Agent shall exercise all such duties and authorities at the direction of all Secured Hedge Counterparties, (iii) subject to clause (iv) below, all references to the Lenders, the Required Lenders, the Major Majority Lenders and the Supermajority Lenders, as applicable, in Article VIII of this Agreement shall be deemed references to the Secured Hedge Counterparties, and (iv) reference to the Lenders in Section 8.11 shall be deemed references to the Secured Hedge Counterparties, with such indemnification obligations being several among the Secured Hedge Counterparties based on their respective early termination amounts determined by each Secured Hedge Counterparty pursuant to Section 9.28(b) above (on which such determinations the Collateral Agent may conclusively rely). In furtherance of the foregoing, and notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, in the circumstances set forth in the foregoing sentence, in no event shall the Collateral Agent be required or obligated to take any action under this Agreement or the other Loan Documents unless and until it has received direction from all Secured Hedge Counterparties and in no event shall the Collateral Agent be liable in any way for omitting or failing to act under this Agreement or the other Loan Documents unless it has received such direction from the Secured Hedge Counterparties.

[SIGNATURE PAGES FOLLOW]

Exhibits A-1 through O and Schedules to this agreement, which are described above, have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in this exhibit or the disclosure document. The registrant will furnish supplementally copies of such schedules and exhibits to the Securities and Exchange Commission or its staff upon request.